Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-176700 and 333-190364

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 20, 2011)

9,694,027 Shares

Common Stock

Our Common Stock is listed on the New York Stock Exchange under the trading symbol “XPO”. The last reported sales price of our Common Stock on August 7, 2013 was $23.22 per share.

The underwriters have a thirty-day option to purchase up to 1,454,104 shares of our Common Stock at the initial public offering price less the underwriting discounts and commissions.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer
Per Share	$22.75	$1.1375	$21.6125
Total	$220,539,114	$11,026,956	$209,512,158

Delivery of the shares of Common Stock will be made on or about August 13, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Morgan Stanley	Deutsche Bank Securities

Co-Managers

BB&T Capital Markets	Oppenheimer & Co.	Raymond James

Avondale Partners

The date of this prospectus supplement is August 7, 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about the Common Stock in two separate documents: (1) this prospectus supplement, which describes the specific terms of the Common Stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in that prospectus and (2) the accompanying prospectus, which provides general information about securities we may offer from time to time, including securities other than the Common Stock being offered by this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in the section entitled “Available Information and Incorporation of Information by Reference” in this prospectus supplement.

We have not, and the underwriters have not, authorized any person to provide you with any information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or that is contained in any free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give to you. We are not, and the underwriters are not, making an offer to sell the Common Stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein or that is contained in any free writing prospectus issued by us is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless the context otherwise requires or unless expressly stated otherwise, all references to the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents we incorporate herein and therein by reference, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such things as the anticipated closing date of the acquisition of 3PD and the related financing (the “3PD Transaction”), the expected impact of the 3PD Transaction and 3PD’s anticipated growth, the projected satisfaction of closing conditions for the 3PD Transaction, the retention of the 3PD management team, the expected ability to integrate operations and technology platforms and to cross-sell services, the expected growth of the e-commerce-based home delivery market, future capital expenditures (including the amount and nature thereof), finding suitable merger or acquisition candidates, expansion and growth of the Company’s business and operations and other such matters. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement or the accompanying prospectus, are forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that could adversely affect actual results and performance include, but are not limited to, those discussed elsewhere in this prospectus supplement, including the section entitled “Risk Factors”, the risks set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”) and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; the projected satisfaction of closing conditions for the 3PD Transaction; the expected closing date for the 3PD Transaction; the expected impact of the 3PD Transaction, including the expected impact on the Company’s results of operations; our ability to raise debt and equity capital; our ability to attract and retain key employees to execute our growth strategy, including retention of 3PD’s management team; litigation, including litigation related to misclassification of independent contractors; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third party transportation providers; our ability to retain our and 3PD’s largest customers; our ability to successfully integrate 3PD and other acquired businesses; and governmental regulation. All forward-looking statements included in this prospectus supplement, in the accompanying prospectus or in any document incorporated by reference herein or therein speak only as of the date of this prospectus supplement, the accompanying prospectus or the document incorporated by reference, as the case may be. All of the forward-looking statements made or incorporated by reference in this prospectus supplement or the accompanying prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequence to or effects on us or our business or operations. We do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement, and the risk factors and the financial statements and other information contained in our filings with the SEC which have been incorporated by reference in this prospectus supplement, before making an investment decision.

Business Overview

XPO Logistics, Inc., a Delaware corporation, is one of the fastest growing providers of non-asset transportation logistics services in North America. We use our relationships with more than 22,000 ground, sea and air carriers to move freight for over 8,500 customers in the manufacturing, industrial, retail, commercial, life sciences and government sectors. As of June 30, 2013, we operated at 62 locations in the United States and Canada: 41 Company-owned branches and 21 agent-owned offices.

We offer our services through three distinct business segments: Freight Brokerage, Expedited Transportation and Freight Forwarding. Our freight brokerage business places shippers’ freight with qualified over-the-road carriers. In 2012, XPO Logistics was ranked the 17th largest U.S. freight brokerage firm by Transport Topics. Our expedited transportation business, which is a top five provider of its kind in the United States, facilitates urgent freight movements by using its network of independent contractors and air carriers. Our freight forwarding business arranges domestic and international shipments using ground, air and ocean transport through a network of Company-owned and agent-owned locations.

The third party logistics industry in North America is large, growing and fragmented: three fundamentals that we believe make the industry strategically attractive for long-term value creation. We believe that approximately $1 trillion is spent annually on logistics services in the United States and that the over-the-road trucking component of that market is approximately $350 billion.

Between 1995 and 2011, we believe that freight brokerage, our primary focus, grew at two to three times GDP in the United States, and yet the market is largely underpenetrated. Approximately 85% of shipments are currently contracted directly between shippers and carriers. We further believe that the 15% penetration level – currently an addressable market of approximately $50 billion – is likely to increase substantially, driven by a dual outsourcing trend as more shippers and carriers come to appreciate the economic value of using third party logistics services.

In September of 2011, following the equity investment in the Company led by Jacobs Private Equity, LLC, we began to implement a strategy designed to leverage our strengths with the goal of significant long-term growth and value creation.

Our growth strategy has three main components:

•

Acquisitions. We take a disciplined approach to acquisitions: we look for companies that are highly scalable and are a good strategic fit with our core competency. When we acquire a company, we integrate it with our operations and scale it up by adding salespeople. We put the acquired operations on our technology platform, which connects them to our broader organization, and we give them access to our shared carrier pool. We gain more carriers, customers, lane histories and pricing histories with each acquisition, and in some cases an acquisition adds complementary services. We use these resources Company-wide to buy transportation more efficiently and to cross-sell a more complete supply chain solution to customers. In the past 19 months, we have looked at over 1,000 acquisition prospects and developed an active pipeline of approximately 100 targets. In 2012, we completed the acquisition of four non-asset third party logistics companies and we acquired another three companies in the first half of 2013. On July 12, 2013, we agreed to acquire 3PD Holding, Inc. (“3PD”), the largest non-asset, third party provider of heavy goods, last-mile logistics in North America. We plan to continue to acquire quality companies that fit our strategy for growth.

•

Cold-starts. We believe that cold-starts can generate high returns on invested capital because of the relatively low investment required and the large component of variable-based incentive compensation. From December of 2011 through the first quarter of 2013, we opened 18 cold-starts: eight in Freight Brokerage, nine in Freight Forwarding and one in Expedited Transportation. Each of our Freight Brokerage cold-starts is located in a prime area for sales recruitment and is led by a highly experienced branch president. We plan to continue to open cold-start locations where we see the potential for strong returns.

•

Optimization of operations. We are continuing to optimize our existing operations by growing the sales force at each location, implementing advanced information technology, cross-selling our services and leveraging our shared carrier capacity. We have a disciplined framework of processes in place for the recruiting, training and mentoring of newly hired employees. Once established in our branches, our salespeople reach out to thousands of small and mid-sized prospective customers. In addition, we have a strategic and national accounts team focused on developing business relationships with the largest shippers in North America. Our entire network is supported by our national operations center in Charlotte, North Carolina, which we opened in March of 2012, and by our information technology. We have a scalable platform in place across the Company, with sales, service, carrier and track-and-trace capabilities, as well as benchmarking and analysis. Most important to our growth strategy, we are developing a culture of passionate, world-class service for customers.

We anticipate that our strategy will continue to be facilitated by our highly experienced leadership team, as described in detail under “Management and Directors.”

For the six month period ended June 30, 2013, our total revenue was $251.1 million, a 153.4% increase from the same period of the prior year. Gross margin dollars increased 133.6% year-over-year to $35.6 million, and gross margin percentage was 14.2%. Consistent with our growth strategy, our planned investments in long-term value creation impacted results. We had a net loss of $31.9 million for the first six months of 2013, compared with a net loss of $7.9 million for the same period of the prior year. Our net loss available to common shareholders for the six month period ended June 30, 2013 was $33.4 million, or a loss of $1.84 per diluted share, compared with a net loss available to common shareholders of $9.4 million, or a loss of $0.56 per diluted share, for the same period of 2012.

Recent Developments

Pending Acquisition of 3PD Holding, Inc.

On July 12, 2013, we entered into a definitive purchase agreement with 3PD and all the stockholders of 3PD to acquire all of its issued and outstanding shares of common stock for a total purchase price of approximately $365 million. The purchase price is comprised of approximately $357 million in cash and $8 million of the Company’s restricted stock. After the completion of the acquisition, 3PD will become one of our wholly-owned subsidiaries. Although there can be no assurance, we expect the acquisition to close in the third quarter of 2013 (following the closing of this offering). Consummation of the acquisition is subject to regulatory and customary conditions. For more information on our proposed acquisition of 3PD, please see the section of this prospectus supplement entitled “The 3PD Acquisition.”

3PD is the largest non-asset, third party provider of heavy goods, last-mile logistics in North America, which we refer to as “last-mile logistics.” Headquartered in Marietta, Georgia, 3PD was founded in 2001 to capitalize on rapid growth in the last-mile logistics segment primarily serving retail shippers. 3PD provides blue chip retailers with customized solutions tailored to their supply chain needs, and serves small and mid-sized shippers by matching them to carriers on a transactional basis. 3PD has differentiated itself through its ability to assure a highly satisfactory customer experience using proprietary technology and industry-leading process management. 3PD facilitates over 4.5 million deliveries per year, which we believe is more than twice the number of deliveries facilitated by its nearest competitor.

3PD operates from a national network of over 1,000 operating locations and uses over 2,000 branded contract carrier teams. As of June 30, 2013, 3PD leased 28 facilities and employed approximately 630 employees across the United States. For the year ended December 31, 2012, 3PD generated revenue of $306.1 million. For the six-month period ended June 30, 2013, 3PD generated revenue of $166.1 million.

We consider the acquisition of 3PD to be a major milestone in our growth strategy, and we believe that 3PD is a strong strategic fit for XPO:

•

Attractive high-growth end-markets: 3PD operates within the high-growth last-mile logistics market, which fits within our core competency of non-asset transportation logistics and should accelerate our growth rate. We believe that last-mile logistics is one of the fastest-growing segments of the third party logistics industry, and we believe that we can capitalize on this growth by acquiring the market leader within this space.

•

Complementary offering and cross-selling opportunity: We believe that 3PD’s last-mile logistics offerings are complementary to our current service offerings and will strengthen our position with shippers as a single-source provider. Upon the acquisition of 3PD, all of our customers will have access to best-in-class heavy goods, last-mile delivery services as an in-house XPO service, and all of 3PD’s current customers will have access to XPO’s suite of freight brokerage, freight forwarding and expedited transportation services. We believe that many shippers are choosing to consolidate their third party logistics services with fewer and larger providers who have deeper capacity and a broad range of services. Our expanded service offerings through the acquisition of 3PD should help us to capitalize on this trend.

•

Proprietary technology: We believe that we can use 3PD’s proprietary, industry-leading technology in other parts of our business. 3PD’s integrated technology platform offers many customer-centric processes, which include automated notifications, real-time feedback, conflict resolution, and functionality that allows customers to manage, monitor and measure the success of last-mile deliveries. We believe that our customers will benefit from having access to 3PD’s technology.

•

Experienced management team: 3PD has a strong customer-centric culture that was built by experienced leaders. Each member of 3PD’s senior management team, including its co-founders Karl Meyer and Randy Meyer, has signed an employment agreement with XPO and is expected to join us upon consummation of the acquisition.

3PD currently provides three primary service offerings:

•

3PDedicated contracts directly with contract carriers to provide large customers with dedicated trucks and personnel for last-mile delivery. These dedicated trucks can be fully branded with the customer’s logo if that is the customer’s preference. The dedicated carriers primarily operate in two-man delivery teams and may provide “white-glove” services, such as unpacking and installation of delivered items and removal of old items from the end-consumers’ homes or businesses. 3PD’s customers in this segment are generally blue chip retail companies. 3PDedicated generated $273.1 million in revenue in fiscal 2012, or 89.2 percent of 3PD’s fiscal 2012 revenue.

•

3PDirect provides first-to-last-mile delivery, assembly and installation services of heavy goods on a transactional, pay-per-use basis. This transactional model is tailored for customers who may not have the size, volume or geographic density required to engage a dedicated, last-mile logistics provider. 3PDirect generated $32.8 million in revenue in fiscal 2012, or 10.7 percent of 3PD’s fiscal 2012 revenue.

•

3PDesktop provides 3PD’s proprietary technology platform and services to private fleet managers through license arrangements as an alternative to outsourcing. This technology enables customers to integrate all of their last-mile delivery activities on a single technology platform and enables private fleet managers to oversee, monitor and measure the success of last-mile deliveries, regardless of who performs them. Strong customer demand for these capabilities led 3PD to make its patent-pending technology available on a standalone basis beginning in 2012.

Last-mile logistics is a sub-segment of the third party logistics industry; it consists of the final stage of the supply chain — that is, delivery from a local market distribution center or retail store to the end consumer’s home, business or jobsite. We believe that the North American last-mile delivery industry is approximately $12 billion in size and is growing rapidly, with only approximately 30% of deliveries currently outsourced to third party logistics providers. We further believe that the last-mile delivery industry will continue to be one of the fastest-growing segments of the third party logistics industry due to two trends; the increasing frequency of retailers outsourcing heavy goods deliveries to third party logistics providers, and the growth in consumer purchases of heavy goods over the Internet (i.e., through e-commerce). Similar to the third party logistics industry generally, the last-mile logistics industry is fragmented with many small, regional providers, which provides an opportunity for us to grow our presence through a disciplined acquisition strategy.

We believe that 3PD is well-positioned to capitalize on these growth trends in the last-mile logistics industry. As the leader in this space, 3PD used its network of approximately 900 contract carriers to facilitate over 4.5 million deliveries in 2012. 3PD’s significant scale in comparison to its competitors allows it to benefit from cost economies, greater access to carriers and greater quality control. As a result, 3PD can provide its customers with a “one-stop” shop for a wide range of last-mile services while maintaining a consistently high level of service across the United States. Its 3PDirect segment offers providers of heavy goods in the growing e-commerce market customizable delivery solutions on a nationwide basis. In addition, its proprietary technology facilitates the integration of 3PD into its customers’ businesses and strengthens these relationships. We also plan to scale up 3PD significantly larger than its current size through organic growth and strategic acquisitions. We believe that increased scale will help the 3PD business further capitalize on the rapid growth in last-mile logistics in North America.

Proposed ABL Facility

We currently are evaluating opportunities to enter into a revolving credit facility. The facility would be primarily supported by our accounts receivable balances. The final terms of this contemplated facility have not been determined and we have no commitments for such facility. Although we have not entered into a definitive agreement with respect to any credit facility at this time, and cannot assure you that we will enter into any such definitive agreement, it is possible that we will enter into such an agreement in the near future.

Prospective Acquisitions

Consistent with our strategy to grow our business in part through acquisitions, we currently are engaged in discussions with several other acquisition targets. Although we have not entered into any definitive agreements with any potential acquisitions at this time, apart from 3PD, and cannot assure you that we will enter into any such definitive agreements (or that if we do, any such acquisitions will be consummated, or, if consummated, that any acquired business will be profitable), it is possible that we will enter into one or more such agreements in the near future. Prospective acquisitions may involve payments of material amounts of cash, the incurrence of a significant amount of debt or the issuance of significant amounts of our equity securities, which may be dilutive to our existing stockholders and/or may increase our leverage. Prospective acquisitions may also lead to additional financial and accounting challenges and complexities in areas such as tax planning, treasury management, financial reporting and internal controls. Further, any prospective acquisition also involves a risk that we will not be able to successfully integrate the acquired business into our existing operations.

Corporate Information

Our executive office is located at Five Greenwich Office Park, Greenwich, Connecticut 06831, and our telephone number is (855) 976-4636. Our corporate website is www.xpologistics.com. The information on our website is not part of, nor is it incorporated into, this prospectus supplement.

THE OFFERING

The following summary contains basic information about this offering. For a more complete description of the shares of Common Stock, please see the section entitled “Description of Common Stock” in this prospectus supplement.

Issuer	XPO Logistics, Inc.

Common Stock Offered	9,694,027 shares. We have also granted the underwriters a 30-day option to purchase up to 1,454,104 additional shares.

Common Stock to be Outstanding Immediately After this Offering	27,904,743 shares (or 29,358,847 shares if the underwriters exercise their option to purchase additional shares in full) (based on shares outstanding on August 7, 2013).

Offering Price	$22.75 per share.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $208,962,159 (or approximately $240,388,981 if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions and estimated expenses of this offering. We expect to use these net proceeds (together with cash on hand) to finance the acquisition of 3PD. In the event that we do not consummate the acquisition of 3PD, we intend to use the net proceeds from this offering for general corporate purposes, which may include strategic acquisitions. See “The 3PD Acquisition” and “Use of Proceeds.”

Trading Symbol for Our Common Stock	Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “XPO.”

Risk Factors	An investment in our Common Stock involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the information referred to under the heading “Risk Factors” in this prospectus supplement, before deciding whether to purchase our Common Stock in this offering.

Conflict of Interest	Affiliates of Morgan Stanley & Co. LLC own 10% or more of our Common Stock. Thus, Morgan Stanley & Co. LLC is deemed to have a “conflict of interest” with us in regard to this offering under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. See “Underwriters — Conflict of Interest.”

Except as otherwise indicated, all information in this prospectus supplement:

•	assumes the underwriters will not exercise their option to purchase 1,454,104 additional shares of Common Stock from the Company;

•	excludes 1,376,300 shares issuable upon the exercise of options outstanding as of August 7, 2013, with a weighted-average exercise price of $10.54 per share of Common Stock;

•

excludes 956,530 shares underlying restricted stock units outstanding as of August 7, 2013 and up to 600,000 restricted stock units that we intend to grant to the members of 3PD management who we anticipate will become employees of XPO upon the closing of the 3PD acquisition;

•	excludes 10,714,286 shares issuable upon the exercise of the Warrants outstanding as of August 7, 2013, at an exercise price of $7.00 per share of Common Stock;

•	excludes 10,603,571 shares issuable upon conversion of the Series A Preferred Stock outstanding as of August 7, 2013, at an effective conversion price of $7.00 per share of Common Stock; and

•	excludes 8,749,239 shares reserved for issuance upon conversion of our 4.50% Convertible Senior Notes.

SUMMARY FINANCIAL DATA OF XPO LOGISTICS, INC.

The following table sets forth summary consolidated historical financial data of XPO Logistics, Inc. as of June 30, 2013, December 31, 2012 and 2011, for the six months ended June 30, 2013 and the fiscal years ended December 31, 2012, 2011 and 2010. This summary consolidated historical financial data has been derived from our audited consolidated financial statements and unaudited interim consolidated financial statements, each of which are incorporated by reference in this prospectus supplement. The following information should be read together with the historical audited consolidated financial statements and related notes and unaudited interim consolidated financial statements and related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on March 12, 2013, as well as our Quarterly Report on Form 10-Q filed with the SEC on August 1, 2013, each of which are incorporated herein by reference. The summary historical consolidated financial data presented in this prospectus supplement may not be indicative of future performance.

	Six Months Ended June 30,	Fiscal Year Ended December 31,
	2013	2012	2011	2010
		(in thousands, except per share data)
Consolidated Statement of Operations Data (at period end)(1):
Revenue	$251,090	$278,591	$177,076	$157,987
Preferred stock beneficial conversion charge and preferred dividends(1)	(1,486)	(2,993)	(45,336)	—
Net (loss) income available to common stockholders	$(33,392)	$(23,332)	$(44,577)	$4,888
Earnings per share
Basic	$(1.84)	$(1.49)	$(5.41)	$0.61
Diluted	$(1.84)	$(1.49)	$(5.41)	$0.59
Weighted average common shares outstanding
Basic	18,107	15,694	8,247	8,060
Diluted	18,107	15,694	8,247	8,279
Consolidated Balance Sheet Data (at period end):
Cash	$178,155	$252,293	$74,007
Working capital	$222,679	$271,907	$83,070
Total assets	$394,479	$413,208	$127,641
Total long-term debt and capital leases	$112,814	$109,447	$2,129
Preferred stock	$42,794	$42,794	$42,794
Stockholder’s equity	$216,832	$245,059	$108,360

(1)	The Company effected a 4-for-1 reverse stock split on September 2, 2011. All shares and per share amounts have been adjusted to reflect the reverse stock split. Results for the fiscal year ended December 31, 2011 reflect the beneficial conversion feature of $44.2 million on the Series A Preferred Stock that was recorded as a deemed distribution during the third quarter of 2011.

SUMMARY FINANCIAL DATA OF 3PD, INC.

The following table sets forth summary consolidated historical financial data of 3PD Holding, Inc. and subsidiaries as of June 30, 2013, December 31, 2012 and 2011, and for the six months ended June 30, 2013 and fiscal years ended December 31, 2012, 2011 and 2010. This summary consolidated historical financial data has been derived from the audited consolidated financial statements and unaudited interim consolidated financial statements of 3PD Holding, Inc., each of which are incorporated by reference in this prospectus supplement. The following information should be read together with the historical audited consolidated financial statements and related notes and the unaudited interim consolidated financial statements of 3PD Holding, Inc. and related notes incorporated by reference in this prospectus supplement. The summary historical consolidated financial data presented in this prospectus supplement may not be indicative of future performance.

	Six Months Ended June 30,	Fiscal Year Ended December 31,
	2013	2012	2011	2010
		(in thousands)
Consolidated Statement of Operations Data (at period end):
Revenue	$166,145	$306,064	$262,180	$236,609
Net (loss) income	$(2,733)	$(2,818)	$(8,751)	$(7,215)
Consolidated Balance Sheet Data (at period end):
Cash	$10,453	$4,918	$5,914
Working capital	$6,275	$9,263	$8,231
Total assets	$264,750	$264,910	$278,656
Total long-term debt and capital leases	$155,741	$160,093	$161,927
Stockholder’s equity	$54,966	$57,310	$59,814

RISK FACTORS

Before investing in our Common Stock, you should carefully consider all of the information included in or incorporated by reference into this prospectus supplement, including the risks described below and the risks discussed under the caption “Risk Factors” beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this prospectus supplement. If any of these risks were to occur, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Economic recessions and other factors that reduce freight volumes could have a material adverse impact on our business.

The transportation industry historically has experienced cyclical fluctuations in financial results due to economic recession, downturns in business cycles of our customers, interest rate fluctuations and other economic factors beyond our control. Deterioration in the economic environment subjects our business to various risks that may have a material impact on our operating results and cause us to not reach our long-term growth goals, and which may include the following:

•

A reduction in overall freight volumes in the marketplace reduces our opportunities for growth. In addition, if a downturn in our customers’ business cycles causes a reduction in the volume of freight shipped by those customers, our operating results could be adversely affected.

•

Some of our customers may face economic difficulties and may not be able to pay us, and some may go out of business. In addition, some customers may not pay us as quickly as they have in the past, causing our working capital needs to increase.

•

A significant number of our transportation providers may go out of business and we may be unable to secure sufficient equipment or other transportation services to meet our commitments to our customers.

•

We may not be able to appropriately adjust our expenses to changing market demands. In order to maintain high variability in our business model, it is necessary to adjust staffing levels to changing market demands. In periods of rapid change, it is more difficult to match our staffing level to our business needs. In addition, we have other primarily variable expenses that are fixed for a period of time, and we may not be able to adequately adjust them in a period of rapid change in market demand.

We operate in a highly competitive industry and, if we are unable to adequately address factors that may adversely affect our revenue and costs, our business could suffer.

Competition in the transportation services industry is intense. Increased competition may lead to revenue reductions, reduced profit margins, or a loss of market share, any one of which could harm our business. There are many factors that could impair our profitability, including the following:

•

competition with other transportation services companies, some of which have a broader coverage network, a wider range of services, more fully developed information technology systems and greater capital resources than we do;

•

reduction by our competitors of their rates to gain business, especially during times of declining growth rates in the economy, which reductions may limit our ability to maintain or increase rates, maintain our operating margins or maintain significant growth in our business;

•

a shift in the business of shippers to asset-based trucking companies that also offer brokerage services in order to secure access to those companies’ trucking capacity, particularly in times of tight industry-wide capacity;

•	solicitation by shippers of bids from multiple transportation providers for their shipping needs and the resulting depression of freight rates or loss of business to competitors; and

•	establishment by our competitors of cooperative relationships to increase their ability to address shipper needs.

We may not be able to successfully execute our acquisition strategy.

We intend to expand substantially through acquisitions, including the 3PD acquisition, to take advantage of market opportunities we perceive in both our current markets (freight brokerage, expedited transportation and freight forwarding) and in new markets that we may enter. However, we may experience delays in making acquisitions or be unable to make the acquisitions we desire for a number of reasons. Suitable acquisition candidates may not be available at purchase prices that are attractive to us or on terms that are acceptable to us. In pursuing acquisition opportunities, we will compete with other companies, some of which have greater financial and other resources than we do. We may not have available funds or Common Stock with a sufficient market price to complete a desired acquisition. If we are unable to secure sufficient funding for potential acquisitions, we may not be able to complete acquisitions that we otherwise find advantageous.

The timing and number of acquisitions we pursue may cause volatility in our financial results.

We are unable to predict the size, timing and number of acquisitions we may complete. In addition, we may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that are not completed), and we also may pay fees and expenses associated with obtaining financing for acquisitions and with investment banks and others finding acquisitions for us. Any of these amounts may be substantial, and together with the size, timing and number of acquisitions we pursue, may negatively impact and cause significant volatility in our financial results and the price of our Common Stock.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our results of operations.

Acquisitions, including the 3PD acquisition, involve numerous risks, including the following:

•	failure of the acquired company to achieve anticipated revenues, earnings or cash flows;

•	assumption of liabilities that were not disclosed to us or that exceed our estimates;

•	inability to negotiate effective indemnification protection from the seller, or inability to collect in the event of an indemnity claim;

•	problems integrating the purchased operations with our own, which could result in substantial costs and delays or other operational, technical or financial problems;

•	potential compliance issues with regard to acquired companies that did not have adequate internal controls;

•	diversion of management’s attention or other resources from our existing business;

•	risks associated with entering markets, such as rail intermodal, air freight forwarding, ocean cargo, and last-mile logistics, in which we have limited prior experience;

•	increases in working capital investment to fund the growth of acquired operations;

•	potential loss of key employees and customers of the acquired company; and

•	future write-offs of intangible and other assets if the acquired operations fail to generate sufficient cash flows.

In connection with future acquisitions, we may issue shares of capital stock that dilute other stockholders’ holdings, incur debt, assume significant liabilities or create additional expenses related to intangible assets, any of which might reduce our profitability and cause our stock price to decline.

We may not successfully manage our growth.

We intend to grow rapidly and substantially, including by expanding our internal resources, making acquisitions and entering into new markets. We may experience difficulties and higher-than-expected expenses in executing this strategy as a result of unfamiliarity with new markets, change in revenue and business models and entering into new geographic areas.

Our growth will place a significant strain on our management, operational and financial resources. We will need to continually improve existing procedures and controls as well as implement new transaction processing, operational and financial systems, and procedures and controls to expand, train and manage our employee base. Our working capital needs will increase substantially as our operations grow. Failure to manage growth effectively, or obtain necessary working capital, could have a material adverse effect on our business, results of operations, cash flows, stock price and financial condition.

We incurred substantial operating losses and net losses in the 2012 fiscal year and in the six month period ending June 30, 2013 and we may continue to incur losses as we continue to invest in the Company to promote growth.

We incurred substantial losses in the 2012 fiscal year and in the six month period ending June 30, 2013 and we may continue to incur substantial losses as we invest pursuant to our strategies. Our growth strategy, in part, seeks to grow our business through the opening of cold-start locations in our Freight Brokerage segment. Generally, a newly opened sales office will generate an operating loss, and may have lower margin sales, during its start-up phase. Additionally, our business strategy requires that we develop an information technology platform across the Company, with sales, service, carrier and track-and-trace capabilities, as well as benchmarking and analysis. We are investing in technology systems and corporate infrastructure that are scalable for our intended growth and are designed to support larger operations than we currently have. As a result of these and other initiatives, our gross margin derived from our operations may not be sufficient to absorb all of our SG&A expenses until we are able to generate greater revenue. Our ability to generate significant revenues and operate profitably will depend on many factors, including the successful implementation of our acquisition and greenfield growth strategies and our new information technology system.

Our business will be seriously harmed if we fail to develop, implement, maintain, upgrade, enhance, protect and integrate information technology systems.

We rely heavily on our information technology system to efficiently run our business and it is a key component of our growth strategy. To keep pace with changing technologies and customer demands, we must correctly interpret and address market trends and enhance the features and functionality of our proprietary technology platform in response to these trends, which may lead to significant ongoing software development costs. We may be unable to accurately determine the needs of our customers and the trends in the transportation services industry or to design and implement the appropriate features and functionality of our technology platform in a timely and cost-effective manner, which could result in decreased demand for our services and a corresponding decrease in our revenues. Despite testing, external and internal risks, such as malware, insecure coding, “Acts of God,” attempts to penetrate our network, data leakage and human error pose a direct threat to our information technology systems and operations. Any failure to identify and address such defects or errors could result in loss of revenues or market share, liability to customers or others, diversion of resources, injury to our reputation and increased service and maintenance costs. Correction of such errors could prove to be impossible or very costly and responding to resulting claims or liability could similarly involve substantial cost.

We must maintain and enhance the reliability and speed of our information technology systems to remain competitive and effectively handle higher volumes of freight through our network. If our information technology systems are unable to manage additional volume for our operations as our business grows, our service levels and operating efficiency could decline. We expect customers to continue to demand more sophisticated, fully integrated information systems from their transportation providers. If we fail to hire and retain qualified personnel to implement, protect and maintain our information technology systems or if we fail to upgrade our systems to meet our customers’ demands, our business and results of operations could be seriously harmed. This could result in a loss of customers or a decline in the volume of freight we receive from customers.

We license an operating system that we are developing into an integrated information technology system for all of our business segments. This new system may not be successful or may not achieve the desired results. We may require additional training or different personnel to successfully implement this system, all of which may result in additional expense, delays in obtaining results or disruptions to our operations. In addition, acquired companies will need to be on-boarded onto this new integrated information technology system, which may cause additional training or licensing cost and disruption. In such event, our revenue, financial results and ability to operate profitably could be negatively impacted.

If we are unable to expand the number of our sales representatives and independent station agents, or if a significant number of our existing sales representatives and independent station agents leave us, our ability to increase our revenue could be negatively impacted.

Our ability to expand our business will depend, in part, on our ability to attract and retain sales representatives and independent station agents. Competition for qualified sales representatives and brokerage agents can be intense. We may be unable to attract such persons or retain those that are already associated with us. Any difficulties we experience in expanding or retaining our sales representatives and independent station agents could have a negative impact on our ability to expand our customer base, increase our revenue and continue our growth. Further, a significant increase in the turnover rate among our current sales representatives and independent station agents could also increase our recruiting costs and decrease our operating efficiency.

Our success is dependent on our Chief Executive Officer and other key personnel.

Our success depends on the continuing services of our Chief Executive Officer, Mr. Bradley S. Jacobs. We believe that Mr. Jacobs possesses valuable knowledge and skills that are crucial to our success and would be very difficult to replicate.

Our senior management team was assembled in 2011 and early 2012 under the leadership of Mr. Jacobs. The team was assembled with a view towards substantial growth, and the size and aggregate compensation of the team increased substantially. The associated significant increase in overhead expense could decrease our margins if we fail to grow substantially.

Not all of our senior management team resides near or works at our headquarters. The geographic distance of the members of our senior management team may impede the team’s ability to work together effectively. Our success will depend, in part, on the efforts and abilities of our senior management and their ability to work together. We cannot assure you that they will be able to do so.

Over time, our success will depend on attracting and retaining qualified personnel. Competition for senior management is intense, and we may not be able to retain our management team or attract additional qualified personnel. The loss of a member of senior management would require our remaining senior officers to divert immediate and substantial attention to fulfilling the duties of the departing executive and to seeking a replacement. The inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely impact our results of operations and prospects.

We depend on third parties in the operation of our business.

In our Freight Forwarding and Freight Brokerage operations, we do not own or control the transportation assets that deliver our customers’ freight, and we do not employ the people directly involved in delivering the freight. In our Expedited Transportation operations, we engage independent contractors who own and operate their own equipment. Accordingly, we are dependent on third parties to provide truck, rail, ocean, air and other transportation services and to report certain events to us, including delivery information and cargo claims. This reliance could cause delays in reporting certain events, including recognizing revenue and claims. Our inability to maintain positive relationships with independent transportation providers could significantly limit our ability to serve our customers on competitive terms. If we are unable to secure sufficient equipment or other transportation services to meet our commitments to our customers or provide our services on competitive terms, our operating results could be materially and adversely affected and our customers could switch to our competitors temporarily or permanently. Many of these risks are beyond our control, including the following:

•	equipment shortages in the transportation industry, particularly among contracted truckload carriers;

•	interruptions in service or stoppages in transportation as a result of labor disputes;

•	changes in regulations impacting transportation; and

•	changes in transportation rates.

In our freight forwarding operations, we rely upon both independent station owners and our employees to develop and manage customer relationships and to service the customers.

Our Freight Forwarding operations are provided through a network of independent stations that are owned and operated by independent contractors and through stations managed by our employees. These independent station owners and company employees develop and manage customer relationships, have discretion in establishing pricing, and service the customers through the various modes of transportation made available through our network of third party transportation providers. We cannot assure you that we will be able to maintain our relationships with these independent station owners or develop future relationships with additional independent station owners. Similarly, we cannot assure you that we will be able to retain or effectively motivate our key employees who manage our most significant customer relationships. Since these independent station owners and our employees maintain the relationships with the customers, some customers may decide to terminate their relationship with us if their independent station owner or contact leaves our network. Accordingly, our inability to maintain relationships with these independent station owners and our employees could have a material adverse effect on our results of operations.

In addition, since these independent station owners are independent contractors, we have limited control over their operations and the quality of service that they provide to customers. To the extent that an independent station owner provides poor customer service or otherwise does not meet a customer’s expectations, or we encounter a similar situation with our employees, this will reflect poorly on us, and the customer may not use us in the future, which may adversely affect our results of operations.

We derive a significant portion of our revenue from our largest customers, some of which are involved in highly cyclical industries; our relationships with our customers generally are terminable on short notice and generally do not provide minimum shipping commitments.

While individual customer rankings within our top customers change from time to time, we rely upon our relationships with these large accounts in the aggregate for a significant portion of our revenues. In addition, 3PD, which we agreed to acquire on July 12, 2013, derives approximately 30% of its revenues from its largest customer, a blue chip home improvement retailer, and its top three customers account for approximately 65% of its revenues. Any interruption or decrease in the business volume awarded by these customers could have a material adverse impact on our revenues and resulting profitability.

Our most significant customers include certain of the large automotive manufacturers, as well as various automotive industry suppliers. These companies have been, and will continue to be, impacted by the changing landscape in the U.S. automotive market, which is highly competitive and historically has been subject to substantial cyclical variation characterized by periods of oversupply and weak demand. Negative trends in the U.S. automotive market or a worsening in the financial condition of automotive manufacturers, or within the associated supplier base, could have a material adverse impact on our revenues and resulting profitability. 3PD’s most significant customers include many large home improvement retailers and other companies whose businesses are impacted by the residential real estate market in the United States, which is subject to significant volatility. An increase in the volatility of and/or deterioration in the residential real estate market may adversely affect these customers and, in turn, 3PD’s, and therefore our, revenues and results of operations.

Our contractual relationships with our customers, and 3PD’s relationship with its customers, generally are terminable at will by the customers (or us) on short notice. Moreover, our and 3PD’s customers generally are not required to provide any minimum shipping commitments. Failure to retain our and 3PD’s existing customers or enter into relationships with new customers could have a material adverse impact on our revenues and resulting profitability.

If our customers are able to improve their internal supply chain management systems or reduce their supply chain cost structures, our business and results of operations may be harmed.

We believe that significant drivers for our customers to use third party logistics providers include the quality and cost of internal supply chain management and personnel. Third party logistics service providers such as ourselves and 3PD, which we agreed to acquire on July 12, 2013, are generally able to provide high-quality service more efficiently than otherwise could be provided “in-house.” Historically, this has been the case in our, and 3PD’s, target industries. In addition, 3PD has based an important part of its growth strategy on its belief that there is a continuing trend towards outsourcing of delivery services. If, however, a customer in any industry we or 3PD target is able to improve the quality of its internal supply chain management system, renegotiate the terms of its labor contracts or otherwise reduce its total cost structure regarding its employees, we or 3PD may not be able to provide such a customer with an attractive alternative for its logistics needs and our business, results of operations and growth potential may be harmed.

Higher purchased transportation expenses may result in decreased net revenue margin.

Transportation providers can be expected to charge higher prices if market conditions warrant, or to cover higher operating expenses. Factors such as increases in freight demand, decreases in trucking capacity, higher driver wages, increased regulation and increases in the prices of fuel, insurance, tractors, trailers and other operating expenses can result in higher purchased transportation expenses to us. Our profitability may decrease if we are unable to increase our pricing to our customers to cover higher expenses, or we may be forced to refuse certain business, which could affect our customer relationships.

Fluctuations in the price or availability of fuel may change our operations structure and resulting profitability.

Fuel expense constitutes one of the greatest costs to our fleet of independent contractor drivers and third party transportation providers who complete the physical movement of freight we arrange. Fuel prices are highly volatile with the price and availability of all petroleum products subject to economic, political and other market forces beyond our control. As is customary in our industry, most of our customer contracts include fuel surcharge provisions to mitigate the effect of the fuel price increase over base amounts established in the contract. However, these fuel surcharge mechanisms usually do not capture the entire amount of the increase in fuel prices, and they also feature a lag between the payment for the fuel at the pump and collection of the surcharge revenue. Market pressures may limit our ability to assess fuel surcharges in the future. Significant increases in fuel prices would increase our need for working capital to fund payments to our independent contractor drivers and third party transportation providers. Significant changes in the price or availability of fuel in future periods or significant changes in our ability to mitigate fuel price increases through the use of fuel surcharges, could have a material adverse impact on our operations, fleet capacity and ability to generate both revenues and profits.

Increases in independent contractor driver compensation or other difficulties attracting and retaining qualified independent contractor drivers could adversely affect our profitability and ability to maintain or grow our independent contractor driver fleet.

Our Expedited Transportation segment operates through a fleet of exclusive-use vehicles that are owned and operated by independent contractors. These independent contractor drivers are responsible for maintaining their own equipment and paying their own fuel, insurance, licenses and other operating costs. Independent contractor drivers make up a relatively small portion of the pool of all professional drivers in the United States. Turnover and bankruptcy among independent contractor drivers often limit the pool of qualified independent contractor drivers and increase competition for their services. In addition, regulations such as the Federal Motor Carrier Safety Administration’s (“FMCSA”) Compliance Safety Accountability program may further reduce the pool of qualified independent contractor drivers. Thus, our continued reliance on independent contractor drivers could limit our ability to grow our ground transportation fleet.

We are currently experiencing and expect to continue to experience from time to time in the future, difficulty in attracting and retaining sufficient numbers of qualified independent contractor drivers. Additionally, our agreements with independent contractor drivers are terminable by either party upon short notice and without penalty. Consequently, we regularly need to recruit qualified independent contractor drivers to replace those who have left our fleet. If we are unable to retain our existing independent contractor drivers or recruit new independent contractor drivers, our business and results of operations could be adversely affected.

The compensation we offer our independent contractor drivers is subject to market conditions and we may find it necessary to continue to increase independent contractor drivers’ compensation in future periods, which may be more likely to the extent economic conditions continue to improve. If we are unable to continue to attract and retain a sufficient number of independent contractor drivers, we could be required to increase our mileage rates and accessorial pay or operate with fewer trucks and face difficulty meeting shipper demands, all of which would adversely affect our profitability and ability to maintain our size or to pursue our growth strategy.

3PD’s warehouse lease costs are fixed for a certain period of time, even if customer demand for shipping services in the areas where these warehouses are located decreases.

3PD, which we agreed to acquire on July 12, 2013, is subject to expenses that are fixed for varying lengths of time through a significant number of lease agreements for warehousing facilities. These leases expire at various dates through 2018. The fixed nature of 3PD’s lease expenses may limit its ability to react promptly to a decline in demand by its customers for shipping services in the areas where these warehouses are located. The inability to respond promptly to changes in customer demand may have an adverse effect on 3PD’s, and our, if the acquisition of 3PD is consummated, financial condition and results of operations. In addition, if the acquisition of 3PD is consummated, we may be unable to terminate these leases or find suitable sublessees in the event of a rapid reduction in market demand without a material adverse effect on our business, results of operations and financial condition.

A determination by regulators or courts that our independent contractor drivers are employees could expose us to various liabilities and additional costs and our business and results of operations could be adversely affected.

Legislative and other regulatory authorities have in the past sought to assert that independent contractor drivers in the trucking industry are employees rather than independent contractors. Many states have initiated enforcement programs to increase their revenues from items such as unemployment, workers’ compensation and income taxes and a reclassification of independent contractor drivers as employees would help states with these initiatives. Further, class actions and other lawsuits have arisen in our industry seeking to reclassify independent contractor drivers as employees for a variety of purposes, including workers’ compensation, wage-and-hour, and health care coverage. Proposed legislation would make it easier for tax and other authorities to reclassify independent contractor drivers as employees. If our independent contractor drivers are determined to be our employees by regulators or courts in any future determinations by regulators or courts, such a determination could increase the likelihood that we would be found liable under respondeat superior or other similar theories in personal injury or other negligence causes of action, and we would incur additional exposure under federal, state and local tax, workers’ compensation, unemployment benefits, labor and employment laws, including for prior periods, as well as potential liability for penalties and interest, which could have a material adverse effect on our results of operations and financial condition and the ongoing viability of our business model.

Additionally, 3PD, which we agreed to acquire on July 12, 2013, has been advised of audits by certain states regarding the classification of 3PD’s independent contract carriers and non-final reclassifications of 3PD’s independent contract carriers that 3PD is currently appealing. 3PD is also involved as a defendant in certain class action lawsuits which claim, in part, improper classification of 3PD’s independent contract carriers. If the proposed acquisition is completed and 3PD’s independent contractor drivers are determined to be its employees by regulators or courts in any of the actions involving 3PD or in any future determinations by regulators or courts, we would incur additional exposure under federal, state and local tax, workers’ compensation, unemployment benefits, labor and employment laws, including for prior periods, as well as potential liability for penalties and interest. Pursuant to the Stock Purchase Agreement, the stockholders, option holders and warrant holders of 3PD have agreed to indemnify us for certain liabilities, including claims related to 3PD’s relationships with its independent contractors, subject to certain limits. However, there can be no assurance that this indemnification will be sufficient to protect us against the full amount of such liabilities.

We may be subject to various claims and lawsuits that could result in significant expenditures.

The nature of our business exposes us to the potential for various claims and litigation related to labor and employment (including wage-and-hour litigation relating to independent contractor drivers, sales representatives, brokerage agents and other individuals), personal injury, property damage, business practices, environmental liability and other matters, including with respect to claims asserted under various theories of agency and employer liability notwithstanding our independent contractor relationships with our transportation providers. During 2012, we spent approximately $2.5 million in litigation-related legal costs. Any material litigation could have a material adverse effect on our business, results of operations, financial condition or cash flows.

We are involved in litigation in the Fourth Judicial District Court of Hennepin County, Minnesota relating to our hiring of former employees of C.H. Robinson Worldwide, Inc. (“CHR”). In the litigation, CHR asserts claims for breach of contract, breach of fiduciary duty and duty of loyalty, tortious interference with contractual relationships and prospective contractual relationships, misappropriation of trade secrets, violation of the federal Computer Fraud and Abuse Act, inducing, aiding and abetting breaches and conspiracy. CHR seeks temporary, preliminary and permanent injunctions, as well as direct and consequential damages and attorneys’ fees. CHR has asserted that it may seek punitive damages as well. On January 17, 2013, following a hearing, the Court issued an Order Regarding Motion for Temporary Injunction (the “Order”). The Order (as amended on April 16, 2013) prohibits us from engaging in business with certain CHR customers within a specified radius of Phoenix, AZ, until July 1, 2014. On February 7, 2013, CHR filed a First Amended Complaint against us and eight individual defendants who are current or former employees of XPO, including our Chief Operating Officer, Senior Vice President – Strategic Accounts and Vice President – Carrier Procurement and Operations. On April 11, 2013, we moved to dismiss the new claims asserted in that First Amended Complaint and moved to stay discovery pending the Court’s resolution of the motion to dismiss. A hearing on the Company’s motions was held on June 5, 2013. We intend to vigorously defend the action in court. The outcome of this litigation is uncertain and could have a material adverse effect on our business and results of operations.

3PD, which we agreed to acquire on July 12, 2013, is involved as a defendant in five class action lawsuits in the U.S. District Court, Northern District of Illinois, Middlesex County Superior Court, New Jersey, U.S. District Court, District of Arizona, Tucson Division, U.S. District Court, Massachusetts and the 9th Circuit Court of Appeals, respectively. These lawsuits claim, in part, improper classification of 3PD’s independent contract carriers and seek damages based on alleged violations of wage and hour laws, amongst other things. 3PD believes these claims are unfounded and intends to vigorously defend itself against these actions in court. The outcome of this litigation is uncertain and, if the acquisition of 3PD is consummated, could have a material adverse effect on our business and results of operations. Pursuant to the Stock Purchase Agreement, the stockholders, option holders and warrant holders of 3PD have agreed to indemnify us for certain liabilities, including claims related to 3PD’s relationships with its independent contractors, subject to certain limits. However, there can be no assurance that this indemnification will be sufficient to protect us against the full amount of such liabilities.

Our operations are subject to varying liability standards that may result in claims being asserted against us.

With respect to our Expedited Transportation and Freight Forwarding operations, we have primary liability to the shipper for cargo loss and damage for certain liabilities caused by our independent contractor drivers. From time to time, our independent contractor drivers, and the drivers engaged by the transportation providers we contract with, are involved in accidents that may result in serious personal injuries or property damage. The resulting types and/or amounts of damages may be excluded by or exceed the amount of insurance coverage maintained by the contracted transportation provider. In our Freight Brokerage operations, we generally are not liable for damage to our customers’ cargo or in connection with damages arising in connection with the provision of transportation services. However, in our customer contracts, we may agree to assume cargo and other liability, such as for negligence and personal injury, including liability for the actions of transportation providers to which we broker freight and their employees or independent contractor drivers, or for our actions in retaining them. While we endeavor to limit this exposure to matters arising due to our negligence or misconduct, or to cap our exposure at a stated maximum dollar amount, we are not always able to do so. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. A material increase in the frequency or severity of accidents, liability claims, or workers’ compensation claims, or unfavorable resolutions of claims, could materially and adversely affect our operating results. In addition, significant increases in insurance costs or the inability to purchase insurance as a result of these claims could reduce our profitability.

We are subject to regulation beyond our control, which could negatively impact our business.

Our operations are regulated and licensed by various federal and state transportation agencies in the United States and similar governmental agencies in foreign countries in which we operate. These regulatory agencies have authority and oversight of domestic and international transportation services and related activities, licensure, motor carrier operations, safety and security and other matters. We must comply with various insurance and surety bond requirements to act in the capacities for which we are licensed. Our subsidiaries and independent contractors must also comply with applicable regulations and requirements of such agencies. The “Regulation” section of the section of our Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Business” describes the various licenses obtained by us, Express-1, CGL and XPO Air Charter, as well as proposed, pending and adopted regulations that could significantly affect our business, operations, productivity, independent contractors and capital expenditures.

Through our subsidiaries and business units, we hold various licenses required to carry out our domestic and international services. These licenses permit us to provide services as a motor carrier, property broker, indirect air carrier, Ocean Transportation Intermediary, non-vessel operating common carrier, freight forwarder and ocean freight forwarder. We also are subject to regulations and requirements promulgated by, among others, the U.S. Department of Transportation and FMCSA, the U.S. Department of Homeland Security through the Bureau of U.S. Customs and Border Protection and the U.S. Transportation Security Administration, the U.S. Federal Maritime Commission, International Air Transportation Association, the Canada Border Services Agency and various other international, domestic, state, and local agencies and port authorities. Our failure to maintain our required licenses, or to comply with applicable regulations, could have a material adverse impact on our business and results of operations.

Future laws and regulations may be more stringent and require changes in our operating practices, influence the demand for transportation services or require us to incur significant additional costs. We are unable to predict the impact that recently enacted and future regulations may have on our businesses. Higher costs incurred by us, or incurred by our independent contractors or third party transportation providers who pass the increased costs on to us, as a result of future new regulations could adversely affect our results of operations to the extent we are unable to obtain a corresponding increase in price from our customers.

Seasonality affects our operations and profitability.

The transportation industry experiences seasonal fluctuations. Our results of operations are typically lower for the first quarter of the calendar year relative to our other quarters. We believe this is due in part to the post-holiday reduction in demand experienced by many of our customers, which leads to more capacity in the non-expedited and service-critical markets and, in turn, less demand for expedited and premium shipping services. In addition, the productivity of our independent contractors and transportation providers generally decreases during the winter season because inclement weather impedes operations.

Terrorist attacks, anti-terrorism measures and war could have broad detrimental effects on our business operations.

As a result of the potential for terrorist attacks, federal, state and municipal authorities have implemented and continue to follow various security measures, including checkpoints and travel restrictions on large trucks. Such measures may reduce the productivity of our independent contractors and transportation providers or increase the costs associated with their operations, which we could be forced to bear. For example, security measures imposed at bridges, tunnels, border crossings and other points on key trucking routes may cause delays and increase the non-driving time of our independent contractors and transportation providers, which could have an adverse effect on our results of operations. Congress has mandated 100% security screening of air cargo traveling on passenger airlines. War, risk of war or a terrorist attack also may have an adverse effect on the economy. A decline in economic activity could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could impact our ability to raise capital. In addition, the insurance premiums charged for some or all of the coverage currently maintained by us could increase dramatically or such coverage could be unavailable in the future.

Our ability to raise capital in the future may be limited, and our failure to raise substantial additional capital when needed could prevent us from achieving our growth objectives.

We may in the future be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Debt financing, if available, may involve restrictive covenants and could reduce our profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures.

Our outstanding preferred stock, convertible senior notes and any future credit agreement limit our operating and financial flexibility.

We are obligated to pay holders of our Series A Convertible Perpetual Preferred Stock quarterly cash dividends equal to the greater of (i) the “as-converted” dividends on the underlying Common Stock for the relevant quarter, if applicable, and (ii) 4% of the then-applicable liquidation preference per annum. Presently, the aggregate dividends due to holders of our preferred stock are $3.0 million each year. Our preferred stock has an initial liquidation preference of $1,000 per share, for an aggregate liquidation preference of $74.2 million, subject to adjustment in the event of accrued and unpaid dividends. Accordingly, holders of our preferred stock have claim to a substantial portion of our cash flows from operations and liquidity, thereby reducing the availability of our cash flows to fund acquisitions, working capital, capital expenditures, our growth initiatives and other general corporate purposes.

We are obligated to pay holders of our 4.50% Convertible Senior Notes interest semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2013. The notes will mature on October 1, 2017 unless earlier converted or repurchased. The conversion rate was initially 60.8467 shares of Common Stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $16.43 per share of Common Stock) and is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. We may acquire from time to time our 4.50% Convertible Senior Notes for cash or securities in market transactions, privately negotiated transactions or otherwise, depending on market and other conditions.

Any future credit agreement may contain certain operating and financial restrictive covenants. Such covenants may limit management’s discretion in operating our business and may affect our ability, among other things, to: incur additional debt; pay dividends and make other distributions; prepay subordinated debt; make investments, acquisitions and other restricted payments; create liens; sell assets; and enter into transactions with affiliates. Failure to comply with the covenants under any future credit agreement may have a material adverse impact on our operations. In addition, if we fail to comply with the covenants under any future credit agreement, and are unable to obtain a waiver or amendment, an event of default would result under the applicable credit agreement. We cannot assure you that we would have sufficient liquidity to repay or refinance borrowings if such borrowings were accelerated upon an event of default.

Risks Related to this Offering and Our Common Stock

The price of our Common Stock historically has been volatile and this volatility may make it difficult for you to resell shares of Common Stock owned by you at times or may make it difficult for you to sell shares of Common Stock at prices you find attractive.

The trading price of our Common Stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies, particularly companies, such as XPO, with a relatively limited trading volume. These broad market fluctuations have adversely affected, and may in the future adversely affect, the market price of our Common Stock. Among the factors that could affect our stock price are:

•	changes in financial estimates and buy/sell recommendations by securities analysts or our failure to meet analysts’ revenue or earnings estimates;

•	actual or anticipated variations in our operating results;

•	our earnings releases and financial performance;

•	market conditions in our industry and the general state of the securities markets;

•	fluctuations in the stock price and operating results of our competitors;

•	actions by institutional shareholders;

•	investor perception of us and the industry and markets in which we operate;

•	general economic conditions; and

•	other factors described in this “Risk Factors” section.

The trading price of our Common Stock has fluctuated widely in the past, and we expect that it will continue to fluctuate in the future.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our Common Stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors or a committee thereof has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors or a committee thereof to create and issue a new series of preferred stock, our stockholders rights plan and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our Common Stock, which, under certain circumstances, could reduce the market price of our Common Stock.

Sales or issuances of a substantial number of shares of our Common Stock may adversely affect the market price of our Common Stock.

We anticipate that we will fund future acquisitions or our capital requirements from time to time, in whole or part, through sales or issuances of our Common Stock or equity-based securities, subject to prevailing market conditions and our financing needs. Future equity financing may dilute the interests of our stockholders, and future sales or issuances of a substantial number of shares of our Common Stock or other equity-related securities may adversely affect the market price of our Common Stock.

We have securities outstanding presently that are convertible into or exercisable for a substantial number of shares of our Common Stock. As of August 7, 2013, there were (i) 18,210,716 shares of our Common Stock outstanding, (ii) 74,225 shares of Series A Convertible Perpetual Preferred Stock outstanding, which are initially convertible into an aggregate of 10,603,571 shares of our Common Stock (subject to customary anti-dilution adjustments), (iii) warrants exercisable at any time until September 2, 2021, for an aggregate of 10,714,286 shares of our Common Stock, at an initial exercise price of $7.00 per share of Common Stock (subject to customary anti-dilution adjustments), (iv) 2,332,830 shares of our Common Stock reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units and (v) 8,749,239 shares reserved for issuance upon conversion of our 4.50% Convertible Senior Notes.

The market price of our Common Stock could decline as a result of sales of shares of our Common Stock made after this offering or the perception that such sales could occur.

Our Chairman and Chief Executive Officer controls a large portion of our voting stock and has substantial control over us, which could limit other stockholders’ ability to influence the outcome of key transactions, including changes of control.

Our Chairman and Chief Executive Officer, Mr. Bradley S. Jacobs, is the managing member of Jacobs Private Equity, LLC (“JPE”), our largest stockholder, and beneficially owns: (i) 67,500 shares of our Series A Convertible Perpetual Preferred Stock held by JPE, which are initially convertible into an aggregate of 9,642,857 shares of our Common Stock, (ii) warrants held by JPE that are initially exercisable for an aggregate of 9,642,857 shares of our Common Stock at an exercise price of $7.00 per share, (iii) 28,140 shares of our Common Stock that are held directly by Mr. Jacobs, (iv) employee stock options exercisable for 100,000 shares of our Common Stock that have vested or will vest within 60 days, and (v) 42,000 restricted stock units that will vest within 60 days. In total, Mr. Jacobs beneficially owns 19,455,854 shares of our Common Stock, which represents approximately 52% of our outstanding Common Stock assuming conversion and exercise of his Series A Convertible Perpetual Preferred Stock, warrants and vested stock options and restricted stock units (without reflecting any shares issuable upon conversion of our 4.50% Convertible Senior Notes due October 1, 2017). This significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders. Our preferred stock votes together with our Common Stock on an “as-converted” basis on all matters, except as otherwise required by law, and separately as a class with respect to certain matters implicating the rights of holders of shares of the preferred stock. In addition, pursuant to the Investment Agreement, dated as of June 13, 2011 (the “Investment Agreement”), by and among JPE, the other investors party thereto and us, Mr. Jacobs, as the managing member of JPE, will have the right to designate for nomination by our board of directors a majority of the members of our board of directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 33% of the voting power of our capital stock on a fully-diluted basis, and will have the right to designate for nomination by our board of directors 25% of the members of our board of directors so long as JPE owns securities (including preferred stock convertible into, or warrants exercisable for, securities) representing at least 20% of the voting power of our capital stock on a fully-diluted basis. Accordingly, Mr. Jacobs can exert significant influence over our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership and the related contractual rights may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

Our Common Stock is subordinate to our existing and future indebtedness and preferred stock.

Shares of the Common Stock are equity interests in XPO and do not constitute indebtedness. As such, shares of our Common Stock rank junior to all indebtedness and other non-equity claims on XPO with respect to assets available to satisfy claims on XPO, including in a liquidation of XPO. Additionally, we have outstanding shares of Series A Preferred Stock with a liquidation preference of $74,225,000 and an annual cash dividend of 4% of such liquidation preference. Holders of our Common Stock are subject to the prior dividend and liquidation rights of the holders of our preferred stock.

We currently do not intend to pay dividends on our Common Stock.

We have never paid, and have no immediate plans to pay, cash dividends on our Common Stock. We currently plan to retain future earnings and cash flows for use in the development of our business and to enhance stockholder value through growth and continued focus on increasing profitability rather than pay dividends on our Common Stock. Accordingly, we do not anticipate paying any cash dividends on our Common Stock in the near future.

Risks Relating to the 3PD Acquisition

The acquisition of 3PD may not be completed within the expected timeframe, or at all.

Completion of the acquisition is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect its completion. These conditions include, without limitation, customary closing conditions. These conditions could have the effect, among other things, of imposing significant additional costs, limiting our revenues, requiring divestitures of material assets or imposing other operating restrictions, any of which may reduce the anticipated benefits of the acquisition. We cannot predict whether and when these other conditions will be satisfied. Failure to complete the acquisition would, and any delay in completing the acquisition could, prevent us from realizing the benefits that we expect from the acquisition. If we fail to close the transaction after all of our conditions to close have been satisfied or waived, we may be required to pay 3PD a termination fee in the amount of $18 million which would have a negative effect on our results of operations. See “The 3PD Acquisition” included in this prospectus supplement.

Although we have obtained a debt commitment in connection with the 3PD acquisition, we may be unable to finance the acquisition of 3PD on terms acceptable to us or at all, in which case we will need to seek alternative sources of capital or the completion of the acquisition will be jeopardized.

We may need to finance a portion of the purchase price for the 3PD acquisition with debt financing. In connection with entering into the Stock Purchase Agreement, we entered into a debt commitment letter with Credit Suisse Securities (USA) LLC and Credit Suisse AG providing for a $140 million first lien term loan credit facility and a $55 million second lien term loan credit facility, reducible by any amount of permanent debt or equity financing obtained by us on or prior to the closing of the acquisition, including the proceeds of this offering. On July 25, 2013, Morgan Stanley Senior Funding, Inc. executed a joinder to the Commitment Letter.

To the extent that market conditions deteriorate between now and the funding of the debt financing or in the event that we are unable to satisfy the relevant conditions to the debt financing, we may be unable to finance the acquisition on terms acceptable to us or at all. To the extent that we are unable to secure the debt financing, we will need to seek alternate sources of capital, which may have a higher cost of capital than the debt financing, and we may be unable to complete the acquisition. A higher cost of capital could have a material adverse effect on our financial results and condition and liquidity.

Our receipt of the debt financing contemplated by the Stock Purchase Agreement is not a condition to closing the acquisition. Accordingly, under the Stock Purchase Agreement, if the conditions to the closing of the acquisition are satisfied, and financing is not available in full, the closing of the acquisition must still proceed or we may be required to pay 3PD a termination fee in the amount of $18 million, which could adversely impact our financial results.

The acquisition of 3PD is subject to receipt of consent or approval from governmental entities that could delay or prevent the completion of the acquisition or that could cause the abandonment of the acquisition.

To complete the acquisition, we and 3PD may need to obtain approvals or consents from, or make filings with, certain applicable governmental authorities.

While we and 3PD each believe that we will receive all required approvals for the acquisition, there can be no assurance as to the receipt or timing of receipt of these approvals. If any such approvals are required, the receipt of such approvals may be conditional upon actions that the parties are not obligated to take under the Stock Purchase Agreement and other related agreements, which could result in the termination of the Stock Purchase Agreement by us or 3PD, or, if such approvals are received, their terms could reasonably be expected to have a detrimental impact on the combined company following the completion of the acquisition. A substantial delay in obtaining any required authorizations, approvals or consents, or the imposition of unfavorable terms, conditions or restrictions contained in such authorizations, approvals or consents, could prevent the completion of the acquisition or have an adverse effect on the anticipated benefits of the acquisition, thereby adversely impacting the business, financial condition or results of operations of our combined company. See “The 3PD Acquisition” included in this prospectus supplement.

Although we expect that the acquisition of 3PD will result in benefits to our company, we may not realize those benefits because of integration difficulties and other challenges.

The success of the acquisition will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from integrating 3PD’s business with our existing businesses. Our success in realizing these benefits and the timing of this realization depends upon the successful integration of the operations of 3PD into our business. The integration process may be complex, costly and time-consuming. The difficulties of integrating the operations of 3PD include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating information, communications and other systems;

•	unanticipated changes in the combined business due to potential divestitures or other requirements imposed by antitrust regulators;

•	retaining key customers and significant customer contracts, certain of which require customer consent to the acquisition;

•	retaining key independent contractors, and key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns;

•	the impact on our internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

•	unanticipated issues, expenses and liabilities.

We expect to incur significant one-time costs in connection with the acquisition and the related integration of the 3PD business. The costs and liabilities actually incurred in connection with the acquisition and subsequent integration process may exceed those anticipated.

We and 3PD may not accomplish this integration smoothly, successfully or within the anticipated costs or timeframe. The diversion of the attention of management from its current operations to the integration effort and any difficulties encountered in combining operations could prevent us from realizing the full benefits anticipated to result from the acquisition and could adversely affect our business.

We may lose employees due to uncertainties associated with the acquisition of 3PD and may not be able to hire qualified new employees.

The success of the combined company after the acquisition of 3PD will depend in part upon our ability to retain key employees. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty or difficulty of integration or a desire not to remain with the combined company. Accordingly, no assurance can be given that we will be able to attract, retain or motivate key employees or qualified new employees. If, despite retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration, the combined company’s business could be adversely impacted.

If we successfully acquire 3PD, the acquired business may underperform relative to our expectations.

Following completion of the acquisition of 3PD, we may not be able to maintain the levels of revenue, earnings or operating efficiency that we and 3PD have achieved or might achieve separately. 3PD’s business and financial performance are subject to certain risks and uncertainties, including competition within the last-mile delivery segment of the logistics industry and the risk of the loss of, or changes to, its relationships with its customers and independent contractors. We may be unable to achieve the same growth, revenues and profitability that 3PD has achieved in the past. Additionally, we may be unable to achieve the synergies that we currently anticipate as a result of integrating 3PD’s business with our existing businesses. Our failure to do so could have a material adverse effect on our financial condition and results of operations.

In addition, 3PD’s business is similar to ours in many respects and the acquisition will increase our exposure to many of the operational and other risks described in this prospectus supplement, including dependence on third parties in the operation of its business, customer concentration, short customer contract lengths and the potential for various claims and litigation, particularly regarding claims relating to misclassification of independent contractors.

The obligations and liabilities of 3PD, some of which may be unanticipated or unknown, may be greater than we have anticipated, which may diminish or eliminate the value of 3PD to us.

3PD’s obligations and liabilities, some of which may not have not been disclosed to us or may not be reflected or reserved for in 3PD’s historical financial statements, may be greater than we have anticipated. The obligations and liabilities of 3PD, individually or in the aggregate, could have a material adverse effect on 3PD’s business or 3PD’s value to us or on our business, financial condition or results of operations.

In connection with the acquisition of 3PD, the stockholders, option holders and warrant holders of 3PD agreed to indemnify us for certain liabilities. However, following the consummation of the acquisition, there can be no assurance that the indemnity will be sufficient to protect us against the full amount of such liabilities, or that the ability of the stockholders, option holders and warrant holders of 3PD to satisfy their indemnification obligations will not be impaired in the future.

Pursuant to the Stock Purchase Agreement, the stockholders, option holders and warrant holders of 3PD agreed to indemnify us, subject to a $10 million cap, for certain liabilities, including claims related to 3PD’s relationships with its independent contractors. In addition, we withheld $22.5 million of the purchase price and deposited a portion of the purchase price into escrow as security to satisfy certain indemnifiable liabilities. However, following the consummation of the acquisition, third parties could seek to hold us responsible for any of the liabilities that the stockholders, option holders and warrant holders of 3PD agreed to retain or assume, and there can be no assurance that the indemnification from the stockholders, option holders and warrant holders of 3PD, or that the amount withheld and/or placed into escrow, will be sufficient to protect us against the full amount of such liabilities, or that the stockholders, option holders and warrant holders of 3PD, or that the amount withheld and/or placed into escrow, will be able to fully satisfy their indemnification obligations. In addition, even if we ultimately succeed in recovering from the stockholders, option holders and warrant holders of 3PD any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves, which could have a material adverse effect on our cash flows.

The preliminary unaudited pro forma financial information included elsewhere in this prospectus supplement is preliminary and may not be representative of our results as a combined company after the consummation of the acquisition of 3PD and, accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

We and 3PD currently operate as separate companies. We have had no prior history as a combined entity and our operations have not previously been managed on a combined basis. We have not had sufficient time to completely evaluate the tangible and identifiable intangible assets of 3PD. Accordingly, the preliminary unaudited pro forma adjustments, including the allocations of the acquisition consideration, have been made solely for the purpose of providing preliminary unaudited pro forma consolidated financial information. A final determination of the acquisition consideration and fair values of 3PD’s assets and liabilities, which cannot be made before the completion of the acquisition, will be based on the actual net tangible and intangible assets of 3PD that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to goodwill and intangible assets could change significantly from those allocations used in the preliminary unaudited pro forma consolidated financial statements presented herein and could result in a material change in amortization of acquired intangible assets.

In addition, the preliminary unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the acquisition of 3PD been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The preliminary unaudited pro forma financial information does not reflect future nonrecurring charges resulting from the acquisition of 3PD. The preliminary unaudited pro forma financial information does not reflect future events that may occur after the acquisition of 3PD, including the potential realization of operating cost savings (synergies) or restructuring activities or other costs related to the planned integration of 3PD, and does not consider potential impacts of current market conditions on revenues or expenses. The preliminary unaudited pro forma financial information presented in this prospectus supplement is based in part on certain assumptions regarding the acquisition of 3PD that we believe are reasonable under the circumstances. We cannot assure you that our assumptions will prove to be accurate over time.

THE 3PD ACQUISITION

The description set forth below does not purport to be a complete description of the Stock Purchase Agreement by and among 3PD Holding, Inc., Logistics Holding Company Limited, Mr. Karl Meyer, Karl Frederick Meyer 2008 Irrevocable Trust II, Mr. Randall Meyer, Mr. Daron Pair, Mr. James Martell and the Company (the “Stock Purchase Agreement”) and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is included as an exhibit to our Current Report on Form 8-K, filed with the SEC on July 15, 2013, which is incorporated by reference in this prospectus supplement.

Summary of Acquisition

On July 12, 2013, we entered into the Stock Purchase Agreement with 3PD and all the stockholders of 3PD to acquire all the issued and outstanding shares of common stock of 3PD, which is the largest non-asset, third party provider of heavy goods, last-mile logistics in North America, for a total purchase price of approximately $365 million comprised of approximately $357 million in cash and $8 million of restricted stock of the Company. The stockholders of 3PD executed subscription agreements that will be effective at the closing of the 3PD acquisition to purchase the restricted stock for cash and/or shares of 3PD common stock. Pursuant to the acquisition, 3PD will become one of our subsidiaries.

Acquisition Consideration

We will pay the aggregate purchase price to the stockholders, option holders and warrant holders (collectively, the “Equityholders”) of 3PD. The purchase price will be adjusted at closing based on a comparison of a target net working capital to the actual net working capital of 3PD on the closing date. The purchase price will also be increased at closing for (i) the value of the aggregate exercise prices of outstanding options and warrants to acquire 3PD common stock, (ii) a portion of the cash of 3PD existing at closing and (iii) a portion of the premium to purchase a tail D&O insurance policy for the directors and officers of 3PD. Further, the purchase price will be decreased by (i) the indebtedness of 3PD existing at closing, (ii) certain transaction expenses of 3PD, its stockholders and a representative of the stockholders (the “Sellers’ Representative”) and (iii) a portion of the premium to purchase a representation and warranty policy to insure against breaches of the representations and warranties of 3PD. The total cash payable to the Equityholders of 3PD at closing will be reduced by (i) $10 million (the “Escrow Amount”) which will be deposited into an escrow fund which will be available for certain indemnification claims over periods of up to twelve (12) months following closing, with amounts not subject to claims to be distributed to the Equityholders of 3PD, (ii) $22.5 million (the “Holdback Amount”) which we will withhold and which will be available for certain indemnification claims related to 3PD’s relationships with its independent contractors (the “Misclassification Claims”), with amounts not subject to claims to be distributed to the Equityholders of 3PD and (iii) the portion of the amount of the premium to purchase a tail D&O insurance policy for the directors and officers of 3PD, not to exceed $150,000.

We will close the acquisition and pay the purchase price based on estimates of closing date net working capital and a portion of the cash at closing of 3PD. The target net working capital is $8.6 million and the purchase price will be increased or decreased based on the actual net working capital of 3PD at closing. The purchase price is increased to the extent of the cash of 3PD existing at closing excluding sixty percent (60%) of the greater of (i) $1.7 million and (ii) any cash of 3PD’s captive insurance company. There is a post-closing true up for the actual net working capital and cash existing at closing. We would pay 3PD and the Sellers’ Representative for any amounts that it is determined we underpaid at closing. We would collect from the escrow fund for any amounts that it is determined we overpaid at closing.

Representations and Warranties

The Stock Purchase Agreement contains customary representations and warranties. The representations and warranties from 3PD to us cover, among other things:

•	the organization of 3PD and its subsidiaries;

•	the authority relative to the Stock Purchase Agreement;

•	the capitalization of 3PD and its subsidiaries;

•	the absence of conflicts of the Stock Purchase Agreement with applicable documents, laws and orders;

•	the presentation of the financial statements of 3PD;

•	the absence of undisclosed liabilities of 3PD and its subsidiaries;

•	the absence of material changes or events to 3PD and its subsidiaries;

•	the ownership of, absence of proceedings challenging the validity of, and absence of infringement of, intellectual property;

•	the absence of litigation;

•	the listing of certain categories of contracts applicable to 3PD and its subsidiaries;

•	the compliance in relation to tax matters of 3PD and its subsidiaries;

•	the compliance in relation to employee benefit plans;

•

the absence of any labor organization or group representing employees of 3PD and its subsidiaries and absence of employees of 3PD and its subsidiaries being signatories to any collective bargaining agreement;

•	the operational authority as a federal property broker and federal freight forwarder and compliance with United States Department of Transportation regulations; and

•	the compliance with applicable laws.

The representations and warranties of the stockholders of 3PD to us cover, among other things:

•	the authority relative to the Stock Purchase Agreement;

•	the ownership, and transfer, of the shares of common stock of 3PD; and

•	the absence of conflicts of the Stock Purchase Agreement with applicable documents, laws and orders.

The representations and warranties are subject to customary qualifications and limitations.

Conditions to the Consummation of the 3PD Acquisition

The obligations of each party to the Stock Purchase Agreement to consummate the transactions contemplated by the Stock Purchase Agreement are subject to the satisfaction or waiver of the following conditions, among others:

•

Litigation or Injunction. There not being any governmental or third party claim, action or proceeding or governmental investigation, in each case, pending or threatened in writing, or effective injunction, writ, preliminary restraining order or any order of any nature, by or before any governmental entity, in each case, against us, 3PD, any subsidiary of 3PD or any stockholder of 3PD that is reasonably likely to be successful in restraining or preventing the consummation of the 3PD acquisition;

•	HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated;

•

No Material Adverse Effect. There not having occurred any material adverse effect on 3PD and its subsidiaries nor any change, circumstance, development effect or occurrence that would reasonably be expected to have a material adverse effect on 3PD and its subsidiaries; and

•

Bankruptcy Court Order. The United States Bankruptcy Court for the Southern District of New York shall have entered a final order authorizing the approval by Arcapita Bank B.S.C. of Logistics Holding Company Limited’s entering into the Stock Purchase Agreement.

Our obligation to consummate the transactions contemplated by the Stock Purchase Agreement are subject to satisfaction of a number of additional conditions, unless waived by us, including among other things:

•

Representations and Warranties of 3PD and the Stockholders of 3PD. The representations and warranties of 3PD and the stockholders of 3PD being true and correct; provided, however, that this condition will be deemed to be satisfied unless any and all of the inaccuracies in such representations and warranties, in the aggregate, result in a material adverse effect on 3PD and its subsidiaries, ignoring for purposes of this condition any qualifications by material adverse effect or “materiality” contained in such representations and warranties;

•

Indebtedness; Release of Liens. 3PD shall have delivered to us payoff letters from each lender to the indebtedness of 3PD and its subsidiaries evidencing the aggregate amount of indebtedness outstanding on the closing date and an agreement that, if such aggregate amount so identified is paid to such lender on the closing date, such indebtedness will be repaid in full and all liens affecting any property of 3PD or any of its subsidiaries will be released; and

•	Misclassification Claims. 3PD not settling any known or unknown Misclassification Claims.

Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated at any time at or prior to the closing:

•	by the mutual agreement of the Sellers’ Representative and us;

•

by us (provided we are not then in material breach of any of our representations, warranties or obligations under the Stock Purchase Agreement) if 3PD or the stockholders of 3PD breach any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement such that such breach would reasonably result in the conditions to closing regarding representations and warranties or performance of obligations to not be satisfied and such breach shall not have been cured within fifteen (15) days after notice is provided;

•

by us (provided we are not then in material breach of any of our representations, warranties or obligations under the Stock Purchase Agreement) if any condition to our obligation to consummate the transaction (other than the conditions described in the previous bullet point) shall have become incapable of satisfaction;

•

by the Sellers’ Representative (provided that neither 3PD nor any of the stockholders of 3PD are then in material breach of any of their representations, warranties or obligations under the Stock Purchase Agreement) if we breach any representation, warranty, covenant or other agreement contained in the Stock Purchase Agreement such that such breach would reasonably result in the conditions to closing regarding representations and warranties or performance of obligations to not be satisfied and such breach shall not have been cured within fifteen (15) days after notice is provided;

•

by the Sellers’ Representative (provided that neither 3PD nor any of the stockholders of 3PD are then in material breach of any of their representations, warranties or obligations under the Stock Purchase Agreement) if any condition to the Equityholders’ obligation to consummate the transaction (other than the conditions described in the previous bullet point) shall have become incapable of satisfaction;

•	by us or the Sellers’ Representative if the closing has not occurred on or prior to October 2, 2013 for any reason other than delay and/or nonperformance of the party seeking such termination; or

•

by the Sellers’ Representative if (i) all of the conditions to our obligation to consummate the transactions contemplated by the Stock Purchase Agreement have been satisfied or waived (other than those conditions that are to be satisfied at closing and for which the failure to be satisfied is caused by our breach of an obligation under the Stock Purchase Agreement) and (ii) we fail to consummate or complete the closing.

In the event the Stock Purchase Agreement is terminated pursuant to the final bullet of the previous paragraph, we will be obligated to pay or cause to be paid to 3PD or its designees $18 million (the “Termination Fee”). 3PD’s receipt of the Termination Fee shall be the sole and exclusive remedy of 3PD and the Equityholders against us for any loss suffered as a result of our failure to consummate the closing.

Indemnification

The Stock Purchase Agreement provides us with indemnification from the Equityholders, severally, and not jointly, in accordance with their respective pro rata percentage ownership of 3PD. We are indemnified by the Equityholders for the losses arising out of:

•	breaches of 3PD’s representations and warranties;

•	breaches of any covenant, agreement or undertaking of 3PD or the stockholders of 3PD;

•	taxes of 3PD or any of its subsidiaries for any pre-closing periods;

•	Misclassification Claims;

•	fraud by any stockholder of 3PD or 3PD;

•	any indebtedness of 3PD that did not otherwise reduce the purchase price; and

•	any failure of the 3PD 401(k) plan or the Home Delivery Group, LLC 401(k) employees saving plan to comply with minimum participation or non-discrimination requirements.

The Stock Purchase Agreement also provides us with indemnification from each stockholder of 3PD, severally, and not jointly, for losses arising out of breaches by each such stockholder of its representations and warranties, breaches by each such stockholder of its covenants, agreements or undertakings in the Stock Purchase Agreement and fraud of each such stockholder.

Pursuant to the Stock Purchase agreement, we also indemnify the Equityholders for losses arising out of breaches of any or our representations and warranties and breaches of any of our covenants, agreements or undertakings in the Stock Purchase Agreement.

Our indemnity rights against the Equityholders and the stockholders of 3PD are subject to a number of limitations:

•	the periods to make claims for certain losses we may suffer terminate as follows:

•

with respect to losses we may suffer as a result of any breach of certain fundamental representations of 3PD (organization, authorization, capitalization, 3PD subsidiaries, taxes and broker fees (“3PD Fundamental Representations”)) or certain fundamental representations of the stockholders of 3PD (authorization, ownership of shares and broker fees (the “Stockholder Fundamental Representations”)), the claims period terminates thirty-six (36) months following closing;

•

with respect to losses we may suffer as a result of any breach of any representations or warranties of 3PD or the stockholders of 3PD (other than 3PD Fundamental Representations or Stockholder Fundamental Representations) or a result of unknown Misclassification Claims, the claims period terminates twelve (12) months following closing;

•

with respect to losses we may suffer as a result of any breach of any covenant, agreement or undertaking of 3PD or a stockholder of 3PD, the claims period terminates on the later of twelve (12) months following closing or twelve (12) months following the stated performance date of such covenant or agreement;

•	with respect to losses we may suffer as a result of known Misclassification Claims, the claims period terminates upon the final resolution of such claims; and

•	with respect to any other losses we may suffer, the claims period terminates upon the expiration of the applicable statute of limitation.

•

losses arising out of breaches of 3PD’s or the stockholders’ representations and warranties (other than 3PD Fundamental Representations and Stockholder Fundamental Representations) are subject to a deductible amount of $2 million;

•	losses arising out of Misclassification Claims (whether known or unknown) shall be satisfied solely from the Holdback Amount of $22.5 million;

•

all other losses shall be satisfied solely from the Escrow Amount of $10 million; provided that (i) we may seek indemnification for losses arising from breaches of the Stockholder Fundamental Representations, breaches of any covenant, agreement or undertaking of a stockholder of 3PD or fraud of a stockholder of 3PD directly from the relevant stockholder and (ii) we may seek indemnification for losses arising from breaches of the 3PD Fundamental Representations, breaches of any covenant, agreement or undertaking of 3PD and taxes of 3PD or any of its subsidiaries for any pre-closing period directly from each Equityholder, in accordance with their respective pro rata percentage ownership of 3PD, up to the amount each such Equityholder received as a result of the transactions contemplated by the Stock Purchase Agreement (the “Proceeds Cap”); and

•	except for losses arising from fraud by any stockholder of 3PD or 3PD, the maximum aggregate amount of indemnity required to be paid by each Equity Holder shall not exceed the Proceeds Cap.

3PD Management

In connection with the 3PD Transaction, each member of the 3PD senior management team has signed an employment agreement with the Company that is effective upon completion of the acquisition. Additionally, in order to incentivize 3PD’s management, at or promptly following the closing the Company intends to grant to the 3PD management team time- and performance-based restricted stock unit (“RSU”) awards under the XPO Logistics, Inc. Amended and Restated 2011 Omnibus Incentive Compensation Plan. Pursuant to the RSU award agreements, members of the 3PD management team would be eligible to earn up to 600,000 RSUs in the aggregate, of which 100,000 would vest based on the passage of time and 500,000 would vest based on the achievement of certain goals with respect to 3PD’s financial performance during 2014, 2015 and 2016 as part of the combined company. The vesting of all such RSUs also would be subject to the price of the Company’s common stock exceeding $32.50 per share for a designated period of time and continued employment at the Company by the grantee as of the vesting date.

The Financing Transactions

On July 12, 2013, in connection with the Stock Purchase Agreement, XPO AQ, Inc., a wholly owned subsidiary of the Company, entered into a commitment letter (the “Commitment Letter”) with Credit Suisse Securities (USA) LLC and Credit Suisse AG. On July 25, 2013, Morgan Stanley Senior Funding, Inc. (together with Credit Suisse Securities (USA) LLC and Credit Suisse AG, the “Commitment Parties”) executed a joinder to the Commitment Letter. As more fully described below and subject to certain reductions based on the net cash proceeds of certain indebtedness for borrowed money or this offering of our Common Stock or any other offering of equity securities, the Commitment Letter provides that the Commitment Parties will commit to provide a $140 million first lien term loan credit facility (the “First Lien Facility”) and a $55 million second lien term loan credit facility (the “Second Lien Facility” and collectively, the “Facilities”). If we receive net cash proceeds of certain indebtedness for borrowed money or from this offering of our Common Stock or any other offering of equity securities in an aggregate amount equal to or greater than $55 million, then the commitments with respect to the Facilities shall be automatically and permanently reduced by an amount equal to such net cash proceeds; provided that if the aggregate amount of such net cash proceeds is less than the aggregate committed amount of both of the Facilities, such amounts shall first reduce the commitments under the Second Lien Facility and then reduce the commitments under the First Lien Facility until the commitments with respect to the First Lien

Facility are not less than $125 million. In addition, we may terminate the commitments with respect to the Facilities in whole, but we may not reduce the commitments in part except as contemplated by the foregoing. The proceeds of the Facilities are solely to be used to consummate the 3PD acquisition, including paying the purchase price, repaying existing debt and paying transaction costs. Upon consummation of this offering of our Common Stock, we may terminate the commitments with respect to the Facilities or such commitments may be reduced as described above.

The commitments to provide the Facilities are subject to various conditions, including (i) the absence of a material adverse effect having occurred with respect to 3PD and its subsidiaries, (ii) the execution of satisfactory definitive documentation and (iii) other customary closing conditions.

First Lien Facility

As discussed above, the commitments for the First Lien Facility are in an aggregate amount of $140 million, subject to certain reductions based on the net cash proceeds of certain indebtedness for borrowed money or this offering of our Common Stock or any other offering of equity securities. We would be entitled, subject to satisfaction of customary conditions, on one or more occasions, to incur additional first lien term loans under the First Lien Facility, and/or establish a revolving credit facility under the definitive documentation for the First Lien Facility, in an aggregate amount of up to $30 million. The First Lien Facility would mature 6 years after the closing date of the 3PD acquisition. The interest rate under the First Lien Facility would be, at the option of the borrower under such facility (which will be a subsidiary of XPO AQ, Inc., the “Borrower”), adjusted LIBOR plus 5.0% or an alternate base rate plus 4.0%. The alternate base rate is the highest of (i) Credit Suisse AG’s prime rate, (ii) the federal funds effective rate plus  1/2 of 1.0% and (iii) one-month adjusted LIBOR plus 1.0%. Adjusted LIBOR would be deemed to be not less than 1.25% per annum. The First Lien Facility and any hedging arrangements under the First Lien Facility would be guaranteed by a newly formed holding company (“Holdings”) of the Borrower and, subject to certain exceptions, by each direct and indirect domestic subsidiary (the “Subsidiary Guarantors”) of the Borrower. Subject to certain exceptions, the First Lien Facility, the guarantees and any hedging arrangements under the First Lien Facility would be secured on a first-priority basis by substantially all the assets of Holdings, the Borrower and each Subsidiary Guarantor. The First Lien Facility would contain customary affirmative and negative covenants and would be subject to total debt to EBITDA and minimum interest coverage ratio tests.

Second Lien Facility

As discussed above, the commitments for the Second Lien Facility are in an aggregate amount of $55 million, subject to certain reductions based on the net cash proceeds of certain indebtedness for borrowed money or this offering of our Common Stock or any other offering of equity securities. The Second Lien Facility would mature 6.5 years after the closing date of the 3PD acquisition. The interest rate under the Second Lien Facility would be, at the option of the Borrower, adjusted LIBOR plus 9.0% or an alternate base rate plus 8.0%. The alternate base rate is the highest of (i) Credit Suisse AG’s prime rate, (ii) the federal funds effective rate plus  1/2 of 1.0% and (iii) one-month adjusted LIBOR plus 1.0%. Adjusted LIBOR would be deemed to be not less than 1.25% per annum. The Second Lien Facility would be guaranteed by Holdings and the Subsidiary Guarantors. The Second Lien Facility and the guarantees under the Second Lien Facility would be secured on a second-priority basis by all the collateral securing the First Lien Facility. The Second Lien Facility would contain customary affirmative and negative covenants and would be subject to total debt to EBITDA and minimum interest coverage ratio tests.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $208,962,159. If the underwriters exercise their option to purchase additional shares in full, the net proceeds of this offering will be approximately $240,388,981. “Net proceeds” is what we expect to receive after paying the underwriting discounts and commissions and other estimated expenses of the offering. We intend to use the net proceeds of this offering, together with cash on hand, to finance our acquisition of 3PD and to pay related fees and expenses.

This offering is not contingent on completion of the 3PD acquisition. In the event that the 3PD acquisition is not completed, we will not have any obligation to offer to repurchase the Common Stock sold in this offering. If the 3PD acquisition is not completed, we will use the net proceeds of this offering for general corporate purposes, which may include strategic acquisitions. Pending application of the net proceeds of this offering for the foregoing purposes, we expect to invest such net proceeds in high-quality, short-term debt securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and consolidated capitalization as of June 30, 2013 (i) on an historical basis, (ii) on an as-adjusted basis to give effect to this offering but not the application of our net proceeds from this offering to fund the acquisition of 3PD, assuming no exercise of the underwriters’ option to purchase 1,454,104 additional shares of Common Stock from the Company and (iii) on an as further adjusted basis giving effect to the acquisition of 3PD. The historical data in the table is derived from and should be read in conjunction with our consolidated financial statements, including the accompanying notes, which are incorporated by reference in this prospectus supplement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K filed with the SEC on March 12, 2013, as well as our Quarterly Report on Form 10-Q filed with the SEC on August 1, 2013, each of which is incorporated herein by reference.

	As of June 30, 2013
	Actual	As adjusted	As further adjusted
Total cash and cash equivalents	$178,155,000	$387,117,159	$52,617,159
Long-term debt, including current portion	$112,814,000	$112,814,000	$112,814,000
Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, 74,275 shares issued and outstanding	42,794,000	42,794,000	42,794,000
Common stock, $.001 par value; 150,000,000 shares authorized, 18,241,217, 27,935,244 and 28,356,963 shares issued, respectively, and 18,196,217, 27,890,244 and 28,311,963 shares outstanding, respectively	18,000	27,694	28,116
Additional paid-in capital	267,806,000	476,758,465	484,552,043
Treasury stock, at cost, 45,000 shares held	(107,000)	(107,000)	(107,000)
Accumulated deficit	(93,679,000)	(93,679,000)	(93,679,000)

Total stockholders’ equity	$216,832,000	$425,794,159	$433,588,159

Total capitalization	$329,646,000	$538,608,159	$546,402,159

MARKET FOR THE COMMON STOCK AND DIVIDENDS

Our Common Stock is listed and traded on the NYSE under the symbol “XPO.” The table below sets forth, for the quarters indicated, the high and low closing sales prices (adjusted for the 4-for-1 reverse stock split effective September 2, 2011) for our Common Stock on the NYSE.

	High	Low
2011
First Quarter	$12.12	$8.48
Second Quarter	$13.28	$8.28
Third Quarter	$17.00	$7.67
Fourth Quarter	$12.66	$6.98
2012
First Quarter	$18.34	$11.35
Second Quarter	$19.02	$15.25
Third Quarter	$16.50	$11.93
Fourth Quarter	$17.38	$11.60
2013
First Quarter	$18.59	$16.60
Second Quarter	$18.25	$15.82
Third Quarter (through August 7, 2013)	$25.41	$17.96

On August 7, 2013, the last reported sale price of our Common Stock on the NYSE was $23.22 per share and there were 18,210,716 shares of our Common Stock outstanding.

We have never paid, and have no immediate plans to pay, cash dividends on our Common Stock. We currently plan to retain future earnings and cash flows for use in the development of our business and to enhance stockholder value through growth and continued focus on increasing profitability rather than pay dividends on our Common Stock. We expect that any future credit agreement we enter into will impose restrictions on our ability to pay cash dividends on our Common Stock. In addition, our outstanding shares of Series A Convertible Perpetual Preferred Stock restrict the payment of dividends on our Common Stock in the event the full dividends on our Series A Preferred Stock have not been paid. Accordingly, we do not anticipate paying any cash dividends on our Common Stock in the near future. Future payment of dividends on our Common Stock would depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On July 12, 2013, XPO Logistics, Inc. (“XPO Logistics” or the “Company”) entered into a Stock Purchase Agreement (the “3PD Agreement”) with 3PD Holding, Inc. (“3PD”), Logistics Holding Company Limited, Mr. Karl Meyer, Karl Frederick Meyer 2008 Irrevocable Trust II, Mr. Randall Meyer, Mr. Daron Pair, and Mr. James J. Martell to acquire all of the outstanding capital stock of 3PD (“the 3PD Transaction”). 3PD is the largest non-asset, third party provider of heavy goods, last-mile logistics in North America. A copy of the 3PD Agreement was filed with the Form 8-K filed with the SEC on July 15, 2013.

The total consideration payable under the 3PD Agreement is approximately $365 million, payable in cash, deferred payments (including an escrow), $8 million of restricted shares of the Company’s common stock, and the payoff of certain indebtedness. The closing of the 3PD Transaction is subject to customary closing conditions. The 3PD Agreement includes customary representations, warranties and covenants. Subject to certain limitations, each party has agreed to indemnify the other for breaches of representations, warranties and covenants and other matters. The 3PD Transaction is not subject to any financing condition. The 3PD Agreement contains certain termination rights for both the Company and the sellers and provides that if the Company fails to close the 3PD Transaction after all of its conditions to close have been satisfied or waived, the Company may be required to pay 3PD a termination fee in the amount of $18 million.

On October 24, 2012, XPO Logistics and its wholly-owned subsidiary, XPO Logistics, LLC (“XPO LLC”), entered into a definitive asset purchase agreement (the “Turbo Agreement”) with Turbo Logistics, Inc. and Turbo Dedicated, Inc. (together with Turbo Logistics, Inc., “Turbo”), Ozburn-Hessey Logistics, LLC, and OHH Acquisition Corporation. Turbo primarily operates a non-asset-based, third party logistics business in Gainesville, Ga.; Reno, Nev.; Chicago, Ill.; and Dallas, Texas. Pursuant to the Turbo Agreement, on October 24, 2012 the Company purchased substantially all of the assets of Turbo for total cash consideration of $50.075 million, excluding any working capital adjustments, with no assumption of debt (the “Turbo Transaction”). The assets acquired pursuant to the Turbo Agreement included rights under certain contracts, intellectual property, equipment, accounts receivable, and other related assets.

On August 3, 2012, XPO Logistics acquired the freight brokerage operations of Kelron Corporate Services Inc. and certain affiliated companies, which operate a non-asset-based, third party logistics business in Toronto, Ontario; Montreal, Quebec; Vancouver, British Columbia; and Cleveland, Ohio. The purchase was completed through two related transactions (collectively, the “Kelron Transactions”): XPO Logistics’ wholly-owned subsidiary, XPO Logistics Canada Inc., an Ontario corporation (“XPO Canada”), entered into a Share Purchase Agreement, dated August 3, 2012 (the “Kelron Share Purchase Agreement”), with 1272387 Ontario Inc., 1272393 Ontario Inc., Keith Matthews and Geoff Bennett (collectively, the “Share Sellers”), pursuant to which XPO Canada purchased all of the outstanding capital stock of Kelron Corporate Services Inc. Contemporaneously with the execution of the Kelron Share Purchase Agreement, XPO LLC entered into an Asset Purchase Agreement, dated August 3, 2012 (the “Kelron Cleveland Agreement” and together with the Kelron Share Purchase Agreement, the “Kelron Purchase Agreements”), with Kelron Distribution Systems (Cleveland) LLC (“Kelron Cleveland”), a Delaware limited liability company, Geoff Bennett and Keith Matthews (collectively, the “Asset Sellers” and together with the Share Sellers, the “Sellers”), pursuant to which XPO LLC purchased substantially all of the assets of Kelron Distribution Systems (Cleveland) LLC. The total consideration payable under the Kelron Purchase Agreements for Kelron Corporate Services, Inc. and Kelron Cleveland (collectively “Kelron”) was approximately $8.0 million, payable in cash, deferred payments (including an escrow), and assumption of certain indebtedness. The assets purchased under the Kelron Cleveland Agreement included rights under certain contracts, intellectual property, office equipment, account receivables, and other related assets.

The Kelron Transactions along with the Turbo Transaction and the 3PD Transaction are referred to as the “Transactions” below.

The following unaudited pro forma condensed combined financial statements and related notes combine the historical consolidated balance sheets and statements of operations of XPO Logistics, the consolidated balance sheets and statements of comprehensive loss of 3PD, the combined statement of operations of Turbo, and the consolidated statement of operations of Kelron.

For purposes of preparing the unaudited pro forma condensed combined financial statements, XPO Logistics has combined the XPO Logistics consolidated statement of operations for the twelve months ended December 31, 2012 with 3PD’s consolidated statement of comprehensive loss for the period ended December 31, 2012, Turbo’s combined statement of operations for the period ended October 23, 2012, and Kelron’s consolidated statement of operations for the period ended August 2, 2012. The results of Turbo and Kelron for the remainder of the year ended December 31, 2012 were included with the XPO historical results. For purposes of preparing the unaudited pro forma condensed combined financial statements for the six months ended June 30, 2013, XPO Logistics has combined the XPO Logistics condensed consolidated statement of operations and 3PD’s consolidated statement of comprehensive loss for the six months ended June 30, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 and the six months ended June 30, 2013 give effect to the Transactions as if they had occurred on January 1, 2012. The unaudited pro forma condensed combined balance sheet assumes that the 3PD Transaction was completed on June 30, 2013. The unaudited pro forma condensed combined balance sheet and condensed combined statement of operations of XPO Logistics as of and for the six months ended June 30, 2013 were derived from its unaudited condensed consolidated financial statements as of June 30, 2013 (as filed on Form 10-Q with the SEC on August 1, 2013). The unaudited pro forma condensed combined statement of operations of XPO Logistics for the twelve months ended December 31, 2012 was derived from the audited consolidated financial statements of XPO Logistics for the year ended December 31, 2012 (as filed on Form 10-K with the SEC on March 12, 2013). The unaudited pro forma condensed combined balance sheet and condensed combined statement of operations of 3PD as of and for the six months ended June 30, 2013 were derived from its unaudited consolidated financial statements as of June 30, 2013 included in Exhibit 99.3 hereto. The unaudited pro forma condensed combined statement of operations of 3PD for the twelve months ended December 31, 2012 was derived from its audited consolidated financial statements for the twelve months ended December 31, 2012 included in Exhibit 99.2 hereto. The unaudited pro forma condensed combined statement of operations of Turbo for the 297 days ended October 23, 2012 was derived from its unaudited combined financial statements for the 297 days ended October 23, 2012. The unaudited pro forma condensed combined statement of operations of Kelron for the 215 days ended August 2, 2012 was derived from its unaudited combined financial statements for the 215 days ended August 2, 2012.

The historical consolidated financial information of XPO Logistics, the consolidated financial information of 3PD, the combined financial information of Turbo, and the consolidated financial information of Kelron have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma events may not be indicative of actual events that would have occurred had the combined businesses been operating as a separate and independent business and may not be indicative of future events which may occur. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not intended to represent or be indicative of what the combined company’s financial position or results of income actually would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information does not include the impact of any revenue, cost or other operating synergies that may result from the Transactions.

The Company has arranged for a loan facility with Credit Suisse Securities (USA) LLC, Credit Suisse AG and Morgan Stanley to provide financing for the 3PD Transaction in the event the Company is unable to secure the contemplated equity financing. However, the Company expects to fund the 3PD Transaction with equity financing and cash on hand thus the unaudited pro forma condensed combined financial information reflects such equity financing.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2013

(In thousands)

	XPO	3PD	Pro Forma Adjustments 2(a)		Pro Forma Combined
	Historic	Historic
ASSETS
Cash and cash equivalents	$178,155	$10,453	$(188,608)	(1)(2)(5)	$—
Restricted cash	—	1,672	—		1,672
Accounts receivable, net of allowances	89,740	29,235	—		118,975
Prepaid expenses	2,095	741	—		2,836
Deferred tax asset, current	938	258	987	(9)	2,183
Income tax receivable	2,840	303	—		3,143
Other current assets	4,203	1,024	—		5,227

Total current assets	277,971	43,686	(187,621)		134,036

Property and equipment, net of accumulated depreciation	15,554	9,688	—		25,242
Goodwill	69,927	109,697	126,478	(3)	306,102
Identifiable intangible assets, net of accumulated amortization	30,121	96,301	59,199	(4)	185,621
Deferred tax asset, long term	72	—	—		72
Other long-term assets	834	5,378	(4,894)	(2)	1,318

Total long-term assets	116,508	221,064	180,783		518,355

Total assets	$394,479	$264,750	$(6,838)		$652,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$23,591	$14,747	$—		$38,338
Accrued salaries and wages	5,570	1,953	1,343	(6)	8,866
Accrued expenses, other	23,733	10,043	—		33,776
Current maturities of notes payable and capital leases	850	10,500	(10,500)	(2)	850
Other current liabilities	1,548	169	1,110	(7)	2,827

Total current liabilities	55,292	37,412	(8,047)		84,657

Convertible senior notes	111,197	—	—		111,197
Notes payable and capital leases, net of current maturities	767	145,241	(145,241)	(2)	767
Deferred tax liability, long-term	6,553	23,352	8,963	(3)(4)(9)	38,868
Other long-term liabilities	3,838	3,779	19,092	(1)(2)	26,709

Total long-term liabilities	122,355	172,372	(117,186)		177,541

Stockholders’ equity:
Preferred stock	42,794	—	—		42,794
Common stock	18	52	7,132	(1)(5)(8)	7,202
Additional paid-in capital	267,806	102,593	55,600	(1)(5)(8)	425,999
Treasury stock	(107)	—	—		(107)
Accumulated other comprehensive income (loss)	—	(106)	106	(8)	—
Accumulated deficit	(93,679)	(47,573)	55,557	(6)(7)(8)(9)	(85,695)

Total stockholders’ equity	216,832	54,966	118,395		390,193

Total liabilities and stockholders’ equity	$394,479	$264,750	$(6,838)		$652,391

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2013

(In thousands, except per share data)

	XPO	3PD	Pro Forma Adjustments 3(a)		Pro Forma Combined
	Historic	Historic

Revenue	$251,090	$166,145	$—		$417,235
Expenses
Direct expense	215,490	113,612	—		329,102

Gross Margin	35,600	52,533	—		88,133
Selling, general and administrative expense	60,982	46,781	1,546	(1)(2)(3)(4)	109,309

Operating (loss) income	(25,382)	5,752	(1,546)		(21,176)
Other expense	58	—	—		58
Interest expense (income)	6,170	10,074	(9,814)	(5)	6,430

(Loss) income before income tax provision	(31,610)	(4,322)	8,268		(27,664)
Income tax expense (benefit)	296	(1,589)	(7,295)	(6)	(8,588)

Net (loss) income	(31,906)	(2,733)	15,563		(19,076)
Cumulative preferred dividends	(1,486)	—	—		(1,486)

Net (loss) income available to common shareholders	$(33,392)	$(2,733)	$15,563		$(20,562)

Basic loss per share
Net loss	$(1.84)	$—	$—		$(0.81)
Diluted loss per share
Net loss	$(1.84)	$—	$—		$(0.81)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	18,107	—	7,184	(8)(9)	25,291
Diluted weighted average common shares outstanding	18,107	—	7,184	(8)(9)	25,291

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

XPO Logistics, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2012

(In thousands, except per share data)

	XPO	3PD	3PD		Turbo(4)	Turbo		Kelron(6)	Kelron		Pro Forma Combined
	Historic	Historic	Pro Forma Adjustments 3(a)		Historic January 1, 2012 - October 23, 2012	Pro Forma Adjustments 5(a)		Historic January 1, 2012 - August 2, 2012 7(a)	Pro Forma Adjustments 7(b)

Revenue	$278,591	$306,064	$—		$99,741	$—		$59,060	$—		$743,456
Expenses
Direct expense	237,765	211,760	—		82,752	—		52,596	—		584,873

Gross Margin	40,826	94,304	—		16,989	—		6,464	—		158,583
Selling, general and administrative expense	68,790	80,340	3,781	(1)(2)(3)(4)	15,113	968	(1)	7,221	396	(1)	176,609
Impairment of goodwill	—	—	—		25,753	—		—	—		25,753

Operating (loss) income	(27,964)	13,964	(3,781)		(23,877)	(968)		(757)	(396)		(43,779)
Other expense (income)	363	—	—		—	—		(44)	—		319
Interest expense (income)	3,207	19,809	(19,809)	(5)	1,826	(1,894)	(2)	59	(46)	(2)	3,152
Loss on foreign currency translation	—	—	—					(121)	—		(121)

(Loss) income before income tax provision	(31,534)	(5,845)	16,028		(25,703)	926		(893)	(350)		(47,371)
Income tax (benefit) expense	(11,195)	(3,027)	6,091	(7)	(7,455)	352	(3)	(138)	(91)	(3)	(15,463)

Net (loss) income	(20,339)	(2,818)	9,937		(18,248)	574		(755)	(259)		(31,908)
Cumulative preferred dividends	(2,993)	—	—		—	—		—	—		(2,993)

Net (loss) income available to common shareholders	$(23,332)	$(2,818)	$9,937		$(18,248)	$574		$(755)	$(259)		$(34,901)

Basic loss per share
Net loss	$(1.49)	$—	$—		$—	$—		$—	$—		$(1.53)
Diluted loss per share
Net loss	$(1.49)	$—	$—		$—	$—		$—	$—		$(1.53)
Weighted average common shares outstanding
Basic weighted average common shares outstanding	15,694	—	7,184	(8)(9)	—	—		—	—		22,878
Diluted weighted average common shares outstanding	15,694	—	7,184	(8)(9)	—	—		—	—		22,878

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

43

Notes to Unaudited Pro Forma Condensed Combined Financial Data

(Dollar Amounts are Presented in Thousands)

(1)	3PD Purchase Price

The estimated purchase price of $365,380 and the allocation of the estimated purchase price discussed below are preliminary, and subject to certain post-closing adjustments including a potential adjustment to working capital. A final determination of required adjustments will be made based upon the final evaluation of the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed. The purchase price will be adjusted by the amount by which the final working capital as of the closing date is different from the target working capital per the 3PD Agreement. The estimated purchase price consists of $334,500 of cash payable at the time of closing, a $22,500 holdback which is payable to the sellers upon resolution of certain indemnifiable matters, and $8,380 of XPO Logistics common stock which represents the fair value of 421,719 common shares issued as consideration in conjunction with the 3PD Agreement at the market price at the close on July 31, 2013 of $24.46 per share. The final number of shares to be issued to the sellers will be determined based upon the after-tax proceeds of four shareholders calculated using the July 12, 2013 share price of $18.97. After tax proceeds are currently estimated to be $8,000. The equity portion of the purchase price has been adjusted for a marketability discount related to the holding period restriction associated with the common stock issued as consideration in the 3PD Transaction. The final purchase price will be computed using the value of XPO Logistics common stock on the closing date, therefore the actual purchase price will fluctuate with the market price of XPO Logistics common stock until the acquisition is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. The following represents the preliminary estimate of the purchase price to be paid in tabular format:

Description
Cash payment to Sellers	$334,500
Shares issued to Sellers	8,380
Holdback for resolution of certain indemnifiable matters	22,500

Fair value of total consideration	$365,380

The following table provides sensitivities to changes in purchase price due to changes in the per share price of XPO Logistics common stock:

	Price of XPO Logistics Common Stock	Shares Issued	Calculated Value of Stock Consideration	Fair Value of Stock Consideration	Cash Consideration Transferred	Holdback for Resolution of Certain Indemnifiable Matters	Total Purchase Price
As of July 31, 2013	$24.46	421,719	$10,315	$8,380	$334,500	$22,500	$365,380
Decrease of 10%	$22.01	421,719	$9,282	$7,541	$334,500	$22,500	$364,541
Increase of 10%	$26.91	421,719	$11,348	$9,219	$334,500	$22,500	$366,219

The following tables summarize the purchase price allocation adjustments of the assets acquired and liabilities assumed as if the acquisition date was June 30, 2013. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final evaluation of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. The final evaluation of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed may include adjustments, including increases to amortization resulting from the allocation of the purchase price to amortizable intangible assets, which may be material. Adjustments to the fair value of intangible assets acquired and liabilities assumed will impact the value of goodwill recognized in the 3PD Transaction, and the adjustment to goodwill may be material. For illustrative purposes, the preliminary allocation of the purchase price to the fair value of 3PD’s assets acquired and liabilities assumed assuming the acquisition date was June 30, 2013 is presented as follows:

Description
Estimated purchase price	$365,380

Carrying value of 3PD net assets acquired:(a)	92,502

Less: Historic intangible assets	(96,301)
Plus: Fair value of trademarks/trade names	5,500
Plus: Fair value of non compete agreements	6,500
Plus: Fair value of carrier relationships	16,000
Plus: Fair value of customer relationships	110,000
Plus: Fair value of technology	17,500
Less: Fair value of deferred tax liability on step-up of intangible assets	(22,496)

Fair value of increase in intangible assets, net of deferred tax liability	36,703

Fair value of goodwill	$236,175

Description
Carrying value of 3PD net assets	$54,966
Less: Assets not acquired	(15,999)
Plus: Liabilities not assumed	159,149
Plus: Deferred tax liability on historical goodwill	4,083
Less: Historic goodwill	(109,697)

Carrying value of 3PD net assets acquired	$92,502

(a)	Management believes the historical carrying amounts approximate fair value.

(2)	Description of 3PD Pro Forma Adjustments, as presented on the June 30, 2013 Balance Sheet

a.	Represents purchase price adjustments for the acquisition of 3PD as follows:

(1)	Represents an adjustment for the transaction price of $365,380, consisting of $334,500 of cash payable at the time of closing, a $22,500 holdback which is payable to the sellers upon resolution of certain indemnifiable matters, and $8,380 representing the fair value of 421,719 common shares issued as consideration in conjunction with the 3PD Agreement. The equity portion of the purchase price has been adjusted for a marketability discount related to the holding period restriction associated with the common stock issued as consideration. For pro forma purposes, the purchase price payable in cash will be funded as follows:

Description

Available cash on hand	$178,155

Common stock issuance, net of issuance costs and restricted cash due	156,345

Total cash consideration payable	$334,500

See footnote 5 for information on the common stock issuance.

(2)	Represents adjustments to the combined company for assets and liabilities of 3PD not acquired by XPO Logistics, including assets of $15,999 (consisting of $10,453 of cash, $652 of restricted cash (adjustment was recorded through unrestricted cash based on practical limitations of releasing restricted cash through the captive insurance company), and $4,894 of deferred financing costs) and liabilities of $159,149 (consisting of $10,500 of the current portion of long-term debt, $145,241 of the non-current portion of long-term debt, $29 of interest rate swap liability, and $3,379 of liability related to contingent consideration from a previous acquisition).

(3)	Eliminates goodwill and the related deferred tax liability recorded in the historical financial statements of 3PD of $109,697 and $4,083, respectively, and records the preliminary fair value of goodwill resulting from the pro forma allocation of the purchase price as if the acquisition had occurred using a preliminary estimate of $236,175. The adjustment represents the net impact to goodwill of $126,478. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually in accordance with applicable accounting guidance on goodwill. The goodwill resulting from the acquisition is not deductible for income tax purposes.

(4)	Represents the preliminary allocation of purchase price to identifiable intangible assets, as follows:

Preliminary Fair Value
Trademarks / Trade Names	$5,500
Non Compete Agreements	6,500
Technology	17,500
Carrier Relationships	16,000
Customer Relationships	110,000

$155,500

The adjustment of $59,199 to identifiable intangible assets is a result of the preliminary allocation of purchase price to identifiable intangible assets less the historical net identifiable intangible assets of $96,301. A deferred tax liability was recorded related to the step up of tax basis due to the preliminary allocation of purchase price to identifiable intangible assets of $22,496.

(5)	The pro forma financial statements reflect the assumed issuance of approximately $165,397 of common stock to fund the difference between the purchase price and the amount of cash on hand as of June 30, 2013. Net proceeds after fees are expected to be approximately $156,997. The XPO Logistics common stock closing price of $24.46 per share on July 31, 2013 was used to determine the number of shares issued. A $1.00 increase in the issue price of XPO Logistics common stock would decrease the number of shares issued by 265,590 while a $1.00 decrease in the issue price of XPO Logistics common stock would increase the number of shares issued by 288,232. In the event that the Company is unable to secure the contemplated equity financing for the 3PD Transaction, it has arranged for a loan facility with Credit Suisse and Morgan Stanley to finance the acquisition. This facility consists of a $140 million First Lien Facility and a $55 million Second Lien Facility. These facilities bear interest at Adjusted LIBOR plus 5.0% or an Alternate Base Rate plus 4.0% and Adjusted LIBOR plus 9.0% or an Alternate Base Rate plus 8.0%, respectively. If the Company drew down on the available facilities to finance the 3PD Transaction, it would result in $14,666 of interest expense on an annual basis.

(6)	As part of the 3PD Transaction, XPO Logistics agreed to guarantee the payment of 3PD management’s 2013 annual bonuses totaling $2,015. No future service is required by 3PD management to receive the 2013 annual bonuses from XPO Logistics. The adjustment of $1,343 represents the difference between the total payout and the amount accrued at June 30, 2013.

(7)	Reflects adjustments to account for transaction costs of $1,110 related to the 3PD Transaction. As the transaction expenses will not have a continuing impact, the transaction expenses are not reflected in the unaudited pro forma condensed combined statements of operations.

(8)	Reflects adjustments to eliminate 3PD’s historical common stock, additional paid-in capital, accumulated other comprehensive income, and accumulated deficit of $52, $102,593, ($106), and ($47,573), respectively.

(9)	Represents the effect on deferred taxes due to the release of the Federal valuation allowance described below in footnote 6 to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013.

(3)	Description of 3PD Pro Forma Adjustments, as presented in the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2013 and twelve months ended December 31, 2012

a.	Represents purchase price adjustments for the acquisition of 3PD as follows:

(1)	To record pro forma amortization expense of $8,202 and $16,403 for the six months ended June 30, 2013 and twelve months ended December 31, 2012 unaudited pro forma condensed combined statements of operations, respectively, on the portion of the purchase price allocated to intangible assets. 3PD had historic amortization of intangible assets of $5,485 and $10,969 for the six and twelve month periods, respectively. The pro forma adjustments reflect the respective incremental increases to amortization expense of $2,717 and $5,434 for the six months ended June 30, 2013 and twelve months ended December 31, 2012. Pro forma amortization is calculated as follows:

			Estimated Amortization (a)
	Preliminary Fair Value	Estimated Weighted Average Life (years)	For the 6 months ended June 30, 2013	For the 12 months ended December 31, 2012
Trademarks / Trade Names	$5,500	3.00	$917	$1,833
Non Compete Agreements	6,500	5.00	650	1,300
Technology	17,500	6.50	1,346	2,692
Carrier Relationships	16,000	9.00	889	1,778
Customer Relationships	110,000	12.50	4,400	8,800

	$155,500		$8,202	$16,403

(a)	Amortization expense has been calculated using the straight-line method over the estimated useful life.

(2)	Represents the removal of management fees related to the former owners of 3PD of $417, and $834 for the six months ended June 30, 2013 and twelve months ended December 31, 2012 unaudited pro forma condensed combined statements of operations, respectively.

(3)	As part of the 3PD Transaction, 3PD management entered into new employment agreements with XPO Logistics which provide for stock compensation. Based on the contractual nature of the agreements, the adjustments reflect the change in stock compensation expense under each arrangement. Stock compensation under the new agreements was $527 and $1,054 for the six months ended June 30, 2013 and twelve months ended December 31, 2012, respectively. 3PD had historic stock compensation expense of $381 and $76 for the six and twelve month periods, respectively. The pro forma adjustments show the respective net differences to stock compensation expense of $146 and $978, respectively. The stock compensation expense recognized in the pro forma financial statements for the new arrangements includes only the time-based awards granted. Compensation expense has not been recognized for performance-based awards due to the inability to determine whether the performance goals would have been met assuming the performance based targets were set on January 1, 2012.

(4)	Represents the removal of amortization related to deferred financing costs of 3PD not acquired in the 3PD Transaction of $900 and $1,797 for the six months ended June 30, 2013 and twelve months ended December 31, 2012 unaudited pro forma condensed combined statements of operations, respectively.

(5)	Represents the removal of interest related to debt of 3PD not assumed in the 3PD Transaction of $9,814, and $19,809 for the six months ended June 30, 2013 and twelve months ended December 31, 2012 unaudited pro forma condensed combined statements of operations, respectively. The $260 interest expense excluded from the pro forma adjustment for the six months ended June 30, 2013 relates to a contractual liability which remains as stipulated in the 3PD Agreement.

(6)	Represents the income tax effect of the pro forma adjustments for the six months ended June 30, 2013 of $3,142 calculated using an estimated statutory tax rate of 38.0% (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 3.0%) offset by the benefit generated through release of the Company’s Federal tax valuation allowance. The Federal valuation allowance of $10,437 was released in full due to the deferred tax liability generated through the step-up of the intangible assets recorded in the pro forma balance sheet which was deemed sufficient to allow the recognition of the deferred tax benefit related to XPO Logistics’ historical net operating losses for which a full valuation allowance was taken. The state and foreign components of the valuation allowance were not affected by the step-up due to differences in jurisdiction. The net impact to income tax expense (benefit) of ($7,295) is shown in the pro forma condensed combined statement of operations.

(7)	Represents the income tax effect of the pro forma adjustments calculated using an estimated statutory tax rate of 38.0% (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 3.0%).

(8)	Represents the adjustment to basic and diluted weighted average shares outstanding for the effect of 421,719 shares issued as consideration in the 3PD Transaction.

(9)	Represents the adjustment to basic and diluted weighted average shares outstanding for the effect of 6,761,932 shares offered to raise capital to fund the 3PD Transaction. The following table provides sensitivities to changes in the number of shares issued to raise capital to fund the 3PD Transaction based on changes in the per share price of XPO Logistics common stock and the effect on earnings per share for each period presented.

	Price of XPO Logistics Common Stock	Shares Issued	Earnings Per Share at June 30, 2013	Adjusted Earnings Per Share at June 30, 2013	Earnings Per Share at December 31, 2012	Adjusted Earnings Per Share at December 31, 2012
As of July 31, 2013	$24.46	6,761,932	$(0.81)	$(0.81)	$(1.53)	$(1.53)
Decrease of $1.00	$23.46	7,050,164	$(0.81)	$(0.80)	$(1.53)	$(1.51)
Increase of $1.00	$25.46	6,496,342	$(0.81)	$(0.82)	$(1.53)	$(1.54)

(4)	Turbo Purchase Price

The purchase price of $50,075 and the allocation of the purchase price discussed below are considered final. The following table summarizes the purchase price allocation on the acquisition date of October 24, 2012.

For illustrative purposes the allocation of the purchase price to the fair value of Turbo’s net assets acquired at the acquisition date of October 24, 2012 is presented as follows.

Description
Purchase price	$50,075

Less: Fair value of Turbo net assets acquired	(4,345)
Less: Fair value of Trademarks / Trade Names	(725)
Less: Fair value of Non Compete Agreements	(1,800)
Less: Fair value of Customer Relationships	(10,000)

Fair value of Goodwill	$33,205

(5)	Description of Turbo Pro Forma Adjustments, as presented for the 297 days ended October 23, 2012 in the twelve months ended December 31, 2012 Unaudited Pro Forma Condensed Combined Statement of Operations

a.	Represents purchase price adjustments for the acquisition of Turbo as follows:

(1)	To record pro forma amortization expense of $1,522 for the 297 day period ended October 23, 2012 unaudited pro forma condensed combined statement of operations on the portion of the purchase price allocated to intangible assets. Turbo had historic amortization of intangible assets of $554 for the 297 day period. The pro forma adjustment shows the incremental increase to amortization expense of $968 for the period ended October 23, 2012. Pro forma amortization is calculated as follows:

	Fair Value	Estimated Weighted Average Life (years)	Estimated Amortization (a)
			For the 297 days ended October 23, 2012
Trademarks / Trade Names	$725	0.75	$725
Non Compete Agreements	1,800	10.00	146
Customer Relationships	10,000	12.50	651

	$12,525		$1,522

(a)	Amortization expense has been calculated using the straight-line method over the estimated useful life.

(2)	Represents the removal of interest related to debt of Turbo not assumed in Turbo Transaction of $1,894 for the 297 day period ended October 23, 2012 unaudited pro forma condensed combined statements of operations.

(3)	Represents the income tax effect of the pro forma adjustments calculated using an estimated statutory tax rate of 38.0% (i.e., the United States statutory income tax rate of 35.0% plus an estimated blended state income tax rate of 3.0%).

(6)	Kelron Purchase Price

The purchase price of $2,647 and the allocation of the purchase price discussed below are considered final. The following table summarizes the purchase price allocation on the acquisition date of August 3, 2012. For illustrative purposes the allocation of the purchase price to the fair value of Kelron’s net liabilities acquired at the acquisition date of August 3, 2012 is presented as follows.

Description
Purchase price	$2,647
Plus: Fair value of Kelron net liabilities acquired	2,878
Less: Fair value of Trademarks / Trade Names	(251)
Less: Fair value of Technology	(75)
Less: Fair value of Non Compete Agreement	(377)
Less: Fair value of Customer Relationships	(1,207)

Fair value of Goodwill	$3,615

(7)	Description of Kelron Pro Forma Adjustments, as presented for the 215 days ended August 2, 2012 in the twelve months ended December 31, 2012 Unaudited Pro Forma Condensed Combined Statement of Operations

a.	The following table shows the calculation of the total Kelron column in the unaudited pro forma condensed combined statement of operations for the 215 day period ending August 2, 2012.

	Historic Kelron (excluding Kelron Cleveland) January 1, 2012 - August 2, 2012				Cleveland Historic January 1, 2012 - August 2, 2012	Total Kelron
	Historic in $CAD, Canadian GAAP	US GAAP Adjustments	Historic in $CAD, US GAAP	Historic in $USD, US GAAP	Historic in $USD, US GAAP	Historic in $USD, US GAAP

Revenue	$56,470	$—	$56,470	$56,072	$2,988	$59,060
Expenses
Direct expense	50,380	—	50,380	50,025	2,571	52,596

Gross Margin	6,090	—	6,090	6,047	417	6,464
Selling, general and administrative expense	6,927	—	6,927	6,878	343	7,221
Impairment of goodwill	—	—	—	—	—	—

Operating (loss) income	(837)	—	(837)	(831)	74	(757)
Other (income) expense	(44)	—	(44)	(44)	—	(44)
Interest expense	59	—	59	59	—	59
Loss on foreign currency translation	(121)	—	(121)	(120)	(1)	(121)

(Loss) income before income tax provision	(973)	—	(973)	(966)	73	(893)
Income tax (benefit) expense	(284)	145 (i)	(139)	(138)	—	(138)

Net (loss) income	(689)	(145)	(834)	(828)	73	(755)
Cumulative preferred dividends	—	—	—	—	—	—

Net (loss) income available to common shareholders	$(689)	$(145)	$(834)	$(828)	$73	$(755)

(i)	Represents the income statement impact from a Canadian GAAP to US GAAP measurement difference in which US GAAP requires measurement of an uncertain tax position as the largest amount that is greater than 50% likely of being realized upon settlement, and Canadian GAAP requires measurement of the best estimate of the amount that is more likely than not to be realized.

b.	Represents purchase price adjustments for the acquisition of Kelron as follows:

(1)	To record pro forma amortization expense of $396 for the 215 day period ended August 2, 2012 unaudited pro forma condensed combined statement of operations on the portion of the purchase price allocated to intangible assets. Kelron had no historic amortization of intangible assets for the period. Pro forma amortization is calculated as follows:

	Fair Value	Estimated Weighted Average Life (years)	Estimated Amortization (a)
			For the 215 days ended August 2, 2012
Trademarks / Trade Names	$251	0.33	$251
Technology	75	1.50	29
Non Compete Agreements	377	5.00	44
Customer Relationships	1,207	10.00	72

	$1,910		$396

(a)	Amortization expense has been calculated using the straight-line method over the estimated useful life.

(2)	Represents the removal of interest related to extinguished debt of Kelron of $59 for the 215 day period ended August 2, 2012 unaudited pro forma condensed combined statement of operations and interest expense on the notes payable issued to the sellers for $13 for the 215 day period ended August 2, 2012 unaudited pro forma condensed combined statement of operations.

(3)	Represents the income tax effect of the pro forma adjustments calculated using the Canadian statutory income tax rate, adjusted for an Ontario Provisional rate, of 26.0%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

For a discussion and analysis of our financial condition and results of operations, please see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, each of which is incorporated herein by reference.

3PD BUSINESS

General

On July 12, 2013, we announced that we had entered into a definitive agreement to acquire all of the common stock of 3PD, Inc., a Delaware corporation. 3PD is the largest non-asset, third party provider of last-mile logistics in North America. Headquartered in Marietta, Georgia, 3PD was founded in 2001 to capitalize on rapid growth in the last-mile logistics segment primarily serving retail shippers. 3PD provides blue chip retailers with customized solutions tailored to their supply chain needs, and serves small and mid-sized shippers by matching them to carriers on a transactional basis. 3PD has differentiated itself through its ability to assure a highly satisfactory customer experience using proprietary technology and industry-leading process management. 3PD facilitates over 4.5 million deliveries per year, which we believe is more than twice the number of deliveries facilitated by its nearest competitor.

3PD operates from a national network of over 1,000 operating locations and uses over 2,000 branded contract carrier teams. As of June 30, 2013, 3PD leased 28 facilities and employed approximately 630 employees across the United States. For the year ended December 31, 2012, 3PD generated revenue of $306.1 million. For the six-month period ended June 30, 2013, 3PD generated revenue of $166.1 million.

We consider the acquisition of 3PD to be a major milestone in our growth strategy, and we believe that 3PD is a strong strategic fit for XPO:

•

Attractive high-growth end-markets: 3PD operates within the high-growth last-mile logistics market, which fits within our core competency of non-asset transportation logistics and should accelerate our growth rate. We believe that last-mile logistics is one of the fastest-growing segments of the third party logistics industry, and we believe that we can capitalize on this growth by acquiring the market leader within this space.

•

Complementary offering and cross-selling opportunity: We believe that 3PD’s last-mile logistics offerings are complementary to our current service offerings and will strengthen our position with shippers as a single-source provider. Upon the acquisition of 3PD, all of our customers will have access to best-in-class heavy goods, last-mile delivery services as an in-house XPO service, and all of 3PD’s current customers will have access to XPO’s suite of freight brokerage, freight forwarding and expedited transportation services. We believe that many shippers are choosing to consolidate their third party logistics services with fewer and larger providers who have deeper capacity and a broad range of services. Our expanded service offerings through the acquisition of 3PD should help us to capitalize on this trend.

•

Proprietary technology: We believe that we can use 3PD’s proprietary, industry-leading technology in other parts of our business. 3PD’s integrated technology platform offers many customer-centric processes, which include automated notifications, real-time feedback, conflict resolution, and functionality that allows customers to manage, monitor and measure the success of last-mile deliveries. We believe that our customers will benefit from having access to 3PD’s technology.

•

Experienced management team: 3PD has a strong customer-centric culture that was built by experienced leaders. Each member of 3PD’s senior management team, including its co-founders Karl Meyer and Randy Meyer, has signed an employment agreement with XPO and is expected to join us upon consummation of the acquisition.

Last-mile logistics is a sub-segment of the third party logistics industry; it consists of the final stage of the supply chain — that is, delivery from a local market distribution center or retail store to the end consumer’s home, business or jobsite. We believe that the North American last-mile delivery industry is approximately $12 billion in size and is growing rapidly, with only approximately 30% of deliveries currently outsourced to third party logistics providers. We further believe that the last-mile delivery industry will continue to be one of the fastest-growing segments of the third party logistics industry due to two trends; the increasing frequency of retailers outsourcing heavy goods deliveries to third party logistics providers, and the growth in consumer purchases of heavy goods over the Internet (i.e., through e-commerce). Similar to the third party logistics industry generally, the last-mile logistics industry is fragmented with many small, regional providers, which provides an opportunity for us to grow our presence through a disciplined acquisition strategy.

We believe that 3PD is well-positioned to capitalize on these growth trends in the last-mile logistics industry. As the leader in this space, 3PD used its network of approximately 900 contract carriers to facilitate over 4.5 million deliveries in 2012. 3PD’s significant scale in comparison to its competitors allows it to benefit from cost economies, greater access to carriers and greater quality control. As a result, 3PD can provide its customers with a “one-stop” shop for a wide range of last-mile services while maintaining a consistently high level of service across the United States. Its 3PDirect segment offers providers of heavy goods in the growing e-commerce market customizable delivery solutions on a nationwide basis. In addition, its proprietary technology facilitates the integration of 3PD into its customers’ businesses and strengthens these relationships. We also plan to scale up 3PD significantly larger than its current size through organic growth and strategic acquisitions. We believe that increased scale will help the 3PD business further capitalize on the rapid growth in last-mile logistics in North America.

3PD’s Business Units

As of June 30, 2013, 3PD’s operations consisted of three business units: 3PDedicated, 3PDirect and 3PDesktop. Each of these business units is described more fully below.

3PDedicated

3PDedicated contracts directly with contract carriers to provide large customers with dedicated trucks and personnel for last-mile delivery. These dedicated trucks can be fully branded with the customer’s logo if that is the customer’s preference. The dedicated carriers primarily operate in two-man delivery teams and may provide “white-glove” services, such as unpacking and installation of delivered items and removal of old items from the end-consumers’ homes or businesses. 3PD’s customers in this segment are generally blue chip retail companies. 3PDedicated has an intense focus on protecting its customers’ brands. This experience is tightly managed through 3PD’s proprietary technology and customer-centric processes. These processes include automated notifications, real-time feedback and rapid conflict resolution. Contracts for dedicated services are market-specific and vary in length, but are typically for terms of two to four years. 3PDedicated generated $273.1 million in revenue in fiscal 2012, or 89.2 percent of 3PD’s fiscal 2012 revenue.

3PDirect

3PDirect provides first-to-last-mile delivery, assembly and installation services of heavy goods on a transactional, pay-per-use basis. This business unit operates under a contract carrier operating model similar to 3PDedicated and uses the same proprietary systems and processes focused on customer satisfaction. However, the 3PDirect transactional model is tailored for customers who may not have the size, volume or geographic density required to engage a dedicated, last-mile logistics provider. 3PDirect services are extremely flexible and can be utilized by shippers of any type of product, including freight that falls outside the heavy goods category. 3PDirect generated $32.8 million in revenue in fiscal 2012, or 10.7 percent of 3PD’s fiscal 2012 revenue.

3PDesktop

3PDesktop provides 3PD’s proprietary technology platform and services to private fleet managers through license arrangements as an alternative to outsourcing. This technology enables customers to integrate all of their last-mile delivery activities on a single platform, and enables private fleet managers to oversee, monitor and measure the success of last-mile deliveries, regardless of who performs them. Strong customer demand for these capabilities led 3PD to make its patent-pending technology available on a standalone basis beginning in 2012.

Customers, Sales and Marketing

Like XPO, 3PD serves a diverse customer base, ranging from national blue chip retailers to smaller shippers and e-commerce enterprises across North America. 3PD has long standing relationships with large customers across multiple end-markets, typically based on multi-year contracts. These relationships are often managed at the local or regional market level rather than at a centralized corporate level. Additionally, many of 3PD’s customers rely on its proprietary technology to manage their last-mile delivery needs. In fiscal 2012, approximately 75 percent of 3PD’s annual revenue was derived from customers who relied on 3PD’s technology. 3PD believes that the combination of market relationship management and technological integration has fortified its relationships with many customers, thereby reducing the risk of attrition and enhancing the potential for revenue growth. Of 3PD’s top 30 customer relationships, 27 have been in place for more than a decade.

In fiscal 2012, 3PD’s largest customer, a blue chip home improvement retailer, accounted for approximately 30 percent of 3PD’s annual revenue, while its top three customers accounted for approximately 65 percent of its annual revenue. Representative customers in its 3PDedicated business unit include Lowe’s Companies, Inc., Sears Holdings Corporation, The Home Depot, Inc., Ashley Furniture Industries, Inc. and General Electric Company. In the 3PDirect business unit, representative customers include HD Supply Holdings, Inc., IKEA Group, Masco Corporation and Williams-Sonoma, Inc. Representative customers of 3PD’s 3PDesktop business unit include The Home Depot, Inc. and Lowe’s Companies, Inc.

Competition

The last-mile delivery industry has a diverse range of competitors against which 3PD must compete on the basis of service, reliability, rates and reputation for customer satisfaction. 3PD’s 3PDedicated business competes against large, national companies that offer the full spectrum of supply chain capabilities, smaller regional companies and the private fleets of its own customers (e.g., Lowe’s Companies, Inc. which maintains its own fleet of delivery trucks in addition to using 3PD’s services). Its 3PDirect business competes with the same larger supply chain management companies as well as agent-based networks. 3PD’s largest competitors in both its 3PDedicated and 3PDirect businesses include Exel Inc., CEVA Group Plc, J.B. Hunt Transport Services, Inc., and numerous smaller, regional competitors. 3PD has experienced a reduction in competitive intensity over the last two to three years and believes that it currently competes favorably with its competitors due to its nationwide scale, proprietary technology and diverse service offerings. In fiscal 2012, 3PD was the largest provider of heavy goods, last-mile logistics by number of deliveries in North America.

Legal Proceedings

3PD is involved as a defendant in five class action lawsuits in the U.S. District Court, Northern District of Illinois, Middlesex County Superior Court, New Jersey, U.S. District Court, District of Arizona, Tucson Division, U.S. District Court, Massachusetts and the 9th Circuit Court of Appeals, respectively. These lawsuits claim, in part, improper classification of 3PD’s independent contract carriers and seek damages based on alleged violations of wage and hour laws, amongst other things. In the class action in the 9th Circuit Court of Appeals, the trial court found in 3PD’s favor that the independent contract carriers were appropriately classified as independent contractors, and the plaintiffs’ appeal of that decision is currently pending. In the class action in the U.S. District Court, Massachusetts, the court certified a class and found in the plaintiffs’ favor on their claim that the independent contract carriers were misclassified as independent contractors rather than employees, but declined to certify a class as to the plaintiffs’ state wage law and other claims. 3PD believes that these claims are unfounded and intends to continue vigorously defending itself against these actions in court.

3PD is a party to a variety of other legal actions, both as a plaintiff and as a defendant, that arise in the ordinary course of business, and may in the future become involved in other legal actions. We do not currently expect any of these matters or these matters in the aggregate to have a material adverse effect on our results of operations, financial condition or cash flows. Pursuant to the Stock Purchase Agreement, the stockholders, option holders and warrant holders of 3PD have agreed to indemnify us for certain liabilities, including claims related to 3PD’s relationships with its independent contractors, subject to certain limits. In addition, we withheld $22.5 million of the purchase price and deposited a portion of the purchase price into escrow as security to satisfy the class action claims described above. However, there can be no assurance that this indemnification will be sufficient to protect us against the full amount of such liabilities.

MANAGEMENT AND DIRECTORS

We have assembled an experienced senior management team under the leadership of Mr. Jacobs. We provide below information regarding our executive officers and management team.

Bradley Jacobs has served as our Chief Executive Officer and Chairman of the board of directors since September 2011. Mr. Jacobs is also the managing director of Jacobs Private Equity, LLC, which is our largest stockholder. He has led two public companies: United Rentals, Inc., which he co-founded in 1997, and United Waste Systems, Inc., founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for its first six years and as executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems. Previously, Mr. Jacobs founded Hamilton Resources (UK) Ltd. and served as its chairman and chief operating officer. This followed the co-founding of his first venture, Amerex Oil Associates, Inc., where he was chief executive officer. Mr. Jacobs is a member of the board of directors of the Beck Institute for Cognitive Behavior Therapy.

Sean Fernandez has served as our Chief Operating Officer since November 2011. Mr. Fernandez has more than 20 years of leadership experience with global companies in industries that include distribution, consumer goods manufacturing, trucking and transportation. He most recently served as senior vice president and general manager — consumables for NCR Corporation, and earlier held positions as vice president — new growth platforms with Avery Dennison Corporation; chief operating officer with SIRVA, Inc.; group president with Esselte Corporation; chief operating officer — Asia Pac operations and divisional president with Arrow Electronics, Inc.; and senior engagement manager with McKinsey & Company, Inc. He holds a master of business administration degree from Harvard University and a bachelor’s degree in business administration from Boston College.

John Hardig has served as our Chief Financial Officer since February 2012. Mr. Hardig most recently served as managing director for the Transportation & Logistics investment banking group of Stifel Nicolaus Weisel since 2003. Prior to that, Mr. Hardig was an investment banker for six years in the Transportation and Telecom groups at Alex. Brown & Sons (now Deutsche Bank). Mr. Hardig holds a master of business administration degree from the University of Michigan Business School and a bachelor’s degree from the U.S. Naval Academy.

Louis Amo, our Vice President — Carrier Procurement and Operations, has 15 years of transportation and carrier management experience, most recently as director of transportation for Electrolux Major Appliances North America. Previously, he held positions with Union Pacific Corporation, Odyssey Logistics & Technology Corporation and SABIC Innovative Plastics Holding BV (formerly GE Plastics). He holds a master of business administration degree from the Syracuse University School of Management.

Jeffrey Battle, our Chief Commercial Officer, has overall responsibility for developing and leading the company’s sales and marketing functions to drive revenue growth in its business units. He has more than 16 years’ experience in the transportation and logistics industry, including roles in carrier sales and business development. Mr. Battle most recently served as vice president of business development for the Turbo Logistics division of Ozburn-Hessey Logistics, LLC (“OHL”), acquired by XPO Logistics in 2012. While with OHL, he led the team that increased brokerage division revenue by 53% and grew the customer base by over 830%, including the addition of 138 Fortune 500 shippers. Mr. Battle is a graduate of the University of Southern Mississippi.

Tom Connolly, our Senior Vice President — Acquisitions, is responsible for acquisitions and business development. He most recently served as managing director of EVE Partners, LLC, a leading financial advisory firm whose practice is focused exclusively on the transportation logistics industry. He holds a master of business administration degree from the Goizueta Business School at Emory University.

Troy Cooper, our Senior Vice President — Operations, is responsible for providing operational support to the company’s business units to align performance with strategic objectives. Mr. Cooper was most recently with United Rentals, Inc., where he served as vice president–group controller responsible for field finance functions. Previously, he held controller positions with United Waste Systems, Inc. and OSI Specialties, Inc. (formerly a division of Union Carbide, Inc.). Mr. Cooper began his career in public accounting with Arthur Andersen and Co. and has a degree in accounting from Marietta College.

Gordon Devens has served as our Senior Vice President and General Counsel since November 2011. Mr. Devens was most recently vice president — corporate development with AutoNation, Inc., where he was previously vice president — associate general counsel. Earlier, he was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he specialized in mergers and acquisitions and securities law. Mr. Devens holds a doctorate of jurisprudence and a bachelor’s degree in business administration from the University of Michigan.

Marie Fields, our Director of Training, is responsible for the company’s employee training initiatives, as well as the onboarding and development of new hires. Ms. Fields has 15 years of industry experience, including 12 years with C.H. Robinson Worldwide, Inc., where she was responsible for the training and onboarding of new hires, systems training and sales development. Earlier, she worked for American Backhaulers, Inc. as a dispatcher and a carrier sales representative. Ms. Fields holds a degree in Spanish from Loyola University Chicago.

Mario Harik has served as our Chief Information Officer since November 2011. Mr. Harik has built comprehensive IT organizations and overseen the implementation of proprietary platforms for a variety of firms, including members of the Fortune 100. His prior positions include chief information officer and senior vice president — research and development with Oakleaf Waste Management; chief technology officer with Tallan, Inc.; co-founder of G3 Analyst, where he served as chief architect of web and voice applications; and architect and consultant with Adea Solutions. Mr. Harik holds a master of engineering degree in information technology from Massachusetts Institute of Technology, and a degree in engineering, computer and communications from the American University of Beirut, Lebanon.

Scott Malat, our Chief Strategy Officer, is responsible for advising on the company’s strategy and capital structure; analyzing potential acquisitions and other growth opportunities; and managing investor relations. Mr. Malat was most recently with Goldman Sachs Group, Inc., where he served as senior equity research analyst covering the air, rail, trucking and shipping sectors. Prior to Goldman Sachs, Mr. Malat was an equity research analyst with UBS, and a strategy manager with JPMorgan Chase & Co. He serves on the board of directors of the non-profit PSC Partners Seeking a Cure. He is a CFA® charterholder and has a degree in statistics with a concentration in business management from Cornell University.

Kent Renner, our Senior Vice President — Chief Accounting Officer, is responsible for external financial reporting, accounting operations, financial systems and internal controls. Mr. Renner was most recently global controller with GE Energy Services, Inc., a division of General Electric Company. Previously, he held positions as assistant corporate controller with The Home Depot, Inc., and senior manager with PricewaterhouseCoopers. Mr. Renner has a master’s degree in accounting from the University of North Carolina at Chapel Hill, and degrees in economics and business management from North Carolina State University. He is a certified public accountant.

Gregory Ritter, our Senior Vice President — Strategic Accounts, is responsible for developing the company’s strategic account base of tier one and key customers in North America. Mr. Ritter has more than three decades of sales and management experience in multi-modal transportation logistics. He most recently served as the president of a brokerage subsidiary that he established for one of the top 10 transportation logistics providers in North America. Previously, Mr. Ritter spent 22 years with C.H. Robinson Worldwide.

David Rowe, our Chief Technology Officer, is responsible for infrastructure services, operating platforms and integration of the company’s acquisitions. He has 23 years of senior technology experience, most recently as chief technology officer for Echo Global Logistics, Inc., where he led the design and development of Echo’s information systems for customer and carrier services, and integrated 11 acquisitions. Previously, Mr. Rowe served as chief information officer for Equis/United Group Limited (now UGL Limited), where he was responsible for all information services in North America. Earlier, he was chief information officer for USWeb Cornerstone. He holds a degree in computer science from City and East London College in Great Britain.

John Tuomala, our Vice President — Talent Management, is responsible for leading the company’s external talent acquisition and internal talent management operations. Mr. Tuomala has more than 20 years of experience in managing corporate talent processes. He most recently served as director of talent acquisition for Compass Group North America, where he led a team responsible for recruiting approximately 2,500 employees per year. He has also worked as a retained executive search consultant. Mr. Tuomala holds a degree in business management from Johnson & Wales University.

We provide below information regarding each non-employee member of our board of directors, which also includes Mr. Jacobs.

Chris Andersen is the founder and a managing partner of G.C. Andersen Partners, LLC. Previously, Mr. Andersen served as vice chairman of PaineWebber, and as head of the Investment Banking Group at Drexel Burnham Lambert Incorporated. Mr. Andersen is the lead director for Terex Corporation. He is a founder of the Garn Institute of Finance at the University of Utah; a member of the International Advisory Council of the Guanghua School of Management at Peking University; and sits on the advisory board of the RAND Corporation’s Center for Asia Pacific Policy. Mr. Andersen holds a master’s degree from the Kellogg School of Management and is a chartered financial analyst.

Michael Jesselson is the president of Jesselson Capital Corporation. He is a longstanding director of American Eagle Outfitters, Inc., and serves as the Company’s lead independent director. Additionally, Mr. Jesselson has numerous non-profit affiliations, including chairman of American Friends of Bar-Ilan University; trustee of Yeshiva University; board member of SAR Academy; co-chairman of Shaare Zedek Medical Center Board of Directors in Jerusalem; board member of the Center for Jewish History; trustee of the American Jewish Historical Society; board member of the National Museum of American Jewish History; and board member of the Leo Baeck Institute.

Adrian Kingshott is the chief executive officer of AdSon LLC, and an affiliated managing director of The Bank Street Group LLC. Previously, with Goldman Sachs, he served as co-head of the firm’s Leveraged Finance business, among other positions. More recently, Mr. Kingshott was a managing director of Amaranth Advisors, LLC. He is an adjunct professor of Global Capital Markets at Fairfield University’s Dolan School of Business; and an adjunct professor of International Corporate Financial Management at Fordham University’s School of Business. He holds a master of business administration degree from Harvard Business School and a master of jurisprudence degree from Oxford University. Mr. Kingshott is a member of the board of directors of Centre Lane Investment Corp.

James Martell is an independent operating executive with Welsh, Carson, Anderson & Stowe, for companies in the transportation logistics sector and related industries. Previously, he was chief executive officer of SmartMail Services, Inc.; executive vice president of Americas for UTi Worldwide Inc.; and chief executive officer of Burlington Air Express Canada. Earlier, Mr. Martell held management positions with Federal Express Corporation and United Parcel Service, Inc. He currently serves as a director of Mobile Mini, Inc. Additionally, Mr. Martell is lead director for Ozburn-Hessey Logistics LLC, Vision Logistics Holding Corp., 3PD, Inc., ProTrans International and Unitrans International Corporation. He holds a degree in business administration from Michigan Technological University.

Jason Papastavrou, Ph.D. is the founder and chief investment officer of ARIS Capital Management, LLC, and is the co-founder of Empiric Asset Management, LLC. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (“BACAP”); president of BACAP Alternative Advisors; and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering, and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou serves on the board of directors of United Rentals, Inc.

Oren Shaffer was most recently vice chairman and chief financial officer of Qwest Communications International, Inc. (now CenturyLink, Inc.). Previously, Mr. Shaffer was president and chief operating officer of Sorrento Networks, Inc.; executive vice president and chief financial officer of Ameritech Corporation; and held senior executive positions with Goodyear Tire & Rubber Company, where he also served on the board of directors. Mr. Shaffer is a director on the boards of Terex Corporation; Belgacom S.A.; and Intermec, Inc.; and serves on the supervisory board of Demag Cranes AG. He holds a master’s degree in management from the Sloan School of Management, Massachusetts Institute of Technology, and a degree in finance and business administration from the University of California, Berkeley.

Management of 3PD

Each of the below members of the senior management team of 3PD has signed an employment agreement with XPO and is expected to join us upon consummation of the 3PD acquisition.

Karl Meyer, is 3PD’s co-founder, Chairman and Chief Executive Officer. Karl began his logistics career as project manager and then as corporate delivery manager for The Home Depot, Inc. where he played an instrumental role in transitioning its multi-billion dollar delivery business from an in-house to an outsourced delivery model. He holds a bachelor’s degree in engineering from Embry-Riddle University.

Randy Meyer, 3PD’s co-founder and Chief Financial Officer, is responsible for overseeing all of 3PD’s financial matters including reporting, planning, analysis and procurement of capital expenditures. Prior to launching 3PD with his brother, Karl Meyer, he spent seven years with Rhodes Financial Services as area manager for tax and accounting services. He holds a bachelor’s degree from Augusta State University.

Bud Workmon, 3PD’s President, joined 3PD in 2006 and has three decades of experience in the last-mile delivery industry. Bud was president, chief operating officer and owner of Bulldog Movers Inc., an Atlanta-based moving and last-mile delivery company that served clients in the Georgia, Virginia, Maryland and Washington, D.C. markets. He sold that company to Cardinal Logistics Management Corporation in 1999 and went on to build and run Cardinal Logistics’ delivery division for the next seven years prior to joining 3PD.

Charlie Hitt, 3PD’s Chief Operating Officer, joined 3PD after 3PD’s acquisition of Affinity Logistics in 2007. Prior to its acquisition by 3PD, Charlie was chief of operations at Affinity Logistics Inc. where he helped grow the company significantly over seven years. Prior to that he founded a logistics consulting firm and worked in senior management positions with GeoLogistics (pty) Ltd. and Exel Inc.

Jonathan Turner, is 3PD’s Chief Information Officer where he oversees the design and execution of systems-based solutions for 3PD’s clients. Jonathan began his career in transportation and warehouse management with the former Bergen Brunswig Drug Company (now AmerisourceBergen Corporation) before spending several years in the management outbound logistics group of Continental Tire North America. Prior to joining 3PD, he served in a variety of capacities for Cardinal Logistics Management Corporation, most recently as vice president of management information systems. He has an MBA from Wake Forest University and a bachelor’s degree from Winthrop University.

Will O’Shea, 3PD’s Chief Sales and Marketing Officer, joined 3PD in 2006 from Cardinal Logistics Management Corporation, where his most recent role was senior vice president of sales. He also spent thirteen years with Ryder System, Inc., where he served in various leadership capacities. He has a bachelor’s degree from Merrimack College.

Russell Marzen, 3PD’s Chief Compliance Officer, has twenty six years of experience in the third party logistics and transportation industries. Prior to joining 3PD, he held various senior management positions with supply chain management companies such as J.B. Hunt Transport Services, Inc., Cardinal Logistics Management Corporation and Lanter Delivery Systems, Inc. Russell holds a bachelor’s degree from Iowa State University.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of the Common Stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”). This description is only a summary. You should read it together with the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which this prospectus supplement is part and incorporated by reference herein.

General

We currently have 150,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 18,210,716 shares were issued and outstanding as of August 7, 2013. As of August 7, 2013, (i) 10,603,571 shares of Common Stock are reserved for issuance in connection with the Series A Convertible Perpetual Preferred Stock, (ii) 10,714,286 shares of Common Stock are reserved for issuance in connection with the Existing Warrants, exercisable at any time until September 2, 2021 at an initial exercise price of $7.00 per share of Common Stock (subject to customary anti-dilution adjustments), (iii) 2,332,830 shares of Common Stock are reserved for issuance upon exercise of outstanding stock options or settlement of restricted stock units and (iv) 8,749,239 shares of Common Stock are reserved for issuance upon conversion of 4.50% Convertible Senior Notes.

Other than as described in this prospectus or any applicable prospectus supplement, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the Series A Convertible Perpetual Preferred Stock, the holders of Common Stock are entitled to dividends when, as and if declared by the Board from funds legally available therefor and, upon liquidation, to a pro-rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution may establish one or more series of preferred stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of Common Stock. Other than the Series A Convertible Perpetual Preferred Stock, no shares of preferred stock are currently outstanding.

Voting and Other Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that directors will be elected by a plurality of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Classified Board. The DGCL permits a corporation to divide its board of directors into up to three classes with staggered terms of office. Our Board is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board. The use of a classified board may delay or defer a change in control of the Company or removal of incumbent management.

Limitation of Liability and Indemnification of Officers and Directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Except as set forth in the Company’s periodic reports as incorporated herein by reference, there is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of Common Stock. Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock. Our Company Certificate and Bylaws authorize undesignated preferred stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Listing

Our Common Stock is listed on the NYSE under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

UNITED STATES FEDERAL INCOME

TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a summary of United States federal income tax consequences of the ownership and sale or other disposition of the Common Stock offered hereby by a Non-U.S. Holder (as defined below). This summary is based upon United States federal income tax law as of the date hereof, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., certain former citizens and former long-term residents of the United States, “controlled foreign corporations,” and “passive foreign investment companies”), persons that will hold the Common Stock as a part of a broader transaction, or partnerships (as described below), all of which may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations. This summary is written for investors that will hold the Common Stock offered hereby as a “capital asset” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of the ownership, sale or other disposition of the Common Stock.

For the purposes of this summary, a “Non-U.S. Holder” means a person (other than a partnership or any other entity or arrangement treated as a partnership for United States Federal income tax purposes) that is not for United States Federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States Federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations (“Treasury Regulations”) to be treated as a United States person.

If a partnership, or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.

If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States Federal income tax consequences to you of the ownership of the Common Stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions paid on our Common Stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States Federal income tax principles. Dividends paid to a Non-U.S. Holder of our Common Stock generally will be subject to withholding of United States Federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States Federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of our Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of our Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our Common Stock by a Non-U.S. Holder generally will not be subject to United States Federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States Federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or such Non-U.S. Holder’s holding period for our Common Stock and such Non-U.S. Holder held (at any time during the shorter of the five-year period ending on the date of the disposition or such Non-U.S. Holder’s holding period) more than 5% of our Common Stock.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States Federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the United States source gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we have not been and are not currently a “United States real property holding corporation” for United States Federal income tax purposes. However, no assurance can be given that we will not become a United States real property holding corporation in the future. If we are or become a “United States real property holding corporation”, so long as our Common Stock continues to be regularly traded on an established securities market, only a Non-U.S. Holder who holds, or held (at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period) more than 5% of our Common Stock will be subject to United States Federal income tax on the disposition of our Common Stock. Non-U.S. Holders should consult their own tax advisors about the consequences that could result if we are, or become, a “United States real property holding corporation”.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Common Stock within the United States or conducted through certain United States related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States Federal income tax liability provided the required information is furnished to the IRS.

Recently Enacted Legislation

Legislation enacted in 2010 and existing guidance issued thereunder will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, after the relevant date dividends in respect of, and gross proceeds from the sale of, our Common stock held by an investor that is an non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our Common Stock.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated August 7, 2013, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are acting as representatives, the following respective numbers of shares of Common Stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	3,683,730
Morgan Stanley & Co. LLC	3,683,730
Deutsche Bank Securities Inc.	775,523
BB&T Capital Markets, a division of BB&T Securities, LLC	436,231
Oppenheimer & Co. Inc.	436,231
Raymond James & Associates, Inc.	436,231
Avondale Partners, LLC	242,351

Total	9,694,027

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Common Stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,454,104 additional shares at the initial public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the shares of Common Stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.6825 per share. After the initial public offering the representatives may change the public offering price and concession.

We estimate that our out-of-pocket expenses for this offering will be approximately $550,000.

We have agreed that we will not offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, or publicly disclose the intention to make any offer, pledge, sale, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC for a period of 60 days after the date of this prospectus supplement, except (i) issuance of the shares of Common Stock being offered in this offering, (ii) issuances of shares of Common Stock upon the exercise of an option or warrant or the conversion of or exchange for a security outstanding on the date of this prospectus supplement, (iii) issuances to a third party or a group of third parties of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock in connection with a merger, acquisition or other strategic or commercial relationship, provided that such party or parties agree to the same “lock-up” restrictions discussed above and the term of such restrictions shall not expire prior to the expiration of the “lock-up” period described in this paragraph, (iv) issuances of shares of Common Stock or options to purchase Common Stock granted pursuant to existing employee benefit plans, (v) issuances of shares of Common Stock or options to purchase Common Stock granted pursuant to existing nonemployee director stock plans, (vi) the filing of any registration statement on Form S-8 in respect of any employee benefit plan in effect on the date of this prospectus supplement, or (vii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock during the “lock-up” period described in this paragraph and no public announcement or filing under the Exchange Act is required or voluntarily made by or on behalf of us. However, in the event that either (1) during the last 17 days of the 60-day “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event, as applicable.

Our officers and directors and one of our shareholders, of which our CEO is the Managing Member, have agreed that they will not offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, enter into a transaction that would have the same effect, or enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock, whether any of these transactions are to be settled by delivery of our Common Stock or other securities, in cash or otherwise, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC for a period of 90 days after the date of this prospectus supplement, except (i) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift, provided that each donee agrees to the same “lock-up” restrictions described above and no filing under Section 16(a) of the Exchange Act will be required or voluntarily made during the 90-day restricted period, (ii) distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to limited partners, members or stockholders, provided that each distributee agrees to the same “lock-up” restrictions described above, and (iii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock during the 90-day restricted period and no public announcement or filing under the Exchange Act is required or voluntarily made by or on behalf of us, our officers or our directors. However, in the event that either (1) during the last 17 days of the 90-day “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable.

Our Common Stock is traded on the NYSE under the trading symbol “XPO”.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of the Common Stock. As a result the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Prior to purchasing the shares of Common Stock being offered hereby, on the date of this prospectus supplement, one of the underwriters purchased, on behalf of the syndicate, 3,645 shares of Common Stock at an average price of $23.1495 per share in stabilizing transactions.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflict of Interest

Affiliates of Morgan Stanley & Co. LLC own 10% or more of our Common Stock. Thus, Morgan Stanley & Co. LLC is deemed to have a “conflict of interest” with us in regard to this offering under the applicable provisions of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with the applicable provisions of FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the Common Stock offered by this prospectus supplement has a bona fide public market, as that term is defined in the rule.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, financing and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, Credit Suisse Securities (USA) LLC and one of its affiliates and an affiliate of Morgan Stanley & Co. LLC have committed to provide us a First Lien Facility and a Second Lien Facility to fund the 3PD acquisition, subject to certain reductions based on the net cash proceeds of this offering of our Common Stock, for which the representatives or their affiliates will receive customary fees and expenses in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(i)	(in the case of Relevant Member States that have not implemented the 2010 PD Amending Directive), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and

(ii)	(in the case of Relevant Member States that have implemented the 2010 PD Amending Directive), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FSMA Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the FSMA Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain matters with respect to the validity of the Common Stock offered by us pursuant to this prospectus supplement will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report dated March 12, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states XPO Logistics, Inc. acquired the capital stock of Kelron Corporate Services Inc. (Kelron) and the assets of Turbo Logistics, Inc. and Turbo Dedicated, Inc. (collectively, Turbo) during 2012, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, Kelron’s and Turbo’s internal control over financial reporting associated with total assets of $14,958,000 and $71,902,000, respectively, and total revenues of $30,722,000 and $27,197,000, respectively, included in the consolidated financial statements of XPO Logistics, Inc and subsidiaries as of and for the year ended December 31, 2012. The audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of Kelron and Turbo.

The audited consolidated financial statements of 3PD, included as an exhibit to Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on August 5, 2013 have been audited by Cherry Bekaert LLP, an independent public accounting firm, as set forth in its report thereon, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The combined financial statements of Turbo Logistics, Inc. and Turbo Dedicated, Inc. included in Amendment No. 1 to the Current Report on Form 8-K/A of XPO Logistics, Inc. dated January 4, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited combined financial statements of Turbo Logistics, Inc. and Turbo Dedicated, Inc. for the six-month periods ended June 30, 2012 and 2011, included in XPO Logistics, Inc.’s Current Report on Form 8-K/A filed with the SEC on January 4, 2013, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such financial statements. However, their separate report dated January 4, 2013, included in XPO Logistics, Inc.’s Current Report on Form 8-K/A filed with the SEC on January 4, 2013, and incorporated by reference herein, states that they did not audit and they do not express an opinion on the financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the

Securities Act of 1933 (the “Act”) for their report on the unaudited financial statements, because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

The audited consolidated financial statements of Kelron Corporate Services Inc. and Kelron Distribution Systems (Cleveland) LLC, included as an exhibit to Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on October 17, 2012 have been audited by Zeifmans LLP Chartered Accountants, an independent registered public accounting firm, as set forth in its report thereon, which is incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION AND INCORPORATION

OF INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpologistics.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus supplement and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus supplement and prior to the termination of this offering (excluding any portions of such documents that are “furnished” but not “filed” for purposes of the Exchange Act). This prospectus supplement is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed by us with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013; and

•

Current Reports on Form 8-K filed on October 17, 2012 (an amendment on Form 8-K/A), January 4, 2013 (an amendment on Form 8-K/A), February 13, 2013 (solely with respect to Item 8.01), February 14, 2013, May 31, 2013, July 15, 2013 (solely with respect to Items 1.01 and 3.02) and August 5, 2013 (an amendment on Form 8-K/A).

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus supplement by reference but not delivered with the prospectus supplement. You can obtain free copies of such documents if you call us at (855) 976-4636 or write us at the following address: Five Greenwich Office Park, Greenwich, Connecticut 06831. You may also visit our website at www.xpologistics.com for free copies of any such document.

This prospectus supplement, the accompanying prospectus and information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus supplement, the accompanying prospectus or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS

XPO Logistics, Inc.

429 Post Road

Buchanan, Michigan 49107

Common Stock

Preferred Stock

Debt Securities

Warrants

75,000 Shares of Selling Securityholder Preferred Stock

10,714,286 Selling Securityholder Warrants

Shares of Common Stock Issued or Issuable upon Conversion or Exercise

Offered by the Selling Securityholders

We may offer and sell to the public from time to time, in one or more series or issuances:

•	Common Stock;

•	Preferred Stock;

•	Senior or Subordinated Debt Securities; and

•	Warrants.

The aggregate initial offering price of the securities that XPO Logistics, Inc. will offer for sale pursuant to this prospectus and any prospectus supplement will not exceed $500,000,000. When we offer securities pursuant to this prospectus, we will provide specific terms of the offering and material tax considerations pertaining to an investment in the securities in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly to investors or to or through underwriters, dealers or other agents on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters or dealers are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

In addition, the selling securityholders may sell a total of up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants from time to time under this prospectus and any prospectus supplement. In the prospectus supplement relating to any sales by the selling securityholders, we will identify the participating selling securityholders and the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock, as the case may be, that the selling securityholders will be offering for sale. We will not receive any of the proceeds from the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock by the selling securityholders. We have paid the fees and expenses incident to the registration of the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock for sale by the selling securityholders.

Investing in our securities involves risks. You should read this prospectus, including the risk factors incorporated herein by reference on page 4, and in any prospectus supplement, carefully before you invest. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplement.

The shares of Common Stock are listed on the NYSE Amex (the “NYSE Amex”) under the trading symbol “XPO.” Other than for shares of Common Stock, there is no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (the “registration statement”) utilizing the “shelf” registration process that we have filed with the Securities and Exchange Commission (the “SEC”), which registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Company and the securities. The registration statement can be read at the SEC’s website (www.sec.gov) or at the offices mentioned under the heading “Where You Can Find More Information.”

Under this registration statement, we may offer, as described in this prospectus and any prospectus supplement, from time to time, up to $500,000,000 of securities. The selling securityholders may, from time to time, sell up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described in this prospectus under the heading “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires or unless the applicable prospectus supplement otherwise indicates, all references to: (i) the “Company,” “XPO,” “we,” “us” and “our” mean XPO Logistics, Inc., a Delaware corporation, and/or its subsidiaries; (ii) “securities” mean, collectively, shares of Common Stock, shares of Preferred Stock, Debt Securities, Warrants, shares of Selling Securityholder Preferred Stock and Selling Securityholder Warrants; (iii) “Common Stock” mean shares of common stock of the Company, par value $0.001 per share; (iv) “Preferred Stock” mean shares of preferred stock of the Company, par value $0.001 per share; (v) “Debt Securities” mean the debt securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vi) “Warrants” mean warrants to purchase securities of the Company that may be offered and sold pursuant to the registration statement to which this prospectus relates; (vii) “Selling Securityholder Preferred Stock” mean the 75,000 shares of Series A Convertible Perpetual Preferred Stock of the Company that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates; and (viii) “Selling Securityholder Warrants” mean the 10,714,286 warrants to purchase Common Stock at an initial exercise price of $7.00 per share of Common Stock that may be offered and sold by the selling securityholders pursuant to the registration statement to which this prospectus relates.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” Our fiscal year ends on December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of the securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are only offering the securities in states where offers are permitted. You should assume that the information appearing in this prospectus or in any prospectus supplement is accurate as of the date on the front cover of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate herein by reference, contains, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included or incorporated by reference in this prospectus which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), finding suitable merger or acquisition candidates, expansion and growth of the Company’s business and operations and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terms. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Factors that could adversely affect actual results and performance include, among others, potential fluctuations in operating results and expenses, government regulation, technology change, competition and the potential inability to identify and consummate acquisitions and arrange adequate financing. All forward looking statements included in this prospectus, any applicable prospectus supplement or in any document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. All of the forward-looking statements made or incorporated by reference in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

PROSPECTUS SUMMARY

The Company

XPO provides premium transportation and logistics services to thousands of customers primarily through our three wholly owned subsidiaries: (1) Express-1, Inc., which provides time critical expedited transportation to its customers; (2) Concert Group Logistics, Inc., which provides freight forwarding services through a chain of independently owned stations located throughout the United States; and (3) Bounce Logistics, Inc., which provides premium truckload brokerage transportation services to customers throughout the United States.

We serve a diverse client base located primarily within North America. Our Concert Group Logistics business unit also provides international freight forwarding services to customers in other regions of the world. We provide reliable same day, time critical, special handling or customized logistics solutions that meet our customers’ needs. During 2010, we provided more than 144,000 critical movements for our customers through our three business units.

Our principal executive offices are located at 429 Post Road, Buchanan, Michigan 49107. Our telephone number is (269) 695-2700. We maintain a website at www.xpocorporate.com where general information about us is available. The contents of our website are not incorporated by reference into this prospectus and our website address is included as an inactive textual reference only. Our stock is listed on the NYSE Amex under the symbol “XPO.” For further information regarding XPO, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information.”

Recent Developments

On June 13, 2011, the Company entered into an Investment Agreement (the “Investment Agreement”) with Jacobs Private Equity, LLC (“JPE”) and the other investors party thereto (including by joinders thereto) (collectively with JPE, the “Investors”), providing for an aggregate investment by the Investors of up to $150,000,000 in cash in the Company, including amounts payable upon exercise of the Selling Securityholder Warrants.

On September 2, 2011, in accordance with the terms and conditions of the Investment Agreement, the Company issued to the Investors, for $75,000,000 in cash, (i) 75,000 shares of Selling Securityholder Preferred Stock, which are initially convertible into an aggregate of 10,714,286 shares of Common Stock and vote together with the Common Stock on an “as-converted” basis on all matters on which the Common Stock may vote, except as otherwise required by law, and (ii) 10,714,286 Selling Securityholder Warrants initially exercisable for an aggregate of 10,714,286 shares of Common Stock at an exercise price of $7.00 per share. We refer to this investment as the “JPE Equity Investment.”

The closing of the JPE Equity Investment occurred on September 2, 2011, as a result of which JPE became the controlling stockholder of the Company. In connection with the closing of the JPE Equity Investment, Bradley S. Jacobs, the Managing Member of JPE, was elected as the Chairman of the Board of Directors of the Company (the “Board”) on September 2, 2011. Mr. Jacobs also was appointed Chief Executive Officer of the Company at that time.

Also in connection with the closing of the JPE Equity Investment, the Common Stock underwent a 4:1 reverse stock split on September 2, 2011 and the name of the Company was changed from “Express-1 Expedited Solutions, Inc.” to “XPO Logistics, Inc.”

The Offering

Under this prospectus, the Company may offer and sell to the public in one or more series or issuances Common Stock, Preferred Stock, Debt Securities and Warrants with an aggregate offering price not to exceed $500,000,000.

Also under this prospectus, the selling securityholders may sell up to 75,000 shares of Selling Securityholder Preferred Stock, up to 10,714,286 Selling Securityholder Warrants and the shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants from time to time in one or more transactions.

RISK FACTORS

An investment in our securities involves risks. Before making an investment decision, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risks discussed in the section entitled “Risk Factors” incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus. Additional risk factors will be included in a prospectus supplement relating to a particular series or offering of securities.

USE OF PROCEEDS

Unless we state differently in the applicable prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by us pursuant to this prospectus and any applicable prospectus supplement for general corporate purposes.

The selling securityholders will receive all of the net proceeds from the resale of their shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock pursuant to this prospectus and the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms of the Common Stock, as well as other material terms of our Amended and Restated Certificate of Incorporation, as amended (the “Company Certificate”), and our 2nd Amended and Restated Bylaws (the “Bylaws”). This description is only a summary. You should read it together with the Company Certificate and Bylaws, which are included as exhibits to the registration statement of which this prospectus is part and incorporated by reference herein.

General

We currently have 150,000,000 authorized shares of Common Stock, par value $0.001 per share, of which 8,252,892 shares were issued and outstanding as of September 16, 2011.

Other than as described in this prospectus or any applicable prospectus supplement, no stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or any sinking fund provisions. All the outstanding shares of Common Stock are fully paid and non-assessable. Subject to the rights of the holders of the Preferred Stock (including the Selling Securityholder Preferred Stock), the holders of Common Stock are entitled to dividends when, as and if declared by the Board from funds legally available therefor and, upon liquidation, to a pro-rata share in any distribution to stockholders.

Pursuant to Delaware law and the Company Certificate, our Board by resolution, subject to the voting rights of the holders of the Selling Securityholder Preferred Stock described under “Description of Selling Securityholder Preferred Stock — Voting Rights” below, may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, such rights and preferences being senior to the rights of holders of Common Stock. Other than the Selling Securityholder Preferred Stock, no shares of Preferred Stock are currently outstanding.

Voting and Other Rights

Each share of Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are permitted to vote. The Bylaws provide that directors will be elected by a plurality of votes cast at a meeting of stockholders by the stockholders entitled to vote in the election and, except as otherwise required by law, whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

The holders of the Selling Securityholder Preferred Stock are entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of Common Stock as of the record date for the determination of holders of Common Stock entitled to vote.

Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws

Provisions of the Delaware General Corporation Law (the “DGCL”) could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute.    We have elected to be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a

“business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15 percent or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company Certificate prohibits cumulative voting.

Classified Board.    The DCGL permits a corporation to divide its board of directors into up to three classes with staggered terms of office. Our Board is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. We believe that classified directors will help to assure the continuity and stability of our Board and our business strategies and policies as determined by our Board. The use of a classified board may delay or defer a change in control of the Company or removal of incumbent management.

Limitation of Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. The Company Certificate and Bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at our request as a director or officer or in another position at another corporation or enterprise, as the case may be. The Company Certificate and Bylaws also provide that we must indemnify and advance expenses to our directors and officers, subject to our receipt of an undertaking from the indemnitee as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect the Company and our directors, officers, employees and agents from certain liabilities.

The limitation of liability and indemnification provisions in the Company Certificate and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. We may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers, employees or agents for which indemnification is sought.

Authorized but Unissued Shares of Common Stock.    Our authorized but unissued shares of Common Stock will be available for future issuance without approval by the holders of Common Stock. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, employee benefit plans and as consideration for or to finance future acquisitions, investments or other purposes. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Undesignated Preferred Stock.    Our Company Certificate and Bylaws authorize undesignated Preferred Stock. As a result, our Board may, without the approval of holders of Common Stock, issue shares of Preferred Stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Amendments to Organizational Documents

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws.

Registration Rights Agreement

The shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders —Registration Rights Agreement.”

Listing

Our Common Stock is listed on the NYSE Amex under the trading symbol “XPO.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF PREFERRED STOCK

The following description of the terms of the Preferred Stock we may issue sets forth certain general terms and provisions of any series of Preferred Stock to which any prospectus supplement may relate. Particular terms of the Preferred Stock offered by any prospectus supplement and the extent, if any, to which these general terms and provisions will apply to any series of Preferred Stock so offered will be described in the prospectus supplement relating to the applicable Preferred Stock. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Delaware law and the provisions of the Company Certificate relating to Preferred Stock. This description does not apply to the Selling Securityholder Preferred Stock, the material terms of which are described separately under “Description of Selling Securityholder Preferred Stock.”

We currently have 10,000,000 authorized shares of Preferred Stock, par value $0.001 per share, of which 75,000 shares of Selling Securityholder Preferred Stock were issued and outstanding as of September 2, 2011. Preferred Stock may be issued independently or together with any other securities and may be attached to or separate from the other securities.

Pursuant to Delaware law and the Company Certificate, our Board by resolution, subject to the voting rights of the holders of the Selling Securityholder Preferred Stock described under “Description of Selling Securityholder Preferred Stock — Voting Rights” below, may establish one or more series of Preferred Stock and fix the number of shares constituting such series, the designation of such series, the voting powers (if any) of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the Company.

The Board, in approving the issuance of a series of Preferred Stock and the applicable prospectus supplement, will set forth with respect to such series, the following:

•	the number of shares constituting such series;

•	the designation of such series;

•	the voting powers, if any, of the shares of such series; and

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

The terms of each series of Preferred Stock will be described in the prospectus supplement related to such series of Preferred Stock and will contain a discussion of any material U.S. Federal income tax considerations applicable to such series of Preferred Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue Debt Securities under one or more indentures or supplemental indentures between us and the trustee identified in the applicable prospectus supplement. Any indenture or supplemental indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the Debt Securities to be issued under the indenture(s) or supplemental indenture(s) are summaries of certain anticipated provisions of the indenture(s) or supplemental indenture(s) and are not complete. We will file a copy of the supplemental indenture(s) with the SEC at or before the time of the offering of the applicable series of Debt Securities. You should refer to those indenture(s) or supplemental indenture(s) for the complete terms of the Debt Securities.

General

We may issue Debt Securities that rank “senior” or “subordinated.” The Debt Securities referred to as “senior securities” will be direct obligations of the Company and will rank equally and ratably in right of payment with other indebtedness of the Company that is not subordinated. We may issue Debt Securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable indenture or supplemental indenture and prospectus supplement, and may rank equally and ratably with any other subordinated notes and any other subordinated indebtedness. We refer to these Debt Securities as “subordinated securities.”

The Company may issue the Debt Securities under this prospectus up to an aggregate principal amount of $500,000,000, in one or more series, in each case as we may establish in one or more indentures or supplemental indentures. If any Debt Securities are issued at an original issue discount, then such Debt Securities may have such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, after taking into account such original issue discount. The Company need not issue all Debt Securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

Our rights and the rights of our creditors (including the holders of our Debt Securities) and stockholders to participate in distributions by any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that a creditor may have the benefit of a guarantee from that subsidiary or we may ourselves be a creditor with recognized claims against that subsidiary.

We anticipate that any indenture will provide that the Company may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of the Debt Securities. Any trustee under any indenture may resign or be removed with respect to one or more series of the Debt Securities, and the Company may appoint a successor trustee to act with respect to that series.

The applicable prospectus supplement will describe the specific terms relating to the series of the Debt Securities the Company will offer, including, to the extent applicable, the following:

•	the title and series designation of the Debt Securities and whether they are senior securities or subordinated securities;

•	the aggregate principal amount of the Debt Securities and any limit upon such principal amount;

•

the percentage of the principal amount at which the Company will issue the Debt Securities and, if other than the principal amount of the Debt Securities, the portion of the principal amount of the Debt Securities payable upon maturity of the Debt Securities;

•

if convertible, the number of debt securities or shares of any class, classes or series into which the Debt Securities will be convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be mandatory, at our option or at the option of the holders of the Debt Securities, the events requiring an adjustment of the conversion price, provisions affecting conversion in the event of redemption of the Debt Securities, restrictions on conversion and any other terms governing such conversion;

•	the stated maturity date of the Debt Securities;

•	any fixed, variable or pay-in-kind interest rate or rates per annum or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option;

•	the place where principal, premium, if any, and interest or any additional amounts, if any, will be payable and where the Debt Securities can be surrendered for payment;

•	any rights affecting the transfer, exchange or conversion of the Debt Securities;

•	the dates from which interest, if any, may accrue and any interest payment dates and regular record dates or the method by which such date or dates will be determined;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price, terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, and any remarketing arrangements;

•	whether the Debt Securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such Debt Securities;

•	whether the Company will issue the Debt Securities in certificated or book-entry form;

•

whether the Debt Securities will be in registered or bearer form and, if in registered form, the denominations if other than in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•

whether the Company will issue any of the Debt Securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual Debt Securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in any prospectus supplement;

•

whether the Company will pay additional amounts on the Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem the Debt Securities instead of making this payment;

•	the subordination provisions, if any, relating to the Debt Securities;

•	the provision of annual and/or quarterly financial information to the holders of the Debt Securities;

•	a discussion of certain U.S. Federal income tax law considerations;

•	the remedies for holders of Debt Securities;

•	the right to make any changes to the indenture(s) or the terms of the Debt Securities by the Company and what approval, if any, will be required from the holders of the Debt Securities;

•	the provisions for voting on any changes to the indenture(s) or the terms of the Debt Securities;

•	the requirements for the Company to discharge, to defease or to covenant defease the Debt Securities;

•

certain restrictive covenants, if any, which may, among other things, limit the ability of the Company to: (i) grant liens on our assets, (ii) consolidate, merge or transfer property, (iii) make certain types of payments, including dividends, (iv) incur or guarantee additional debt, (v) sell assets or (vi) engage in certain lines of business; and

•	any other specific terms of the Debt Securities, including any other deletions from or modifications or additions to the applicable indenture in respect of the Debt Securities.

The Company may issue Debt Securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. Federal income tax, accounting and other considerations applicable to original issue discount securities. The Company may also issue Debt Securities that are guaranteed by one or more of its subsidiaries, in which case the registration statement to which this prospectus relates will be amended to include such guarantees prior to such offering.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, the Company will issue the Debt Securities of any series that are registered securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, the Company will pay the interest and principal and any premium at the corporate trust office of the trustee. At the Company’s option, however, the Company may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If the Company does not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the Debt Security is registered at the close of business on a special record date the applicable trustee will fix; or

•	in any other lawful manner, all as the applicable indenture or supplemental indenture describes.

You may exchange or transfer Debt Securities at the office of the applicable trustee. The trustee acts as the Company’s agent for registering Debt Securities in the names of holders and transferring Debt Securities. The Company may change this appointment to another entity or perform it itself. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

You will not be required to pay a service charge to transfer or exchange Debt Securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Global Securities

If so set forth in the applicable prospectus supplement, the Company may issue the Debt Securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depository identified in the prospectus supplement. The Company may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to any series of Debt Securities will be described in the applicable prospectus supplement

DESCRIPTION OF WARRANTS

We may issue Warrants for the purchase of Common Stock, Preferred Stock or Debt Securities. Warrants may be issued independently or together with shares of Common Stock, Preferred Stock or Debt Securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of Warrants will be issued under a separate warrant certificate to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following summary of certain provisions of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant certificate that will be filed with the SEC in connection with the offering of such Warrants. This description does not apply to the Selling Securityholder Warrants, the material terms of which are described separately under “Description of Selling Securityholder Warrants.”

The prospectus supplement relating to a particular issue of Warrants will describe the terms of such Warrants, including the following:

•	the title of such Warrants;

•	the offering price for such Warrants, if any;

•	the aggregate number of such Warrants;

•	the designation and terms of the securities purchasable upon exercise of such Warrants;

•	if applicable, the designation and terms of the securities with which such Warrants are issued and the number of such Warrants issued with each such security;

•	if applicable, the date from and after which such Warrants and any securities issued therewith will be separately transferable;

•

the principal amount of Debt Securities purchasable upon exercise of a Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise (which price may be payable in cash, securities or other property) and the number of shares of Common Stock or Preferred Stock purchasable upon exercise of a Warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such Warrants that may be exercised at any one time;

•	whether the Warrants represented by the warrant certificates or Debt Securities that may be issued upon exercise of the Warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States Federal income tax considerations;

•	the anti-dilution provisions of such Warrants, if any;

•	the redemption or call provisions, if any, applicable to such Warrants; and

•	any additional terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF SELLING SECURITYHOLDER PREFERRED STOCK

The following is a summary of the material terms of the Selling Securityholder Preferred Stock as contained in the Certificate of Designation of Series A Convertible Perpetual Preferred Stock (the “Certificate of Designation”), which has been filed with the Secretary of State of the State of Delaware, a copy of which is included as Exhibit 4.1 to the registration statement of which this prospectus is a part and incorporated by reference herein. Stockholders are urged to carefully read the Certificate of Designation in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Preferred Stock” apply solely for purposes of this section.

Authorized Shares and Liquidation Preference

We have designated 75,000 authorized shares of Preferred Stock as “Series A Convertible Perpetual Preferred Stock”, with a par value of $0.001 per share and an initial liquidation preference of $1,000 per share, for an aggregate initial liquidation preference of $75,000,000.

Ranking

The Selling Securityholder Preferred Stock ranks, with respect to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution:

•

senior to the Common Stock, whether now outstanding or hereafter issued, and to each other class or series of our stock (including any series of Preferred Stock established after September 2, 2011 (the “Issue Date”) by the Board) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Junior Stock”);

•

on a parity with each class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks on a parity with the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Parity Stock”); and

•

junior to each other class or series of our stock (including any series of Preferred Stock established after the Issue Date by the Board) the terms of which expressly provide that such class or series ranks senior to the Selling Securityholder Preferred Stock as to payment of dividends and distribution of assets upon our liquidation, winding-up or dissolution (collectively referred to as “Senior Stock”).

The Company’s ability to issue Parity Stock or Senior Stock is subject to the provisions described below under “— Voting Rights.”

Dividends

Holders of shares of Selling Securityholder Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee thereof, out of the assets of the Company legally available for payment, dividends at the rate per annum of 4% per share on the Accreted Liquidation Preference (as defined below) in effect at such time (subject to the following paragraph), which Accreted Liquidation Preference is subject to adjustment as described below. Dividends on the Selling Securityholder Preferred Stock will be payable quarterly, on the 15th calendar day (or the following business day if the 15th is not a business day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at such annual rate. We will make each dividend payment on the Selling Securityholder Preferred Stock in cash. The initial dividend on the Selling Securityholder Preferred Stock for the dividend period commencing on the Issue Date to, but excluding, October 17, 2011, will be $5.00 per share (subject to the following paragraph), and shall be payable when, as and if declared, on October 17, 2011. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event that dividends are paid on shares of Common Stock in any dividend period with respect to the Selling Securityholder Preferred Stock, then the dividend payable in respect of each share of Selling Securityholder Preferred Stock for such period shall be equal to the greater of (i) the amount otherwise payable in respect of such share of Selling Securityholder Preferred Stock in accordance with the foregoing paragraph and (ii) the product of (A) the aggregate dividends payable per share of Common Stock in such dividend period times (B) the number of shares of Common Stock into which such share of Selling Securityholder Preferred Stock is then convertible.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the Issue Date, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to holders of record on the later of (i) the close of business on the first calendar day (or the following business day if such first calendar day is not a business day) of the calendar month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which the Board or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

Holders of shares of Selling Securityholder Preferred Stock shall not be entitled to any dividend in excess of the then-applicable full accrued dividends calculated pursuant to the Certificate of Designation on shares of Selling Securityholder Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears. All references in this summary to dividends or to a dividend rate or accretion rate shall be read to reflect any adjustment to the dividend rate or accretion rate pursuant to the Certificate of Designation.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends (including any accrued and unpaid dividends that have accreted (as described below) and are reflected in the Accreted Liquidation Preference) shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Selling Securityholder Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Selling Securityholder Preferred Stock and any Parity Stock, dividends may be declared and paid on the Selling Securityholder Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared in cash per share on, the Selling Securityholder Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Selling Securityholder Preferred Stock and such other Parity Stock bear to each other.

If we are unable to, or otherwise fail to, pay dividends in full on the Selling Securityholder Preferred Stock on any Dividend Payment Date as described above, the Accreted Liquidation Preference will be increased as of the first day of the immediately succeeding dividend period by the Accretion Amount (as defined below) in respect of the unpaid dividends. If we pay a portion of the dividends payable on the Selling Securityholder Preferred Stock on a Dividend Payment Date and accrete the unpaid portion, we will pay the current portion equally and ratably to the holders of the Selling Securityholder Preferred Stock. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the Accreted Liquidation Preference as of the first day of the relevant dividend period.

We may pay all or a portion of the amount by which the Accreted Liquidation Preference of a share of the Selling Securityholder Preferred Stock exceeds $1,000 per share of Selling Securityholder Preferred Stock on (i) any Dividend Payment Date or (ii) any other date fixed by the Board or a duly authorized committee thereof. The Company shall make any such payment in cash and any such payment shall be made equally and ratably to the holders of the Selling Securityholder Preferred Stock. The Accreted Liquidation Preference of each share of Selling Securityholder Preferred Stock will be reduced as of the first day following the date of such payment by the amount of such payment (the “Paydown Amount”) and the amount of dividends will be calculated on the basis of the reduced Accreted Liquidation Preference for the period of time from the date of such reduction until the applicable Dividend Payment Date.

We will use our reasonable best efforts to provide notice to the holders of the Selling Securityholder Preferred Stock not later than ten days prior to each Dividend Payment Date if we determine that we will not pay dividends on that Dividend Payment Date. Such notice shall be given by issuing a press release as described under “— Notices” below and by notifying our transfer agent. If a development occurs less than ten days prior to a Dividend Payment Date that will prevent us from paying dividends on that Dividend Payment Date, and we have not already provided notice, we will provide prompt notice to the holders of Selling Securityholder Preferred Stock and our transfer agent as set forth above. The notice will indicate whether we will accrete all or a portion of the dividends, as well as the amount of the dividends to be accreted. Any failure by us to deliver such notice will not impair our ability to accrete dividends in any respect.

“Accretion Amount” per share of Selling Securityholder Preferred Stock for any Dividend Payment Date on which accrued dividends are not paid in full, means the product of (i) the accretion rate of 4% per annum, calculated on a quarterly basis, as such may be adjusted pursuant to the Certificate of Designation, (ii) the Accreted Liquidation Preference as of the first day of the relevant dividend period and (iii) the fraction of the accrued dividends for that dividend period that were not paid on the Dividend Payment Date.

“Accreted Liquidation Preference” per share of Selling Securityholder Preferred Stock means, as of any date, $1,000 increased by the sum of the Accretion Amounts, if any, for all prior Dividend Payment Dates, and decreased by the sum of the Paydown Amounts, if any, for all prior Dividend Payment Dates or other dates on which Paydown Amounts were paid.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, each holder of Selling Securityholder Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Stock, an amount equal to the greater of (i) the aggregate Accreted Liquidation Preference attributable to shares of Selling Securityholder Preferred Stock held by such holder, subject to adjustment as provided under “— Miscellaneous” below, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period, and (ii) the product of (x) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible (assuming the conversion of each share of Selling Securityholder Preferred Stock and without deduction for the Accreted Liquidation Preference otherwise payable pursuant to clause (i)), multiplied by (y) the number of shares of Common Stock or such other securities into which the shares of Selling Securityholder Preferred Stock held by such holder are then convertible.

None of (i) the sale of all or substantially all of our property or business (other than in connection with our voluntary or involuntary liquidation, dissolution or winding-up), (ii) our merger, conversion or consolidation into or with any other person or (iii) the merger, conversion or consolidation of any other person into or with us, shall constitute our voluntary or involuntary liquidation, dissolution or winding-up for the purposes of the immediately preceding paragraph.

In the event our assets available for distribution to the holders of the Selling Securityholder Preferred Stock upon any of our liquidation, winding-up or dissolution, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Selling Securityholder Preferred Stock, ratably, in proportion to the full distributable amounts for which such holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.

After the payment to the holders of the Selling Securityholder Preferred Stock of the full preferential amounts provided for above, such holders shall have no right or claim to any of our remaining assets.

Voting Rights

The holders of the Selling Securityholder Preferred Stock shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The holders of the Selling Securityholder Preferred Stock shall participate in such votes as if the shares of Selling Securityholder Preferred Stock were converted into shares of Common Stock as of the record date for the determination of holders of Common Stock entitled to vote. In addition, each holder of Selling Securityholder Preferred Stock shall have one vote for each share of Selling Securityholder Preferred Stock held by such holder on all matters voted upon by the holders of Selling Securityholder Preferred Stock as a separate class, as well as voting rights specifically required by the DGCL from time to time.

So long as any Selling Securityholder Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Company Certificate, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Selling Securityholder Preferred Stock, voting separately as a single class, will be required (i) for any amendment of the Company Certificate if the amendment would alter or change the powers, preferences, privileges or rights of the holders of the Selling Securityholder Preferred Stock so as to affect them adversely, (ii) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Senior Stock, or (iii) to reclassify any of our authorized stock into any Parity Stock or Senior Stock, or any obligation or security convertible into or evidencing a right to purchase any Parity Stock or Senior Stock, provided that, for avoidance of doubt, no such vote shall be required for us to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Junior Stock.

Conversion Rights

Each share of Selling Securityholder Preferred Stock is convertible, in whole or in part, at the option of the holder thereof (“Optional Conversion”), into the number of shares of Common Stock (the “Conversion Rate”) obtained by dividing (i) the Accreted Liquidation Preference by (ii) the Conversion Price then in effect. The initial Conversion Price of the Selling Securityholder Preferred Stock is $7.00 per share.

Holders of shares of Selling Securityholder Preferred Stock who convert their shares on a day other than a Dividend Payment Date will not be entitled to any accrued dividends for the dividend period in which they convert their shares. Accordingly, shares of Selling Securityholder Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the immediately succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Such holders will be entitled to receive the dividend payment on those shares on that Dividend Payment Date. A holder of Selling Securityholder Preferred Stock on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by us on the Selling Securityholder Preferred Stock on that date (and if we fail to pay such dividend, such holder’s shares converted on such date will be converted at a Conversion Rate that reflects the Accreted Liquidation Preference after giving effect to such failure), and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Selling Securityholder Preferred Stock for conversion. Except as provided above, upon any Optional Conversion of shares of Selling Securityholder Preferred Stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Selling Securityholder Preferred Stock as to which Optional Conversion has been effected or for dividends on the shares of Common Stock issued upon such Optional Conversion.

The conversion right of a holder of Selling Securityholder Preferred Stock shall be exercised by such holder by the surrender to us of the certificates representing shares of Selling Securityholder Preferred Stock to be converted at any time during usual business hours at our principal place of business or the offices of our transfer agent, accompanied by written notice to the Company that such holder elects to convert all or a portion of the shares of Selling Securityholder Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by us or our transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to us or our transfer agent duly executed by such holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required under the Certificate of Designation. The date on which such holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” We will deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) due upon conversion, together with any cash in lieu of fractional shares in accordance with the provisions described under “— Fractional Shares” below. Immediately prior to the close of business on the Conversion Date, each converting holder shall be deemed to be the holder of record of the shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) issuable upon conversion of such holder’s Selling Securityholder Preferred Stock notwithstanding that our share register shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) shall not then be actually delivered to such holder. On the Conversion Date, all rights with respect to the shares of Selling Securityholder Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) into which such shares of Selling Securityholder Preferred Stock have been converted and cash in lieu of any fractional shares, in accordance with the provisions described under “— Fractional Shares” below and (b) exercise the rights to which they are entitled as holders of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible).

Settlement Upon Conversion

We will satisfy our obligation to deliver shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) upon conversion of Selling Securityholder Preferred Stock by delivering to holders surrendering shares for conversion a number of shares of Common Stock (or such other class or series of securities into which the Selling Securityholder Preferred Stock is then convertible) equal to the product of (x) the aggregate number of shares of Selling Securityholder Preferred Stock to be converted multiplied by (y) the Conversion Rate then in effect (provided that we will deliver cash in lieu of fractional shares in accordance with the provisions described under “— Fractional Shares” below), as soon as practicable after the third trading day (but in no event later than the fifth business day) following the Conversion Date.

Anti-Dilution Adjustments

The Conversion Price shall be subject to the following adjustments from time to time:

•

Stock Dividends.    In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the record date.

•

Stock Purchase Rights.    In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common

Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustment to the Conversion Price shall be made if the holders of Selling Securityholder Preferred Stock would be entitled to receive such options, warrants or other rights upon conversion at any time of shares of Selling Securityholder Preferred Stock into Common Stock; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering event occurs.

•

Stock Splits, Reverse Splits and Combinations.    In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the effective date of such combination or reclassification shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

•

Debt, Asset or Security Distributions.    In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “— Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off (as defined below), or any dividend or distribution referred to under “— Stock Dividends” above, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of our stockholders entitled to receive such distribution. In any case in which this provision is applicable, the terms described under “— Spin-offs” below shall not be applicable.

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Spin-offs.    In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Conversion Price under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

•

Tender Offers.    In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to our stockholders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to our stockholders pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Rate. No adjustment shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).

We may make such reductions in the Conversion Price, in addition to those described above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such a reduction in the Conversion Price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction in the Conversion Price.

Upon conversion of the Selling Securityholder Preferred Stock, to the extent that the holders of the Selling Securityholder Preferred Stock receive Common Stock, such holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with the provisions described under “— Fractional Shares” below, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price, provided that the Company has provided for the holders of the Selling Securityholder Preferred Stock to receive such rights upon conversion.

Whenever the Conversion Price is adjusted as described above, we will (i) compute the Conversion Price and prepare and transmit to our transfer agent an officer’s certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of the Selling Securityholder Preferred Stock of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

If we take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon our plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

The applicable Conversion Price will not be adjusted:

•

upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

•

upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on the Issue Date pursuant to the Investment Agreement.

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in Our Stock

In the event of any reclassification of outstanding shares of Common Stock (with certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Selling Securityholder Preferred Stock, a holder will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Selling Securityholder Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the Certificate of Designation, the holders of the Selling Securityholder Preferred Stock shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Certificate of Designation.

Consolidation, Merger and Sale of Assets

The Company, without the consent of the holders of the Selling Securityholder Preferred Stock (but subject, for avoidance of doubt, to the right of such holders to vote on any such transaction as described under “— Voting Rights” above) may consolidate with or merge into any other person or convey, transfer or lease all or substantially all its assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, however, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Selling Securityholder Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Selling Securityholder Preferred Stock had immediately prior to such transaction; and (iii) we deliver to our transfer agent an officer’s certificate and an opinion of counsel, acceptable to our transfer agent, stating that such transaction complies with the Certificate of Designation.

Upon our consolidation with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all of our assets as described above, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under the shares of Selling Securityholder Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Selling Securityholder Preferred Stock.

Notices

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock by issuing a press release, rather than directly to such holders, we will do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

When we are required, pursuant to the Certificate of Designation, to give notice to the holders of the Selling Securityholder Preferred Stock without specifying the method of giving such notice, we will do so by sending notice via first class mail or by overnight courier to the holders of record as of a reasonably current date.

Fractional Shares

No fractional shares of Common Stock shall be issued to holders of Selling Securityholder Preferred Stock. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Selling Securityholder Preferred Stock surrendered by any such holder upon a conversion, such holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of conversion.

Miscellaneous

The Accreted Liquidation Preference and the annual dividend rate and accretion ratio each shall be subject to equitable adjustment whenever a stock split, combination, reclassification or other similar event involving the Selling Securityholder Preferred Stock occurs. Such adjustments shall be determined in good faith by the Board (and such determination shall be conclusive) and submitted by the Board to the transfer agent.

If we take any action affecting the Common Stock, other than any action described under “— Anti-Dilution Adjustments” above, that in the opinion of the Board would materially adversely affect the conversion rights of the holders of Selling Securityholder Preferred Stock, then the Conversion Price for the Selling Securityholder Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board may determine to be equitable in the circumstances.

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon conversion of the Selling Securityholder Preferred Stock; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of the Selling Securityholder Preferred Stock to be converted, and such holder shall be responsible for any such tax.

The Selling Securityholder Preferred Stock is not redeemable.

The Selling Securityholder Preferred Stock is not entitled to any preemptive or subscription rights in respect of our securities.

The provisions of the DGCL, the Company Certificate and the Bylaws described under “Description of Common Stock — Anti-Takeover Effects of Various Provisions of Delaware Law and the Company Certificate and Bylaws” are incorporated in this “Description of Selling Securityholder Preferred Stock.”

Registration Rights Agreement

The Selling Securityholder Preferred Stock has the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders — Registration Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for the Selling Securityholder Preferred Stock is Computershare Trust Company, N.A., whose principal executive office is located at 250 Royall Street, Canton, MA 02021.

DESCRIPTION OF SELLING SECURITYHOLDER WARRANTS

The summary of the material terms of the Selling Securityholder Warrants below is qualified in its entirety by reference to the Form of Selling Securityholder Warrant Certificate, a copy of which is included as Exhibit 4.2 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Selling Securityholder Warrants that is important to you. We encourage you to read carefully the Form of Selling Securityholder Warrant Certificate in its entirety. Unless the context otherwise requires, definitions of terms provided in this “Description of Selling Securityholder Warrants” apply solely for purposes of this section.

Common Stock Subject to the Selling Securityholder Warrants

Each Selling Securityholder Warrant initially entitles the holder thereof to purchase one share of Common Stock. The Selling Securityholder Warrants, in the aggregate, initially grant the holders thereof the right to purchase an aggregate of 10,714,286 shares of Common Stock at an exercise price of $7.00 per share of Common Stock, in each case subject to certain anti-dilution adjustments as described under “— Anti-Dilution Adjustments” below. Currently there are 10,714,286 Selling Securityholder Warrants unexercised and outstanding.

Exercise of the Selling Securityholder Warrants

The Selling Securityholder Warrants are exercisable in whole or in part from time to time on any business day beginning on September 2, 2011 and ending on September 2, 2021. Any unexercised Selling Securityholder Warrants shall expire and the rights of the holders of such Selling Securityholder Warrants to purchase Common Stock shall terminate at the close of business on September 2, 2021. In order to exercise a Selling Securityholder Warrant, the holder thereof must (i) surrender their warrant certificate to us, with the exercise subscription form attached thereto duly completed and executed, and (ii) pay in full the exercise price then in effect for the shares of Common Stock as to which such warrant certificate is submitted for exercise. Such payment shall be made to us in cash, by bank wire transfer in immediately available funds to an account designated by us.

If fewer than all the Selling Securityholder Warrants represented by a warrant certificate are surrendered, their warrant certificate shall be surrendered and a new warrant certificate of the same tenor and for the number of Selling Securityholder Warrants that were not surrendered shall promptly be executed and delivered to the person or persons as may be directed in writing by the holder thereof, and we will register the new warrant certificate in the name of such person or persons. Any new warrant certificate shall be executed on behalf of us by our President, Chief Executive Officer, Chief Financial Officer or Secretary, either manually or by facsimile signature printed thereon. In case any of our officers whose signature shall have been placed upon any warrant certificate shall cease to be such officer before issue and delivery thereof, such warrant certificate may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such officer.

Upon surrender of a warrant certificate in accordance with the provisions contained therein, we will instruct our transfer agent to transfer to the holder thereof appropriate evidence of ownership of any shares of Common Stock or other securities or property (including cash) to which such holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by such holder (subject to the terms of the warrant certificate), and shall deliver such evidence of ownership and any other securities or property (including cash) to the person or persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as described under “— Fractional Shares” below. Upon payment of the exercise price therefor, the holder of Selling Securityholder Warrants (or its designee) shall be deemed to own and have all of the rights associated with any Common Stock or other securities or property (including cash) to which it is entitled pursuant to the warrant certificate upon the surrender thereof.

Anti-Dilution Adjustments

The number of shares issuable upon exercise of the Warrants and the exercise price shall be subject to the following adjustments from time to time:

•

Stock Dividends.    In case we pay or make a dividend or other distribution on the Common Stock in Common Stock, the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date for such dividend or distribution, shall be adjusted so that the holder of the Selling Securityholder Warrants shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of the dividend or other distribution, had such Selling Securityholder Warrant been exercised immediately prior to the record date; and, in the event of any such adjustment, the exercise price, as in effect at the opening of business on the day following the record date for such dividend or other distribution, shall be adjusted by multiplying such exercise price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the record date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. Such adjustments shall become effective immediately after the opening of business on the day following the record date.

•

Stock Purchase Rights.    In case we issue to all holders of Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value (as defined below) on the record date for such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant shall be adjusted by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant, as in effect at the opening of business on the day following the record date, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the record date shall be adjusted by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock which the aggregate consideration expected to be received by us upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly. Such adjustments shall become effective immediately after the opening of business on the day following the record date; provided, however, that no such adjustments shall be made if such holder would be entitled to receive such options, warrants or other rights upon exercise at any time of the Selling Securityholder Warrants; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of certain triggering events, then no such adjustments shall be made until such triggering event occurs.

•

Stock Splits, Reverse Splits and Combinations.    In case outstanding shares of Common Stock are subdivided, split or reclassified into a greater number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of

Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such subdivision, split or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date of such subdivision, split or reclassification shall be proportionately reduced. Conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, then the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be adjusted so that the holder thereof shall thereafter be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive had such Selling Securityholder Warrant been exercised immediately prior to the effective date of such combination or reclassification; and, in the event of any such adjustment, the exercise price in effect at the opening of business on the day following the effective date upon of such combination or reclassification shall be proportionately increased. Such adjustments will become effective immediately after the opening of business on the day following the effective date of such subdivision, split, reclassification or combination.

•

Debt, Asset or Security Distributions.    In case we, by dividend or otherwise, distribute to all holders of Common Stock evidences of our indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to under “— Stock Purchase Rights” above, any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-off (as defined below) referred to under “— Spin-offs” below, or any dividend or distribution referred to in
“— Stock Dividends” above), then the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately prior to the record date by a fraction, the numerator of which shall be the Market Value on the record date plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value on the record date; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price in effect immediately prior to the close of business on the record date for such distribution by a fraction, the numerator of which shall be the Market Value on the record date and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock. Such adjustments shall become effective immediately prior to the opening of business on the day following the record date for such distribution. In any case in which this provision is applicable, the terms described under “— Spin-offs” below shall not be applicable.

•

Spin-offs.    In the case of a Spin-off, the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the record date for such distribution shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Selling Securityholder Warrant immediately before the close of business on such date by a fraction, the numerator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock, and the denominator of which shall be the Market Value; and, in the event of any such adjustment, the exercise price in effect immediately prior to the close of business on the record date for such distribution shall be reduced by multiplying the exercise price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustments under this provision will occur on the date that is the earlier of (1) the tenth trading day from, and including, the effective date of the Spin-off and (2) the date of the initial public offering of the securities being distributed in the Spin-off, if that initial public offering is effected simultaneously with the Spin-off.

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Tender Offers.    In the case that a tender or exchange offer made by us or any of our subsidiaries for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board resolution) per share of Common Stock that exceeds the closing sale price of the Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the number of shares of Common Stock issuable upon the exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon exercise of each Selling Securityholder Warrant immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time; and, in the event of any such adjustment, the exercise price shall be reduced by multiplying the exercise price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (x) the Market Value on the date of the Expiration Time and (y) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (x) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of Purchased Shares plus (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

Notwithstanding anything to the contrary, no adjustment need be made to the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price immediately prior to the making of such adjustment. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of a Selling Securityholder Warrant or the exercise price immediately prior to the making of such adjustment. No adjustment to the exercise price shall be made if such adjustment will result in an exercise price that is less than the par value of the Common Stock. All adjustments to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share) or the nearest $0.0001 (or if there is not a nearest $0.0001 to the next lower $0.0001), as the case may be.

We may make such increases in the number of shares issuable upon exercise of the Selling Securityholder Warrants or reductions in the exercise price, in addition to those required above, as the Board considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. In the event we elect to make such an increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or such a reduction in the exercise price, we will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if and to the extent that such laws and regulations are applicable in connection with the increase in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the reduction in the exercise price.

Upon exercise of the Selling Securityholder Warrants by a holder thereof, to the extent that such holder receives Common Stock, such holder shall receive, in addition to the shares of Common Stock and any cash for fractional shares as described under “— Fractional Shares” below, if any, the rights issued under any future stockholder rights plan we may establish whether or not such rights are separated from the Common Stock prior to exercise. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price
“— Stock Purchase Rights” and “— Debt, Asset or Security Distributions” above, provided that we have provided for the holder to receive such rights upon exercise.

If we take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares issuable upon exercise of the Selling Securityholder Warrants or the exercise price then in effect shall be required by reason of the taking of such record.

The applicable number of shares issuable upon exercise of the Selling Securityholder Warrants and exercise price shall not be adjusted:

•

upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

•

upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our Subsidiaries;

•	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

•	for a change in the par value of the Common Stock;

•	for accrued and unpaid dividends on the Selling Securityholder Preferred Stock; or

•	for the 4-for-1 reverse stock split consummated on September 2, 2011 pursuant to the Investment Agreement.

“Market Value” means, with respect to any date of determination, the average closing sale price of the Common Stock for a five consecutive trading day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Spin-off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company.

Recapitalizations, Reclassifications and Changes in the Common Stock

In the event of any reclassification of outstanding shares of Common Stock (subject to certain exceptions), or any consolidation or merger of us with or into another person (other than with one of our subsidiaries) or any merger of another person with or into us (other than a consolidation or merger in which we are the resulting or surviving person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another person of all or substantially all of our assets (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon exercise of the Selling Securityholder Warrants, the holder thereof will be entitled to receive the kind and amount of securities (of us or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock issuable upon exercise of the Selling Securityholder Warrants immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of Common Stock. In the event that at any time, as a result of an adjustment made pursuant to the terms of the Warrant Certificate, the holder thereof shall become entitled upon exercise to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon exercise and the exercise price therefor shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in the Warrant Certificate.

Fractional Shares

No fractional shares of Common Stock shall be issued to a holder of Selling Securityholder Warrants upon exercise of any Selling Securityholder Warrant. In lieu of any fraction of a share of Common Stock that would otherwise be issuable upon exercise of the aggregate number of Selling Securityholder Warrants exercised by such holder, the holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the closing sale price on the trading day next preceding the date of exercise.

Notice of Adjustment

Whenever the number of shares of Common Stock or other stock or property issuable upon the exercise of each Selling Securityholder Warrant or the exercise price is adjusted, we will (i) compute such adjustment and prepare and transmit to our transfer agent an officer’s certificate setting forth the adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment (or if we are not aware of such occurrence, as soon as practicable after becoming so aware), we or, at our request and expense, our transfer agent shall provide a written notice to the holders of Selling Securityholder Warrants of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment was determined and setting forth the adjusted amount.

Voting Rights

Prior to the exercise of the Selling Securityholder Warrants, the holders of such Selling Securityholder Warrants, in their capacity as such, shall not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter.

Miscellaneous

We will pay all transfer, stamp and other similar taxes due with respect to the issuance or delivery of shares of Common Stock or other securities or property upon exercise of the Selling Securityholder Warrants; provided, however, that we will not be required to pay any tax that may be payable with respect to any transfer involved in the issuance or delivery of shares of Common Stock or other securities or property in a name other than that of the holder of such Selling Securityholder Warrants, and such holder shall be responsible for any such tax.

Applicable Law

The Selling Securityholder Warrants and all rights arising thereunder are construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Registration Rights Agreement

The Selling Securityholder Warrants have the benefit of certain registration rights under the Securities Act pursuant to the Registration Rights Agreement described under “Selling Securityholders — Registration Rights Agreement.”

SELLING SECURITYHOLDERS

We are registering for resale shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or exercise of the Selling Securityholder Warrants held by certain selling securityholders. The shares of Selling Securityholder Preferred Stock and Selling Securityholder Warrants to be sold by the selling securityholders were acquired by certain of the selling securityholders on September 2, 2011 in a private placement of 75,000 shares of Selling Securityholder Preferred Stock and 10,714,286 Selling Securityholder Warrants.

The prospectus supplement for any offering by the selling securityholders of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock will include the following information:

•	the name of each participating selling securityholder;

•	the nature of any position, office or other material relationship which each selling securityholder has had within the past three years with us or any of our predecessors or affiliates;

•	the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock held by each selling securityholder prior to the offering;

•	the number of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock to be offered for each selling securityholder’s account; and

•

the number, and, if applicable, the percentage of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock held by each of the selling securityholders before and after the offering.

Registration Rights Agreement

The selling securityholders have rights pursuant to the Registration Rights Agreement dated as of September 2, 2011 (the “Registration Rights Agreement”), by and among JPE, the other holders of registrable securities and designated secured lenders from time to time party thereto and the Company. The summary of the material terms of the Registration Rights Agreement below is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is included as Exhibit 4.3 to the registration statement of which this prospectus is a part and incorporated by reference herein. This summary may not contain all of the information about the Registration Rights Agreement that is important to you. We encourage you to read carefully the Registration Rights Agreement in its entirety.

The Registration Rights Agreement provides the selling securityholders from time to time party thereto with certain rights to cause the Company to register the sale of shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and shares of Common Stock issued or issuable upon conversion of the Selling Securityholder Preferred Stock or upon exercise of the Selling Securityholder Warrants, in each case other than any such securities that are then freely transferable without registration pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or other restrictions under Rule 144. We refer to the securities that are subject to registration under the Registration Rights Agreement as provided above as “Registrable Securities.”

Demand Registrations

At any time, holders of Registrable Securities representing no less than a majority of the Common Stock constituting Registrable Securities or issuable upon conversion of Selling Securityholder Preferred Stock or exercise of Selling Securityholder Warrants constituting Registrable Securities may request registration of the sale of such securities by giving the Company written notice thereof. The Company must then use reasonable best efforts to (i) file a registration statement registering such Registrable Securities as promptly as reasonably practicable and in any event within 30 days (if on Form S-3) or 45 days (if on Form S-1) and (ii) have such registration statement declared effective as promptly as reasonably practicable thereafter (subject to certain customary exceptions). Such majority holders may request a total of three demand registrations.

Piggyback Registrations

If the Company registers its securities on a registration statement that permits the inclusion of the Registrable Securities, the Company must give JPE prompt written notice thereof (subject to certain exceptions). The Company must then include on such registration statement all Registrable Securities requested to be included therein (subject to certain exceptions).

Expenses of Registration and Selling

Subject to certain exceptions, all expenses incurred in connection with the registration or sale of the Registrable Securities will be borne by the Company.

JPE Lock-up Letter

Notwithstanding JPE’s rights under the Registration Rights Agreement and the registration of the Registrable Securities hereunder, in order to reinforce JPE’s long-term commitment to the Company and its stockholders, JPE, acting unilaterally and voluntarily, committed to the Company on September 2, 2011 that, during the period ending one year from the closing of the JPE Equity Investment, it will not sell or otherwise transfer any of the Selling Securityholder Preferred Stock or Selling Securityholder Warrants or the Common Stock issued or issuable upon conversion or exercise thereof, other than transfers to affiliates who also make such commitment, or as security for financial planning purposes and charitable contributions. A copy of the letter from JPE to the Company documenting this commitment is included as Exhibit 99.1 to the registration statement of which this prospectus is a part and is incorporated by reference herein.

PLAN OF DISTRIBUTION

We and any selling securityholders may sell the securities offered by this prospectus and applicable prospectus supplements:

•	to or through underwriters or through dealers;

•	in short or long transactions;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

If underwriters are used to sell securities, we and, if applicable, certain of our selling securityholders, will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that connection, underwriters may receive compensation from us or the selling securityholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to an offering of securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities being offered and the proceeds to us, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers;

•	in the case of the Debt Securities, the interest rate, maturity and redemption provisions;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the securities exchanges on which the securities may be listed, if any; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions in accordance with the rules of the NYSE Amex:

•	at a fixed price or prices that may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by the underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We or the selling securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with us or the selling securityholders, including, without limitation, in connection with distributions of the securities by those broker-dealers. We or the selling securityholders may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. We or the selling securityholders may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

Securities may be sold directly by us or the selling securityholders or through agents designated by us or the selling securityholders from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us or the selling securityholders to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we or the selling securityholders will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us or the selling securityholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. Institutions to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company or the selling securityholders. The underwriters and other persons soliciting such contracts will have no responsibility for the validity of such arrangements or the performance of the Company or the selling securityholders or such institutions thereunder.

Underwriters, dealers and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement and will be subject to the restrictions and limitations contained in the applicable provisions, if any, of Delaware law and the Company Certificate. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business, for which they receive compensation. However any possible conflicts of interest of any underwriter, dealer or agent will be disclosed in the applicable prospectus supplement.

Any underwriters to whom securities are sold by us or the selling securityholders for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Exchange Act. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us or the selling securityholders in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the NYSE Amex, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

The selling securityholders may also sell the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock in one or more privately negotiated transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act, Section 4(1) of the Securities Act or other applicable exemptions, regardless of whether the shares of Selling Securityholder Preferred Stock, Selling Securityholder Warrants and/or shares of Common Stock, as the case may be, are covered by the registration statement of which this prospectus forms a part. Such sales, if any, will not form part of the plan of distribution described in this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each such sale.

Because the selling securityholders may be deemed to be “underwriters” under the Securities Act, the selling securityholders must deliver this prospectus and any prospectus supplement in the manner required by the Securities Act.

Each series of offered securities will be a new issue, other than the shares of Common Stock, which are listed on the NYSE Amex, and the Selling Securityholder Preferred Stock and Selling Securityholder Warrants. We may elect to list any series of offered securities on an exchange, and in the case of the Common Stock, on any additional exchange, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.xpocorporate.com. The contents of our website are not incorporated by reference into or otherwise part of this prospectus and our website address is included as an inactive textual reference only. We also furnish our stockholders with annual reports containing consolidated financial statements audited by an independent accounting firm. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement, until all of the securities offered hereby are sold. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed by us with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

•

Current Reports on Form 8-K filed on March 22, 2011 (as amended), March 31, 2011, June 13, 2011, June 14, 2011, June 22, 2011, July 22, 2011, August 15, 2011 (under Items 8.01 and 9.01), September 1, 2011 and September 6, 2011.

The re-audited consolidated financial statements included as Exhibit 99.1 to our Current Report on Form 8-K filed on August 15, 2011 (under Items 8.01 and 9.01) supersede the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference but not delivered with the prospectus. You can obtain free copies of such documents if you call us at (269) 695-2700 or write us at the following address: 429 Post Road, Buchanan, Michigan 49107. You may also visit our website at www.xpocorporate.com for free copies of any such document.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein may contain summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

LEGAL MATTERS

Certain matters with respect to the validity of the offered securities will be passed upon by Cravath, Swaine & Moore LLP, New York, New York. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of XPO Logistics, Inc. (formerly Express-1 Expedited Solutions, Inc.) as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.